        As filed with the Securities and Exchange Commission on November 1, 2001
                                                  Registration No. 333-68550

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                Amendment No.2 to

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            WESTFIELD FINANCIAL, INC.
             (exact name of registrant as specified in its charter)

         Massachusetts                      6035             Application Pending
(state or other jurisdiction of       (Primary Standard         (IRS Employer
 incorporation or organization)  Classification Code Number) Identification No.)

                               c/o Westfield Bank
                                 141 Elm Street
                         Westfield, Massachusetts 01085
                                 (413) 568-1911
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                _________________

                               Donald A. Williams
                      President and Chief Executive Officer
                                 Westfield Bank
                                 141 Elm Street
                         Westfield, Massachusetts 01085
                                 (413) 572-4212
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                _________________

                                   Copies to:
                            Richard A. Schaberg, Esq.
                             Thacher Proffitt & Wood
                      1700 Pennsylvania Ave, N.W., Ste. 800
                             Washington, D.C. 20006
                                 (202) 347-8400

                                _________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]


                                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                   Proposed Maximum
   Title of each Class of        Amount to be     Offering Price Per        Proposed Maximum           Amount of Registration Fee(3)
 Securities to be Registered     Registered(1)         Share(2)         Aggregate Offering Price(2)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock $.01 par Value       4,972,600           $ 10.00                 $ 49,726,000                     $ 12,432
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2)  Estimated solely for the purpose of calculating the registration fee.

(3)  Previously paid

The Registrant hereby amends this Registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            WESTFIELD FINANCIAL, INC.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form S-1:

Registration Statement Item and Caption                Location or Headings in Prospectus
---------------------------------------                ----------------------------------
1.       Forepart of the Registration Statement and    Outside Front Cover Page
         Outside Front Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages     Inside Front and Outside Back Cover Pages
         of Prospectus

3.       Summary Information and Risk Factors          Summary; Risk Factors

4.       Use of Proceeds                               Summary--How We Intend to Use the Proceeds We Raise from the
                                                       Offering; How We Intend to Use the Proceeds from the Stock Offering

5.       Determination of Offering Price               Summary---How We Determined the Offering Range and the $10.00
                                                       Price Per Share; The Reorganization and the Stock Offering--How We
                                                       Determined the Offering Range and the $10.00 Price Per Share

6.       Dilution                                      Not Applicable

7.       Selling Security Holders                      Not Applicable

8.       Plan of Distribution                          Summary--Persons Who May Order Stock in the Stock Offering; The
                                                       Reorganization and the Stock Offering--Subscription Offering and
                                                       Subscription Rights, Direct Community Offering and Syndicated
                                                       Community Offering

9.       Description of Securities to be Registered    Description of Capital Stock of Westfield Financial, Inc

10.      Interests of Named Experts and Counsel        Not Applicable

11.      Information with Respect to the Registrant    Outside Front Cover Page; Summary--The Companies; Summary--Our
                                                       Directors, Officers and Employees Will Have Additional
                                                       Compensation and Benefit Programs After the Reorganization and
                                                       Stock Offering; Selected Consolidated Financial and Other Data;
                                                       Westfield Bank; Westfield Financial, Inc.; Westfield Mutual
                                                       Holding Company; Our Policy Regarding Dividends; Market for the
                                                       Common Stock; Regulatory Capital Compliance; Capitalization; Pro
                                                       Forma Data; Westfield Mutual Holding Company Consolidated
                                                       Statements of Income; Management's Discussion and Analysis of
                                                       Financial Condition and Results of Operations; Business of
                                                       Westfield Bank; Business of Westfield Financial and Business of
                                                       Westfield Mutual Holding Company; Regulation of Westfield Bank,
                                                       Westfield Financial and Westfield Mutual Holding Company;
                                                       Dividends Waivers By Westfield Mutual Holding Company; Taxation;
                                                       Management; Executive Officers; The Reorganization and the Stock
                                                       Offering; Restrictions on Acquisition of Westfield Financial, Inc.
                                                       and Westfield Bank; Description of Capital Stock of Westfield
                                                       Financial, Inc.; Financial Statements

12.      Disclosure of Commission Position on          Not Applicable
         Indemnification for Securities Act
         Liabilities

PROSPECTUS

[LOGO]

                                                       WESTFIELD FINANCIAL, INC.
                                     Proposed Holding Company for Westfield Bank
                                          Up to 4,972,600 Shares of Common Stock


Westfield Financial, Inc., a Massachusetts-chartered stock holding company, is offering for sale up to 4,972,600 shares, or 47% of its common stock. Westfield Financial will issue the remaining 53% of its shares to Westfield Mutual Holding Company, a Massachusetts chartered mutual holding company. Westfield Financial has been organized as the mid-tier stock holding company subsidiary of Westfield Mutual Holding Company, and will own 100% of the common stock of Westfield Bank, a Massachusetts-chartered stock savings bank. We have applied to have the common stock of Westfield Financial listed on the American Stock Exchange under the symbol "WFD."

                -------------------------------------------------

                              TERMS OF THE OFFERING

                             Price: $10.00 per share

                                                                                Minimum              Maximum
                                                                             ---------------     --------------
  Number of shares                                                                 3,196,000          4,324,000
  Underwriting commissions and expenses                                      $       458,048     $      613,707
  Net proceeds to Westfield Financial .                                      $    30,602,000     $   41,726,000
  Net proceeds per share to Westfield Financial                              $          9.58     $         9.65

    We may sell up to 4,972,600 shares because of regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers.

     ---------------------------------------------------------------------

   This investment involves a degree of risk, including the possible loss of principal. Please read the Risk Factors beginning on page ___.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other governmental agency.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Commissioner of Banks of the Commonwealth of Massachusetts nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We are offering the common stock on a best efforts basis, subject to certain conditions. The minimum number of shares that you may purchase is 25 shares. Funds received prior to the completion of the stock offering will be held in an account at Westfield Bank that will bear interest at its savings passbook rate. This stock offering is expected to terminate on _________, 2001.


For information on how to subscribe, call the Stock Information Center at (413) 562-6153.



                          -----------------------------
                          Keefe, Bruyette & Woods, INC.
                          -----------------------------

                                __________, 2001

--------------------------------------------------------------------------------







                     [MAP OF WESTFIELD BANK BRANCH OFFICES]






--------------------------------------------------------------------------------

                                Table of Contents

                                                                                                               Page
Summary ...................................................................................................     1
Risk Factors ..............................................................................................     11
Forward-Looking Statements ................................................................................     14
Selected Consolidated Financial And Other Data ............................................................     15
Recent Developments .......................................................................................     17
Westfield Bank ............................................................................................     23
Westfield Financial, Inc ..................................................................................     23
Westfield Mutual Holding Company ..........................................................................     24
How We Intend To Use The Proceeds From The Stock Offering .................................................     24
Our Policy Regarding Dividends ............................................................................     26
Market For The Common Stock ...............................................................................     27
Regulatory Capital Compliance .............................................................................     28
Capitalization ............................................................................................     29
Pro Forma Data ............................................................................................     30
Westfield Mutual Holding Company Consolidated Statements Of Income ........................................     36
Management's Discussion and Analysis of Financial Condition And Results of Operations .....................     37
Business of Westfield Bank ................................................................................     56
Business of Westfield Financial ...........................................................................     70
Business of Westfield Mutual Holding Company ..............................................................     81
Regulation of Westfield Bank, Westfield Financial and Westfield Mutual Holding Company ....................     82
Dividend Waivers by Westfield Mutual Holding Company ......................................................     83
Taxation ..................................................................................................     98
Management ................................................................................................    100
The Reorganization and the Stock Offering .................................................................    101
Restrictions on Transfer of Subscription Rights and Shares of Common Stock ................................    115
Restrictions on Acquisition of Westfield Financial and Westfield Bank .....................................    129
Description of Capital Stock of Westfield Financial .......................................................    134
Legal and Tax Opinions ....................................................................................    139
Experts ...................................................................................................    141
Registration Requirements .................................................................................    141
Where You Can Find Additional Information .................................................................    141

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                     Summary

         To understand the stock offering more, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements beginning on page F-1.

Our Reorganization and Stock Offering

         Westfield Mutual Holding Company has organized Westfield Financial to offer up to 4,972,600 shares of Westfield Financial's common stock to the public. The shares we are offering represent less than half of the outstanding shares of common stock of Westfield Financial. More than half of the outstanding shares of the common stock of Westfield Financial will be owned by Westfield Mutual Holding Company. After the reorganization and stock offering, Westfield Financial will own 100% of Westfield Bank.

         This chart shows our new structure after the reorganization and stock offering:


                              [CHART APPEARS HERE]

The Companies

Westfield Bank

         Westfield Bank is a Massachusetts-chartered stock savings bank that is currently a wholly-owned subsidiary of Westfield Mutual Holding Company, a Massachusetts-chartered mutual holding company. Westfield Bank was formed in 1853 and reorganized into a mutual holding company structure without a stock offering in 1995. Historically, Westfield Bank has been a community-oriented provider of banking products and services to businesses and individuals, including traditional products such as residential and commercial real estate loans, consumer loans and a variety of deposit products. In recent years, however, in Westfield Bank has developed and implemented a lending strategy that focuses less on residential real estate lending and more on servicing commercial customers, including increased emphasis on commercial and industrial and consumer lending and deposit relationships, extending its branch network and broadening its product lines and services. Westfield Bank believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service. Westfield Bank operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. It also has two free-standing ATM locations in Agawam and Feeding Hills, Massachusetts. Westfield Bank's primary deposit gathering area is concentrated in the communities surrounding these locations and its primary lending area includes all of Hampden County in western Massachusetts. In addition, Westfield Bank provides online banking services through its web site (http://www.westfieldbank.com).


         In addition, beginning on September 1, 2001, Westfield Bank will refer its residential real estate loan customers to a third party mortgage company. Under the program, substantially all of Westfield Bank's residential real estate loans will be underwritten and originated by the third party mortgage company. In connection with this referral program, Westfield Bank receives fee income for each of the loans originated by the third party mortgage company. Westfield Bank may purchase residential real estate loans from the third party mortgage company depending on market conditions.


Westfield Financial, Inc.

         We will be the stock holding company for Westfield Bank after the reorganization and stock offering. We have not engaged in any business to date.

Westfield Mutual Holding Company

         Westfield Mutual Holding Company is a Massachusetts-chartered mutual holding company formed in 1995 in connection with Westfield Bank's reorganization into the mutual holding company form. Westfield Mutual Holding Company is governed by its Board of Corporators and its Board of Trustees. On a consolidated basis at June 30, 2001, Westfield Mutual Holding Company had total assets of $705.4 million and total equity of $80.9 million.

The following are highlights of Westfield Bank's operating strategy:

         o        Community Banking and Customer Service.

         Westfield Bank strives to remain a leader in meeting the financial service needs of the local community and to provide quality service to the businesses and individuals in its market area. Historically, Westfield Bank has been a community-oriented provider of traditional banking products and services to business organizations and individuals, including products such as residential and commercial mortgages, consumer loans, and a variety of deposit products. In recent years, Westfield Bank has increased its focus on commercial and consumer loans and complementary deposit products.

         o        Increased Emphasis on Commercial and Consumer Lending.

         Westfield Bank offers commercial business loan and deposit products primarily within Hampden County, Massachusetts. As of June 30, 2001, 11.46% of Westfield Bank's loan portfolio consisted of commercial and industrial loans. These types of loans generally have higher yields than residential mortgages, but expose Westfield Bank to greater credit risk than loans secured by residential real estate because repayment is dependent on income being generated in amounts sufficient to cover operating and debt service and on the successful operation of the borrower's business. As of June 30, 2001, Westfield Bank's commercial and industrial loans have grown $30.4 million, or 166.8%, since December 31, 1996 and $16.0 million, or 49.0%, since December 31, 1999. During these periods, commercial checking accounts increased $13.2 and $5.6 million or 108.9% and 28.6%, respectively. Following the reorganization, Westfield Bank will continue to expand its commercial loans and deposits by targeting commercial businesses in its market area.

         Westfield Bank also offers a wide variety of consumer loan products, including automobile loans. As of June 30, 2001, Westfield Bank had $67.0 million of consumer loans, representing 15.8% of its portfolio. Of this amount, $60.7 million, or 14.3% of total loans, were indirect auto loans.

         Management believes that the increased emphasis on commercial and consumer lending will allow Westfield Bank to increase the yield on and diversify its loan portfolio while continuing to meet the needs of the businesses and individuals that it serves.

         o        Branch Expansion.

         Westfield Bank believes that a well-positioned branch network is critical to maintaining market share in the community banking and business arenas. It plans to engage in opportunistic branch expansion, either de novo or through acquisition, to enhance its presence in areas where its lending and deposit opportunities are greatest. As part of this strategy, Westfield Bank has opened four new branches since 1997, including two in 2001.

         o        Asset Quality.

         Westfield Bank has a commitment to conservative loan underwriting policies and investing in high grade assets. As a result of these practices, at June 30, 2001, Westfield Bank had $2.3 million in nonperforming loans, and its ratio of nonperforming loans to total assets was 0.33%. On that same date, its ratio of allowance for loan losses to total loans was 0.84%.

         o        Capital Strength.

         Our policy has always been to maintain the financial strength of Westfield Bank through risk management, a sound financial condition and consistent earnings. At June 30, 2001, our ratio of equity to assets was 11.46%, our return on average assets was 0.67% and our return on average equity was 5.92%.

Reasons for the Reorganization and Stock Offering

         The reorganization and stock offering is intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow Westfield Bank to serve better the needs of the local community through:

         o increasing lending to support continued growth in its commercial loan portfolio;

         o        opening or acquiring additional branch offices;



         o financing acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

         o expanding the financial products and services it currently offers.

         The reorganization and stock offering is also intended to provide an additional source of capital to Westfield Financial in order to allow us to:



         o finance acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time;


         o        pay dividends to stockholders;

         o        repurchase shares of our common stock; and

         o        use proceeds for other general corporate purposes.

         Additionally, after the reorganization and stock offering, we will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions, although no additional capital issuance and no mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by officers and other employees, through stock-based benefit plans, has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. We also believe that the reorganization and stock offering will provide local customers and other residents with an opportunity to become equity owners of Westfield Financial, and thereby participate in possible stock price appreciation and cash dividends.

         After considering the advantages and risks of the reorganization and stock offering, as well as applicable fiduciary duties, the Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Bank unanimously approved the reorganization and stock offering as being in the best interests of Westfield Bank and Westfield Mutual Holding Company, and the depositors and the communities served by Westfield Bank. The Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Bank believe that Westfield Bank's ability to remain an independent bank and to provide community-oriented financial services will be preserved by remaining in mutual holding company form. At a special meeting of the corporators of Westfield Mutual Holding Company held on October 30, 2001, the corporators of Westfield Mutual Holding Company approved the plan of reorganization and stock issuance.

Terms of the Stock Offering

         We are offering between 3,196,000 and 4,324,000 shares of common stock of Westfield Financial to the public. The maximum number of shares that we sell in the stock offering may increase by 15% to 4,972,600 shares as a result of regulatory considerations or changes in financial markets. Unless the number of shares to be issued is increased to more than 4,972,600 or decreased below 3,196,000, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Keefe, Bruyette & Woods, Inc., our financial advisor and marketing agent in connection with the reorganization and stock offering, will use its best efforts to assist us in selling our stock.

Persons Who May Order Stock in the Stock Offering

         We are offering the shares of common stock of Westfield Financial in what we call a "subscription offering" in the order of priority listed below:

         (1) Depositors with accounts at Westfield Bank with aggregate balances of at least $50 on December 31, 1999;

         (2) Depositors with accounts at Westfield Bank with aggregate balances of at least $50 on December 31, 2000; and

         (3) The tax-qualified employee plans of Westfield Bank (including the employee stock ownership plan (ESOP)), which will provide retirement benefits to our employees.

         The shares of common stock not purchased in the subscription offering will be offered in what we call a "direct community offering," on a priority basis, with preference to the natural persons residing within Westfield Bank's Community Reinvestment Act assessment area which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield. Shares may also be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering to the public through a syndicate of broker-dealers managed by Keefe, Bruyette & Woods, Inc. (referred to as a "syndicated community offering"). We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

How We Determined the Offering Range and the $10.00 Price Per Share

         The offering range is based on an independent appraisal of the market value of the common stock to be offered. RP Financial, LC., an appraisal firm experienced in appraisals of banks and financial institutions, has estimated as of August 3, 2001 the market value of the common stock to be between $31,960,000 and $43,240,000. This results in a stock offering of between 3,196,000 and 4,324,000 shares of common stock at an offering price of $10.00 per share. RP Financial's estimate of our market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this stock offering. RP Financial's independent appraisal will be updated before we complete our reorganization and stock offering.

         The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of banking institutions and mutual holding companies. See "Pro Forma Data."

Limits on Your Purchase of the Common Stock

         Your orders for common stock will be limited in the following ways:

         (1)      the minimum order is 25 shares or $250;

         (2) in the subscription offering, the maximum amount that an individual may purchase is $300,000;

         (3) in the direct community offering and in the syndicated community offering, the maximum amount that an individual may purchase is $300,000;

         (4) in all categories of the stock offering combined, the total amount that an individual may purchase, acting together with others, is $500,000; and

         (5) if we receive orders for a greater number of shares than we are offering, then we will allocate the available shares that we issue. This may result in your receiving a smaller number of shares than you ordered. See "The Reorganization and the Stock Offering."

         We may increase the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we must first fill orders for our common stock on a basis that will promote a widespread distribution of stock. Thereafter, we must allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. The ESOP is authorized to purchase up to 8% of the shares sold in the stock offering to persons other than Westfield Mutual Holding Company without regard to these purchase limitations. For additional information on these purchase limitations see "The Reorganization and The Stock Offering - Subscription Offering and Subscription Rights."

How You May Pay for Your Shares

         In the subscription offering and the direct community offering you may pay for your shares only by:

         (1)      personal check, bank check or money order; or

         (2) authorizing us to withdraw money from your non-check writing deposit accounts maintained with Westfield Bank.

You May Not Sell or Transfer Your Subscription Rights

         If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.

Deadline for Orders of Common Stock

         If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by the Stock Information Center at our main office or any of Westfield Bank's branch offices no later than 12:00 noon, Massachusetts time, on ________, 2001, unless we extend this deadline. You must submit your order forms by mail, overnight courier or by dropping off your order at the Stock Information Center at our main office or at any of Westfield Bank's branch offices.

Termination of the Stock Offering

         The subscription offering will terminate at 12:00 noon, Massachusetts time, on ______, 2001. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until ______, 2001, unless regulators approve a later date. If the subscription offering and/or community offering is extended beyond ______, 2002, we will be required to resolicit subscriptions before proceeding with the stock offering. All further extensions, in the aggregate, may not last beyond ________, 2003.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

         If we do not receive orders for at least 3,196,000 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the $300,000 and $500,000 purchase limitations to a maximum of $2,162,000, which is 5% of the maximum of the offering range. In addition, we may seek regulatory approval to extend the stock offering beyond the _______, 2002 expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering. See "Restrictions on Transfer of Subscription Rights and Shares of Common Stock - Limitations on Common Stock Purchases."

Market for the Common Stock


         We have applied to have the common stock of Westfield Financial listed on the American Stock Exchange under the symbol "WFD." See "Market for Common Stock."

How We Intend to Use the Proceeds We Raise from the Stock Offering

         Assuming we sell 4,324,000 shares in the stock offering, we intend to distribute the net proceeds from the stock offering as follows:

         o        $20,863,000 will be contributed to Westfield Bank;

         o $3,459,200 will be loaned to the ESOP Trust to fund its purchase of common stock; and

         o        $17,403,800 will be retained by Westfield Financial.


         Westfield Financial intends to use the net proceeds retained from the stock offering to finance acquisitions of financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time), to pay dividends, to repurchase common stock or for other general corporate purposes.


         Westfield Bank may use the proceeds it receives to increase its lending activities, especially to support the growth of its commercial and industrial loan portfolio; for opportunistic branch expansion, either de novo or through acquisition; to acquire other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and to expand the products and services it currently offers. Initially, both Westfield Bank and Westfield Financial intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds can be deployed for the purposes discussed above.


Our Policy Regarding Dividends

         We currently plan to pay a quarterly cash dividend with an annualized rate of $0.20 per share, starting one quarter after the completion of our reorganization and stock offering. Based on our earnings history and the proceeds from the stock offering, we believe we will have the financial ability to pay this dividend. Future dividends are not guaranteed and will depend on our ability to pay them.

         The only funds available to us for the payment of dividends will be cash and cash equivalents held at the holding company level, dividends paid by Westfield Bank to us and borrowings. Westfield Bank will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Westfield Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of Westfield Bank's eligible account holders and supplemental eligible account holders at the time of the reorganization. See "Regulation of Westfield Bank, Westfield Financial and Westfield Mutual Holding Company -- Massachusetts Banking Regulation -- Dividends."

Our Directors, Officers and Employees Will Have Additional Compensation and Benefit Programs After the Reorganization and Stock Offering

         In order to tie the interests of our trustees and directors, officers and employees closer to the interests of our stockholders, we intend to establish certain benefit plans that use our stock as compensation. Accordingly, we are adding new benefit plans for our officers and employees at no cost to them, including the ESOP and a benefit restoration plan. We also plan to adopt a stock option plan and management recognition plan after the reorganization and to enter into employment agreements with Donald A. Williams, our President and Chief Executive Officer, Michael J. Janosco, Jr., our Chief Financial Officer and Treasurer, and Victor J. Carra, our Executive Vice President. We will also enter into change in control agreements with three of our other executive officers. These new benefit plans and employment agreements will increase our future costs of compensating our trustees and directors, officers and employees, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and the management recognition plan. See "Risk Factors- The implementation of stock-based benefits will increase our future compensation expense, reduce our earnings and cause dilution" and "Management- Employment Agreements, -Change of Control Agreements, -Benefit Plans and -Future Stock Benefit Plans."

Possible Conversion of Westfield Mutual Holding Company to Stock Form

         In the future, Westfield Mutual Holding Company will have the ability to convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Westfield Mutual Holding Company would have subscription rights to purchase shares of the converted Westfield Mutual Holding Company. Although stockholders of Westfield Financial would be entitled to exchange their shares of common stock for shares of the converted Westfield Mutual Holding Company in a manner that is fair and reasonable to the shareholders only those shareholders who are members of Westfield Mutual Company on the eligibility dates set by Westfield Mutual Holding Company in its second step conversion would be entitled to subscription rights in the offering. The exchange ratio may be adjusted to reflect the assets owned by Westfield Mutual Holding Company. Westfield Financial's public stockholders would own approximately the same percentage of the converted Westfield Mutual Holding Company as they owned prior to the second-step conversion. The board of trustees has no current plan to undertake a "second-step conversion" transaction.

How You May Obtain Additional Information Regarding the Reorganization and Stock Offering


         If you have any questions regarding the stock offering or the reorganization, please call the Stock Information Center at (413) 562-6153, Monday through Friday between 9:00 a.m. and 4:00 p.m., Massachusetts time.

                                  Risk Factors

--------------------------------------------------------------------------------
You should consider carefully the following risk factors before deciding whether to invest in our common stock.
--------------------------------------------------------------------------------



Consumer, commercial business and commercial real estate lending increase credit risk because of the higher risk that the loans will not be repaid.

         Westfield Bank originates commercial and industrial loans, commercial real estate loans, consumer loans and residential real estate loans primarily inside its market area. Consumer, commercial and industrial and commercial real estate loans generally expose a lender to greater credit risk than loans secured by residential real estate. These loans have higher risks than loans secured by residential real estate for the following reasons:

         o Commercial and Industrial Loans. Repayment is generally dependent upon the successful operation of the borrower's business.

         o Commercial Real Estate Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

         o Consumer Loans. Consumer loans (such as indirect automobile loans) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss.


         In recent years, Westfield Bank has developed and implemented a lending strategy that focuses less on residential real estate and more on servicing commercial customers, including increased emphasis on commercial and consumer lending. As a result of this strategy, Westfield Bank's credit risk has increased. Westfield Bank has experienced increases in charge-offs since 1999. The change in lending strategy increases in charge-offs and the limited seasoning of the indirect automobile loan portfolio indicate that Westfield Bank may have greater overall credit risk exposure than other community banks. This greater overall credit risk may also reflect an increased risk that commercial and consumer borrowers will default on their loans as the economy slows.

Consumer, commercial business and commercial real estate lending, increase risk because the collateral securing these loans may not be sold as easily as residential real estate loans.

         Westfield Bank originates commercial and industrial loans, commercial real estate loans, consumer loans and residential real estate loans primarily inside its market area. Consumer, commercial and industrial and commercial real estate loans may expose us to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate loans.

Because we have only recently increased our focus on commercial and consumer loans, past performance might not be indicative of our future results.

         Since 1996, we have increased our focus on commercial and consumer loans and reduced the relative amount of residential real estate loans in our portfolio. Commercial and industrial loans and consumer loans generally have higher yields than residential real estate loans, but expose us to greater credit risk. Because we have only recently emphasized commercial and consumer loans relative to residential real estate loans, past performance might not be indicative of our future results.


Because Westfield Bank's loans are concentrated in a small geographical area, downturns in its local economy may affect its profitability and future growth possibilities.

         Westfield Bank's loan portfolio is secured primarily by residential and commercial real estate located in Hampden County. Accordingly, the asset quality of Westfield Bank's loan portfolio depends upon the economy and unemployment rate in this area. A downturn in the economy or the real estate market in Westfield Bank's primary lending area would likely adversely affect Westfield Bank's operations and profitability.

After the reorganization, our return on average equity will be low compared to other companies. This could hurt the price of your common stock.

         We will not be able to deploy the increased capital from this stock offering into high-yielding earning assets immediately. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios. For the six months ended June 30, 2001, our annualized return on average equity was 5.92%. Until we can leverage our increased capital and increase interest earning assets, we expect our return on equity to be below the industry average, which may negatively impact the value of your stock.


Stock market volatility may affect the price of your common stock.

         Due to the tragedies of September 11 and a weakening economy, publicly traded stocks have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After your shares begin trading, the trading price of your common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of us and general industry and economic conditions. If market volatility continues, it may affect the price of your common stock.


The implementation of stock-based benefits will increase our future compensation expense, reduce our earnings, and cause dilution.

         We intend to adopt a stock option plan that will provide for granting to eligible officers, employees, and directors and trustees options to purchase common stock of up to 10% of the common stock sold in the stock offering, to adopt a management recognition plan that will provide for awards of common stock to eligible employees, officers and directors and trustees of up to 4% of the common stock sold in the stock offering, and an ESOP, which intends to purchase in the stock offering 8% of the stock sold, for allocation to employees as a retirement benefit. These plans will increase our future costs of compensating our officers, employees, and directors and trustees, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and restricted stock awards.

Our articles of organization and bylaws may prevent transactions you might favor, including a sale or merger of Westfield Financial.



         Provisions of our articles of organization and bylaws and applicable provisions of Massachusetts and federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of Westfield Financial through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable. In addition, only a majority vote of the board of directors of Westfield Financial may call a special meeting of shareholders. Therefore, as a shareholder of Westfield Financial, you will not be able to call a special meeting of shareholders to consider a tender offer, business combination or other transaction.



Because Westfield Mutual Holding Company will own a majority of Westfield Financial's common stock, Westfield Mutual Holding Company may prevent transactions you may like.



         Westfield Mutual Holding Company will own at least a majority of Westfield Financial's common stock after the reorganization and stock offering. The same directors and officers who manage Westfield Bank will manage Westfield Financial and Westfield Mutual Holding Company. The board of trustees of Westfield Mutual Holding Company will control the outcome of most matters put to a vote of stockholders of Westfield Financial. As a Massachusetts chartered mutual holding company, the board of Westfield Mutual Holding Company must ensure that interests of depositors of Westfield Bank are represented and considered in matters put to a vote of stockholders of Westfield Financial. Therefore, we cannot assure you that the votes cast by Westfield Mutual Holding Company will be in your personal best interests as a stockholder.

                           Forward-Looking Statements

         This prospectus contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

         o        general and local economic conditions;

         o changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;

         o        changes in accounting principles, policies, or guidelines;

         o        changes in legislation or regulation;

         o and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

         Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

                 Selected Consolidated Financial and Other Data

         The summary information presented below at or for each of the five years in the period ended December 31, 2000 is derived in part from and should be read in conjunction with the consolidated financial statements of Westfield Mutual Holding Company and the notes thereto presented elsewhere in the prospectus. The information at June 30 and for the six months ended June 30, 2001 and 2000 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the six month period ended June 30, 2001 are not necessary indicative of the results of Westfield Mutual Holding Company that may be expected for the entire year.

                                                At June 30,                       At December 31,
                                            ------------------- --------------------------------------------------
                                              2001      2000       2000       1999      1998      1997      1996
                                            --------- --------- ---------  --------- --------- --------- ---------
                                                                        (In thousands)
Selected Financial Condition Data:
    Total assets .........................  $ 705,433 $ 659,399 $ 694,791  $ 638,563 $ 582,551 $ 549,407 $ 499,724
    Loans, net(1) ........................    421,781   466,955   464,531    467,444   415,084   385,136   350,617
    Securities available for sale ........     69,414    68,199    75,709     53,164    51,570    57,932    52,157
    Securities held to maturity ..........     30,656    46,591    39,461     44,239    40,719    40,379    29,462
    Mortgage backed securities available
       for sale ..........................     98,969    29,871    52,580     23,568    20,643    16,658    16,596
    Mortgage backed securities held to
       maturity ..........................     38,571     8,501     6,806      4,507     6,698     8,669    11,919
    Deposits..............................    612,162   568,346   601,896    551,024   508,313   482,968   439,527
    Customer repurchase agreements .......      4,986     6,268     7,686      3,274         -         -         -
    Federal Home Loan Bank advances ......          -     3,000         -      5,000         -         -         -
    Total equity .........................     80,854    74,445    77,755     71,245    66,672    60,468    54,640
    Allowance for loan losses ............      3,570     3,422     3,434      3,118     2,632     2,791     3,094
    Nonperforming loans ..................      2,328     1,358     2,308      2,751       838       939     1,817

                                            For the Six Months                  For the Years Ended
                                              Ended June 30,                       December 31,
                                            ------------------- --------------------------------------------------
                                              2001      2000       2000       1999      1998      1997      1996
                                            --------- --------- ---------  --------- --------- --------- ---------
                                                                        (In thousands)
Selected Operating Data:
    Interest and dividend income .........    $24,277   $22,544   $46,718    $41,850   $40,784   $38,298   $35,207
    Interest expense .....................     13,424    11,455    24,535     21,151    21,288    20,144    18,490
    Net interest and dividend income .....     10,853    11,089    22,183     20,699    19,496    18,154    16,717
    Provision for loan losses ............        600       750     1,089        843       293       200       580
    Net interest and dividend income after
       provision for loan losses .........     10,253    10,339    21,094     19,856    19,203    17,954    16,137
    Total noninterest income .............        839     1,324     2,855      1,555     1,203     1,042     1,419
    Total noninterest expense ............      7,498     6,610    14,684     12,986    12,232    10,125     9,794
    Income before income taxes ...........      3,594     5,053     9,265      8,425     8,174     8,871     7,762
    Income taxes .........................      1,222     1,747     3,185      2,898     3,062     3,542     3,094
    Net income............................    $ 2,372   $ 3,306   $ 6,080    $ 5,527   $ 5,112   $ 5,329   $ 4,668

------------------
(1) Loans are shown net of deferred loan fees, allowance for loan losses and unadvanced loan funds.

                                                At or for the
                                               Six Months Ended
                                                   June 30,            At or for the Years Ended December 31,
                                              ------------------ ------------------------------------------------
                                               2001       2000    2000         1999      1998      1997      1996
                                              ------    ------   ------       ------     ------    ------  ------
Selected Financial Ratios and
Other Data(1)

  Performance Ratios:
    Return on average assets ................   0.67%     1.02%    0.92%        0.91%      0.90%     1.02%   0.96%
    Return on average equity ................   5.92      8.95     8.04         7.95       7.90      9.12    8.82
    Average equity to average assets ........  11.37     11.44    11.45        11.50      11.45     11.13   10.89
    Equity to total assets at end of period .  11.46     11.29    11.19        11.16      11.44     11.01   10.93
    Average interest rate spread ............   2.59      2.99     2.86         2.97       2.97      3.00    3.02
    Net interest margin(2) ..................   3.28      3.60     3.53         3.61       3.66      3.61    3.59
    Average interest earning assets to
       average interest bearing liabilities . 113.66    114.48   114.73       113.67     112.09    113.40  113.53
    Total noninterest expense to
        average assets ......................   2.13      2.05     2.22         2.15       2.16      1.93    2.02
    Efficiency ratio(3) .....................  65.08     56.34    62.48        59.74      59.88     52.61   54.83
  Regulatory Capital Ratios:
    Regulatory tier 1 leverage capital ......  11.21     12.06    11.51        11.11      11.16     11.44   11.24
    Tier 1 risk-based capital ...............  17.38     16.29    16.33        16.28      16.88     16.32   16.18
    Total risk-based capital ................  18.23     17.35    17.24        17.32      17.59     17.05   17.06
  Asset Quality Ratios:
    Nonperforming loans as a percent of
       total loans ..........................   0.55      0.29     0.49         0.58       0.20      0.24    0.51
    Nonperforming assets as a percent of
       total assets .........................   0.34      0.21     0.33         0.43       0.18      0.35    0.49
    Allowance for loan losses as a percent
       of total loans .......................   0.84      0.73     0.73         0.66       0.63      0.72    0.87
    Allowance for loan losses as a percent
       of nonperforming assets ..............    150       252      149          113        249       145     126
  Number of:
    Banking offices .........................     10         8        8            8          7         7       6
    Full-time equivalent employees ..........    161       151      151          150        137       163     129

----------------------------
(1) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Ratios for the period at or for the six months ended June 30 are annualized.

(2) Net interest margin represents net interest and dividend income as a percentage of average interest earning assets.

(3) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income less gain on sale of securities.

                               RECENT DEVELOPMENTS

     The summary information presented below under "Selected Financial Condition Data," "Selected Operating Data" and "Selected Financial Ratios and Other Data" at December 31, 2000 is derived in part from and should be read in conjunction with consolidated financial statements of Westfield Mutual Holding Company and notes there to presented elsewhere in the prospectus. The summary information at September 30, 2001 and 2000 and for the three and nine months ended September 30, 2001 is derived from unaudited financial data. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and the results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the three and nine months ended September 30, 2001 do not necessarily indicate the results that may be expected for the fiscal year ending December 31, 2001.

                                            At September 30,     At December 31,
                                                  2001                2000
                                              (unaudited)
                                            ---------------- -------------------
                                                        (In thousands)

Selected Financial Condition Data:
    Total assets.........................    $  721,615          $  694,791
    Loans, net(1)........................       427,583             464,531
    Securities held for sale.............        66,192              75,709
    Securities held to maturity..........        25,635              39,461
    Mortgage backed securities available
       for sale..........................        71,776              52,580
    Mortgage backed securities held to
       maturity..........................        51,590               6,806
    Deposits.............................       627,111             601,896
    Customer repurchase agreements.......         6,352               7,686
    Total equity.........................        82,058              77,755
    Allowance for loan losses............         3,754               3,434
    Nonperforming loans .................         2,977               2,308


                                                  For the Three Months                 For the Nine Months
                                                  Ended September 30,                  Ended December 31,
                                            ---------------------------------- -----------------------------
                                                2001                2000             2001               2000
                                            --------------- ------------------ ---------------- ------------
                                                                        (Unaudited)
Selected Operating Data:
    Interest and dividend income.........      $  11,697        $ 11,922          $  35,973        $  34,466
    Interest expense ....................          5,989           6,337             19,413           17,792
                                               ---------        --------          ---------        ---------
    Net interest and dividend income.....          5,708           5,585             16,560           16,674
    Provision for loan losses............            530             150              1,130              900
                                               ---------        --------          ---------        ---------
    Net interest and dividend income after
       provision for loan losses.........          5,178           5,435             15,430           15,774
    Total noninterest income ............            806             395              1,646            1,719
    Total noninterest expense............          3,762           3,847             11,260           10,459
                                               ---------        --------          ---------        ---------
    Income before income taxes...........          2,222           1,983              5,816            7,034
    Income taxes.........................            758             677              1,980            2,424
                                               ---------        --------          ---------        ---------
    Net income...........................      $   1,464        $  1,306          $   3,836        $   4,610
                                               =========        ========          =========        =========

___________________

(1) Loans are shown net of deferred loan fees, allowance for loan losses and unadvanced loan funds.

Comparison of Financial Condition at September 30, 2001 and December 31, 2000

         Total assets increased $26.8 million, or 3.9%, to $721.6 million at September 30, 2001 from $694.8 million at December 31, 2000. On June 1, 2001, Westfield Bank securitized $35.7 million in thirty year fixed rate residential mortgage loans and $24.6 million in fifteen year fixed rate residential mortgage loans with Fannie Mae. This transaction was done to reduce interest rate risk as well as improve liquidity and enhance the subsequent saleability of the resulting securities. Because the dollar value of the securitized loans equaled the value of the underlying loans, the securitization did not result in a material change in total assets.

         Deposits increased $25.2 million to $627.1 million at September 30, 2001 from $601.9 million at December 31, 2000. Interest-bearing deposits accounted for $19.4 million of the growth in total deposits, while demand deposits accounted for $5.8 million.

         Total equity increased $4.3 million, or 5.5 %, to $82.1 million at September 30, 2001 from $77.8 million at December 31, 2000. This was primarily the result of the net income of $3.8 million.

Comparison of Operating Results for the Nine Months Ended September 30, 2001 and September 30, 2000.

General

         Net income was $3.8 million for the nine months ended September 30, 2001, a decrease of $774,000, or 16.79%, compared with net income of $4.6 million for the 2000 comparable period. The decrease was primarily attributable to an increase of $801,000 in noninterest expenses and an increase of $230,000 in the provision for loan losses. The decrease was partially offset by a reduction in federal and state taxes of $444,000 compared with the same period in the prior year.

Interest and Dividend Income

         Total interest and dividend income increased $1.5 million, or 4.4%, to $36.0 million for the nine months ended September 30, 2001 compared with $34.5 million in the 2000 comparable period. Interest and dividends on securities increased $2.5 million to $10.0 million from $7.5 million, while interest income on loans decreased $1.1 million.

         The growth in interest and dividends on securities was due primarily to a $55.3 million increase in the average balance of securities from $147.4 million at September 30, 2000 to $202.7 million at September 30, 2001.

         The decrease in interest income on loans was primarily the result of a $1.0 million decrease in interest on residential real estate loans. This was the result of a decrease in the average balance of residential real estate loans from $262.2 million for the nine months ended September 30, 2000 to $243.3 million for the same period in 2001 due to the securitization of fixed rate mortgages mentioned in "-- Comparison of Financial Condition."

Interest Expense

         Total interest expense for the nine months ended September 30, 2001 increased $1.6 million from the comparable 2000 period. This was attributable to an increase of $37.0 million in the average balance of total interest bearing liabilities in 2001 from $543.0 million for the September 30, 2000 period to $580.0 million for the comparable period in 2001. The increase in average yield/cost of interest bearing liabilities from 4.38% for the 2000 period as compared to 4.46% for the comparable period in 2001 also contributed to the increase in interest expense.

Net Interest and Dividend Income

         Net interest and dividend income for the nine months ended September 30, 2001 decreased $114,000, or 0.68%, from $16.7 million in 2000 to $16.6 million in 2001. The net interest rate spread - the difference between the average yield on average total interest earning assets and the average cost of average total interest bearing liabilities - decreased 26 basis points to 2.66% for 2001 from 2.92% for the prior year comparable period. The net interest margin, which is net interest and dividend income divided by average total interest earning assets, decreased 25 basis points to 3.28% for 2001 from 3.53% for the prior year comparable period.

Provision for Loan Losses

         During the nine months ended September 30, 2001, Westfield Bank provided $1.1 million for loan losses, compared to $900,000 for the comparable 2000 period. The following factors resulted in an increase in the provision for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000:

         . Loan Concentrations - Commercial and industrial loans increased $13.5 million, or 37.6%, to $49.4 million at September 30, 2001 as compared to $35.9 million at September 30, 2000. Commercial real estate loans also increased $2.6 million from $89.9 million at September 30, 2000 to $92.5 million at September 30, 2001. This was offset by a decrease in residential real estate and consumer loans at $41.9 million and $11.2 million, respectively.

         . Credit Quality - Classified loans at September 30, 2001 were $11.4 million as compared to $8.2 million at September 30, 2000. Net charge-offs for the nine months ended September 30, 2001 and 2000 were $810,000 and $589,000, respectively.

         At September 30, 2001, the allowance for loan losses as a percentage of total loans was 0.87% as compared with 0.74% at September 30, 2000.

Noninterest Income

         Noninterest income includes service fees on deposit accounts, other service charges and net gains on sales of securities. Total noninterest income decreased $73,000, or $4.2%, to $1.6 million for the nine months ended September 30, 2001 compared to $1.7 million for the 2000 period. The 2001 amount includes gains on sales of securities of $622,000 as compared to $729,000 for the 2000 period.

Noninterest Expense

         Total noninterest expense increased $801,000, or 7.7%, to $11.3 million during 2001 compared with $10.5 million for the prior year. Salaries and employee benefits increased $413,000, or 7.8%, to $5.7 million for 2001 compared with $5.3 million for the 2000 period, reflecting normal salary increases and additional staffing costs associated with the hiring and training of additional employees to staff the new Liberty Street, Springfield branch and Northampton Street, Holyoke branch which both opened in June 2001. Occupancy expense increased $210,000 from $695,000 in 2000 to $905,000 during the 2001 period.
This was primarily the result of the abandonment of previous improvements in connection with the replacement of our West Springfield branch with a new facility, which was placed in service in August 2001.

Income Taxes

         Income tax expense decreased $444,000, or 18.3%, to $2.0 million for 2001, resulting in an effective tax rate of 34.0% for the nine months ended September 30, 2001, which was the same effective tax rate for the 2000 comparable period. The effective tax rate also reflects the utilization of Westfield Mutual Holding Company as a qualified securities corporation and Elm Street Real Estate Investments, Inc., a wholly-owned subsidiary of Westfield Bank, as a real estate investment trust.

Comparison of Operating Results for the Three Months Ended September 30, 2001 and September 30, 2000.

General

         Net income was $1.5 million for the three months ended September 30, 2001, an increase of $158,000, or 12.1%, compared with net income of $1.3 million for the 2000 period. The increase was primarily attributable to an increase of $123,000 in net interest and dividend income, a decrease of $85,000 in noninterest expenses and an increase of $411,000 in other income, primarily due to an increase in security gains. These increases were partially offset by an increase of $380,000 in the provision for loan losses.

Interest and Dividend Income

         Total interest and dividend income decreased $225,000 or, 1.9%, to $11.7 million for the 2001 period compared with $ 11.9 million in the comparable period 2000. Interest and dividends on securities increased $837,000 to $3.6 million from $2.8 million, while interest income on loans decreased $1.1 million.

The growth in interest and dividends on securities was due primarily to a $63.3 million increase in the average balance of securities from $172.0 million for the three months ended September 30, 2000 to $235.3 million for the comparable 2001 period.

         The decrease in interest income on loans was primarily the result of a $961,000 decrease in interest on residential real estate loans. This was the result of a decrease in the average balance of residential real estate loans from $262.2 million for the three months ended September 30, 2000 to $216.3 million for the same period in 2001 due to the securitization of fixed rate mortgages mentioned in "-- Comparison of Financial Condition." The average balance of indirect automobile loans decreased $10.5 million from $69.6 million in the 2000 period to $59.1 million in 2001.

Interest Expense

     Total interest expense for the three months ended September 30, 2001 decreased $348,000 from the comparable 2000 period. The decrease was due to a decrease in the average balance of total interest bearing liabilities for the three month period in 2001 of $25.2 million, and a decrease in average yield/cost of interest bearing liabilities from 4.56% for the 2000 period as compared to 4.11% for the comparable period in 2001.

Net Interest and Dividend Income

         Net interest and dividend income for the three months ended September 30, 2001 increased $123,000, or 2.2%, from $5.6 million in 2000 to $5.7 million for 2001. The net interest rate spread - the difference between the average yield on average total interest earning assets and the average cost of average total interest bearing liabilities - decreased 1 basis point from 2.81% for 2000 to 2.80% for 2001. The net interest margin, which is net interest and dividend income divided by average total interest earning assets, decreased 8 basis points to 3.38% for 2001 from 3.46% for the year comparable period.

Provision for Loan Losses

         During the three months ended September 30, 2001, Westfield Bank provided $530,000 for loan losses, compared to $150,000 for the comparable 2000 period. The following factors resulted in an increase in the provision for the three months ended September 30, 2001 compared to the three months ended September 30, 2000:

         . Loan Concentrations - Commercial and industrial loans increased $13.5 million, or 37.6%, to $49.4 million at September 30, 2001 as compared to $35.9 million at September 30, 2000. Commercial real estate loans also increased $2.6 from $ 89.9 million at September 30, 2000 to $92.5 million at

                  September 30, 2001. This was offset by a decrease in residential real estate and consumer loans at $41.9 million and $11.2 million, respectively.

         . Credit Quality - Classified loans at September 30, 2001 were $11.4 million as compared to $8.2 million at September 30, 2000. Net charge-offs for the three months ended September 30, 2001 and 2000 were $346,000 and $143,000, respectively.

         At September 30, 2001, the allowance for loan losses as a percentage of total loans was 0.87%, as compared with 0.74 %, at September 30, 2000.

Noninterest Income

         Noninterest income includes service fees on deposit accounts, other service charges and net gains on sales of securities. Total non-interest income increased $411,000, or 104.1%, to $806,000 million for the three months ended September 30, 2001 compared to $395,000 for the comparable 2000 period. The 2001 amount includes gains on sales of securities of $452,000 as compared to $49,000 for the 2000 period.

Noninterest Expense

     Total noninterest expense decreased $85,000, or 2.2%, to $3,762,000 for the three months ended September 30,2001 compared with $3,847,000 for the prior year. Salaries and employee benefits increased $84,000, or 4.6 %, to $1.9 million for 2001 compared with $1.8 million for the 2000 period, reflecting normal salary increases and additional staffing costs associated with the hiring and training of additional employees to staff the new Liberty Street, Springfield branch and Northampton Street, Holyoke branch which both opened in June 2001. Occupancy expense increased $137,000 from $222,000 in 2000 to $359,000 during the three month period ended September 30, 2001. This was the result of a write-off of the abandonment of previous improvements in connection with the replacement of our West Springfield branch with a new facility, which was placed in service in August 2001. Other noninterest expenses decreased $376,000 primarily as a result of a decrease in customer bank account service charges, bad checks and ATM network expense.

Income Taxes

         Income tax expense increased $81,000, or 12.0%, to $758,000 for the three months ended September 30, 2001, resulting in an effective tax rate of 34.1% for the period, which is the same effective tax rate as the comparable 2000 period. The effective tax rate also reflects the utilization of Westfield Mutual Holding Company as a qualified securities corporation and Elm Street Real Estate Investments, Inc., a wholly-owned subsidiary of Westfield Bank, as a real estate investment trust.


                                 Westfield Bank

         Westfield Bank is a Massachusetts-chartered stock savings bank, chartered in 1853. Westfield Bank is headquartered in Westfield, Massachusetts, located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Westfield Bank's deposits are insured by the FDIC up to applicable legal limits and by the Depositors Insurance Fund in excess of such amounts. Westfield Bank is examined and regulated by the Division of Banks of the Commonwealth of Massachusetts and the FDIC. Westfield Bank's executive offices are located at 141 Elm Street, Westfield, Massachusetts 01085 and its telephone number is (413) 568-1911.

         Westfield Bank is a community and customer oriented bank providing traditional deposit products, commercial and industrial loans, commercial mortgages, consumer loans and residential mortgages. It operates through 10 banking offices located in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts and also has two free-standing ATM locations in Agawam and Feeding Hills, Massachusetts. In addition, Westfield Bank provides online banking services through its web site (http://www.westfieldbank.com).

         At June 30, 2001, Westfield Bank had total assets of $705.4 million of which 60.3% or $425.1 million were loans. Historically, Westfield Bank has been a community-oriented provider of banking products and services to businesses and individuals, including traditional products such as residential and commercial real estate loans, consumer loans and a variety of deposit products. In recent years, however, Westfield Bank has developed and implemented a lending strategy that focuses less on residential real estate lending and more on servicing commercial customers, including increased emphasis on commercial and industrial and consumer lending and deposit relationships, extending its branch network and broadening its product lines and services.

         In addition, beginning on September 1, 2001, Westfield Bank will refer its residential real estate loan customers to a third party mortgage company. Under the program, substantially all of Westfield Bank's residential real estate loans will be underwritten and originated by the third party mortgage company. In connection with this referral program, Westfield Bank receives fee income for each of the loans originated by the third party mortgage company. Westfield Bank may purchase residential real estate loans from the third party mortgage company depending on market conditions.

                            Westfield Financial, Inc.

         Westfield Financial will serve as a Massachusetts-chartered stock holding company for Westfield Bank following the reorganization and stock offering. We have not engaged in any business to date. A majority of the outstanding shares of our common stock will be owned by Westfield Mutual Holding Company. Our executive offices are located at 141 Elm Street, Westfield, Massachusetts 01085 and our telephone number is (413) 568-1911.

                        Westfield Mutual Holding Company

         Westfield Mutual Holding Company is a Massachusetts-chartered mutual holding company, formed in 1995 in connection with Westfield Bank's mutual holding company reorganization. Westfield Mutual Holding Company was formed to provide Westfield Bank with a more flexible organizational structure that would more easily allow Westfield Bank to acquire other financial institutions or businesses related to banking and would provide a mechanism for raising additional capital to support Westfield Bank's operations.

         Westfield Mutual Holding Company is a qualified Massachusetts securities corporation which had $81.4 million in total assets as of June 30, 2001. These assets consist primarily of investment securities. As part of the reorganization, Westfield Mutual Holding Company will distribute all of its assets to Westfield Financial. After the reorganization and stock offering, the principal assets of Westfield Mutual Holding Company will be the common stock of Westfield Financial it receives in the reorganization. At this time, we expect that Westfield Mutual Holding Company will not engage in any business activity other than its investment in a majority of the common stock of Westfield Financial.

         Massachusetts laws and regulations require that as long as Westfield Mutual Holding Company is in existence, it must own a majority of Westfield Financial's common stock. Massachusetts law and regulations permit Westfield Mutual Holding Company to convert to the stock form of organization. For additional information regarding a stock reorganization of Westfield Mutual Holding Company, see "The Reorganization and the Stock Offering - Possible Conversion of Westfield Mutual Holding Company to Stock Form."

            How We Intend To Use The Proceeds From The Stock Offering

         The net proceeds will depend on the total number of shares of common stock sold in the stock offering, which will in turn depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the stock offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the stock offering, we estimate that the net proceeds to be between $30.6 million and $41.7 million, or $48.1 million if the stock offering is increased by 15%.

Westfield Financial intends to distribute the net proceeds from the stock offering as follows:



                                                                         Number of Shares Sold
                                                       ---------------------------------------------------------
                                                            Minimum             Maximum           Super-Maximum
                                                       3,196,000 shares     4,324,000 shares    4,972,600 shares
                                                       ----------------     ----------------    ----------------
                                                                             (In thousands)
Offering proceeds ...................................    $     31,960        $     43,240         $     49,726
Less: offering expenses .............................           1,358               1,514                1,603
Net offering proceeds ...............................          30,602              41,726               48,123
Less:
    Proceeds contributed to Westfield Bank ..........          15,301              20,863               24,064
    Proceeds used for loan to ESOP ..................           2,557               3,459                3,978
Proceeds contributed to Westfield Financial .........          12,744              17,404               20,081


         The net proceeds may vary because total expenses relating to the reorganization and stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Westfield Financial and Westfield Bank or if our ESOP purchases shares in the open market at an average cost that is higher or lower than $10.00 per share. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Westfield Bank but will result in a reduction of Westfield Bank's deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

Westfield Financial may use the proceeds it retains from the stock offering:


         o to finance the acquisition of, financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time;

         o        to pay dividends to stockholders;

         o to repurchase shares of common stock issued in the stock offering; and

         o        for general corporate purposes.



Westfield Bank may use the proceeds it receives from the stock offering:

         o to increase lending, especially to support the continued growth in its commercial loan portfolio;

         o        to establish or acquire new branches;


         o to finance the acquisition of financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

         o        for general corporate purposes.

         Initially, both Westfield Bank and Westfield Financial intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds can be deployed for the purposes discussed above.

         Our ability to repurchase our common stock is subject to regulatory restrictions for a period of three years.

                         Our Policy Regarding Dividends

         Following completion of the reorganization, the board of directors of Westfield Financial intends to pay quarterly cash dividends on the common stock, beginning after the first quarter following completion of the reorganization and stock offering. We expect that the initial annual dividend rate to be paid on the common stock will be at an annualized rate of $0.20 per share. The continued payment of dividends will also depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount and frequency of these dividends.

         If Westfield Financial pays dividends to its stockholders, it will be required to pay dividends to Westfield Mutual Holding Company, unless Westfield Mutual Holding Company elects to waive dividends. We do not currently anticipate that Westfield Mutual Holding Company will waive dividends paid by Westfield Financial. Any decision to waive dividends will be subject to regulatory approval. See "Dividend Waivers by Westfield Mutual Holding Company."

         The only funds available for the payment of dividends on the capital stock of Westfield Financial will be cash and cash equivalents held by Westfield Financial, dividends paid by Westfield Bank to Westfield Financial, and borrowings. Westfield Bank will be prohibited from paying cash dividends to Westfield Financial to the extent that any such payment would reduce Westfield Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of the Westfield Bank's eligible account holders and supplemental eligible account holders at the time of the reorganization and stock offering. See "The Reorganization and the Stock Offering - Effects of the Reorganization - Liquidation Rights."

         If Westfield Financial issues preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

         FDIC regulations limit Westfield Bank's ability to pay dividends under certain circumstances. For example, Westfield Bank could not pay dividends if it was not in compliance with applicable regulatory capital requirements. In addition, Massachusetts law provides that dividends may not be declared, credited or paid by Westfield Bank so long as there is any impairment of capital stock. No dividend may be declared on Westfield Bank's common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner"). The approval of the Commissioner is also required for Westfield Bank to declare a dividend, if the total of all dividends declared by it in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

                           Market For The Common Stock


         We have not previously issued common stock, so there is currently no established market for the common stock. We have applied to have our common stock listed on the American Stock Exchange under the symbol "WFD" after completion of the stock offering.


         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                          Regulatory Capital Compliance

         At June 30, 2001, we exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America ("GAAP") and our compliance with regulatory capital standards at June 30, 2001, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of June 30, 2001 and that Westfield Bank received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the ESOP and the cost of the shares expected to be acquired by the management recognition plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Westfield Bank, see "Regulation of Westfield Bank, Westfield Financial and Westfield Mutual Holding Company - Federal Banking Regulation - Capital Requirements."

                                               Pro Forma at June 30, 2001 Based Upon the Sale at $10.00 Per Share
                               --------------------------------------------------------------------------------------------------
                                                                                                                4,972,600 Shares
                                                   3,196,000 Shares   3,760,000 Shares     4,324,000 Shares        (15% Above
                                 Historical at       (Minimum of        (Midpoint of         (Maximum of           Maximum of
                                 June 30, 2001          Range)             Range)               Range)             Range)(1)
                               ------------------  -----------------  ------------------  ------------------  -------------------
                                        Percent             Percent             Percent             Percent              Percent
                                           of                 of                  of                   of                   of
                               Amount  Assets(2)   Amount  Assets(2)  Amount   Assets(2)  Amount   Assets(2)   Amount    Assets(2)
                               ------  ----------  ------- ---------  -------   ------   -------   --------    ------    --------
                                                                     (Dollars in thousands)
 Equity under generally
    accepted accounting
    principles ..............  $80,854     11.46%  $92,220    12.82%   $94,324   13.07%   $96,428     13.31%  $ 98,848     13.59%
                               =======     =====   =======    =====    =======   =====    =======     =====   ========     =====

 Tier 1 leverage capital(3) .   79,258     11.21    90,624    12.57     92,728   12.82     94,832     13.06     97,252     13.34
 Requirement(4) .............   28,289      4.00    28,846     4.00     28,948    4.00     29,050      4.00     29,168      4.00
                               -------     -----   -------    -----    -------   -----    -------     -----   --------     -----
 Excess .....................   50,969      7.21    61,778     8.57     63,780    8.82     65,782      9.06     68,084      9.34
                               =======     =====   =======    =====    =======   =====    =======     =====   ========     =====

 Tier 1 risk-based
    capital(3)(5) ...........   79,258     11.21    90,624    12.57     92,728   12.82     94,832     13.06     97,252     13.34
 Requirement ................   18,242      4.00    18,601     4.00     18,667    4.00     18,733      4.00     18,808      4.00
                               -------     -----   -------    -----    -------   -----    -------     -----   --------     -----
 Excess .....................   61,016      7.21    72,023     8.57     74,061    8.81     76,099      9.06     78,444      9.34
                               =======     =====   =======    =====    =======   =====    =======     =====   ========     =====

 Total risk-based
    capital(3)(4) ...........   83,139     18.23    94,505    20.32     96,609   20.70     98,713     21.08    101,133     21.51
 Requirement(4) .............   36,484      8.00    37,202     8.00     37,334    8.00     37,466      8.00     37,618      8.00
                               -------     -----   -------    -----    -------   -----    -------     -----   --------     -----
 Excess .....................  $46,655     10.23%  $57,303    12.32%   $59,275   12.70%   $61,247     13.08%  $ 63,516     13.51%
                               =======     =====   =======    =====    =======   =====    =======     =====   ========     =====

----------------------
(1) As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of "average total assets," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC regulations.
(3) Pro forma capital levels assume receipt by Westfield Bank of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the offering range. These levels assume funding by Westfield Financial of the management recognition plan equal to 4% of the common stock sold in the stock offering, including repayment of a Westfield Financial loan to the ESOP Trust to enable the plan to purchase 8% of the common stock sold in the stock offering.
(4) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4%.
(5) Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                                 Capitalization

         The following table presents the historical deposits and consolidated capitalization of Westfield Mutual Holding Company at June 30, 2001, and the pro forma capitalization of Westfield Financial after giving effect to the reorganization and stock offering, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the stock offering may affect materially the capitalization.


                                                                      Pro Forma Based Upon Sale at $10.00 Per Share
                                                           ---------------------------------------------------------------
                                                                             3,760,000                         4,972,600 Shares
                                           Historical          3,196,000        Shares      4,324,000 Shares    (15% Above
                                              as of         Shares (Minimum    (Midpoint        (Maximum        Maximum of
                                          June 30, 2001        of Range)       of Range)        of Range)       Range) (1)
                                          -------------     ---------------   ----------    ----------------    ----------
                                                                            (In thousands)
Deposits(2) .............................   $  612,162        $  612,162      $  612,162      $  612,162        $  612,162
Customer repurchase agreements ..........        4,986             4,986           4,986           4,986             4,986
                                            ----------        ----------      ----------      ----------        ----------
Total deposits and customer repurchase
   agreements ...........................   $  617,148        $  617,148      $  617,148      $  617,148        $  617,148
                                            ----------        ----------      ----------      ----------        ----------
Stockholders' equity:
   Common stock, $0.01 par value,
     30,000,000 shares authorized;
     shares to be issued as reflected(3).   $        -        $       68      $       80      $       92        $      106
   Preferred stock, $.01 par value,
     5,000,000 shares authorized; no
     shares to be issued ................            -                 -               -               -                 -
   Additional paid-in capital(3) ........            -            30,534          36,084          41,634            48,017
   Retained earnings  (4) ...............       79,163            79,163          79,163          79,163            79,163
   Accumulated other comprehensive
     income (5) .........................        1,691             1,691           1,691           1,691             1,691
Less:
   Assets retained by the MHC(6) ........            -              (100)           (100)           (100)             (100)
   Common stock acquired by ESOP(7) .....            -            (2,557)         (3,008)         (3,459)           (3,978)
   Common stock acquired by management
     recognition plan(8) ................            -            (1,278)         (1,504)         (1,730)           (1,989)
                                            ----------        ----------      ----------      ----------        ----------
Total stockholders' equity ..............   $   80,854        $  107,521      $  112,406      $  117,291        $  122,910
                                            ==========        ==========      ==========      ==========        ==========





---------------------------
(1) As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of shares sold in the offering at a value of $10.00 per share and the issuance of shares to Westfield Mutual Holding Company as follows: 3,604,000 shares at the minimum of the estimated valuation range, 4,240,000 shares at the midpoint, 4,876,000 shares at the maximum, and 5,607,400 at 15% above the maximum. No effect has been given to the issuance of additional shares of common stock pursuant to Westfield Financial's proposed stock option plan intended to be adopted by Westfield Financial and presented for approval of stockholders at a meeting of the stockholders to be held at least six months following completion of the offering.
(4) The retained earnings of Westfield Bank will be substantially restricted after the offering.
(5) Represents the unrealized gain on securities classified as available-for-sale, net of related taxes.

(6) Reflects that all of the assets of the MHC, except the $100,000 of investment securities to be retained by the MHC, will be transferred to Westfield Financial as part of the reorganization. The $100,000 of assets to be retained by the MHC is reflected as a reduction to the stockholders' equity.
(7) Assumes that 8% of the shares sold in the stock offering will be purchased by the ESOP at an average cost of $10 per share and that the funds used to acquire such shares will be borrowed from Westfield Financial. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity.
(8) Assumes that, subsequent to the stock offering, an amount equal to 4% of shares of common stock sold in the stock offering is purchased by a management recognition plan through open market purchases. The proposed management recognition plan is intended to be adopted by Westfield Financial and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the stock offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                 Pro Forma Data

         We can not determine the actual net proceeds from the sale of the common stock until the stock offering is completed. However, we estimate that net proceeds will be between $30.6 million and $41.7 million, or $48.1 million if the offering range is increased by 15%, based upon the following assumptions:

         o we will sell all shares of common stock in the subscription offering;

         o we will pay Keefe, Bruyette & Woods, Inc. fees and expenses of approximately $614,000 (assuming the sale of 4,324,000 shares in the stock offering). No fee will be paid with respect to the shares of common stock purchased by the ESOP, the management recognition plan and corporators, trustees, directors, officers and employees of Westfield Mutual Holding Company or Westfield Bank and their immediate families. See "Marketing Arrangements" on page ____; and

         o total expenses, excluding fees and expenses paid to Keefe, Bruyette & Woods, Inc., will be approximately $900,000.


         We calculated the pro forma consolidated net income and stockholders' equity of Westfield Financial for the six months ended June 30, 2001 and the year ended December 31, 2000, as if the common stock had been sold at the beginning of each year and the net proceeds had been invested at 3.72% for the six months ended June 30, 2001 and for the year ended December 31, 2000. We chose these yields because they represent the yield on one-year U.S. Government securities at the corresponding period. In light of changes in interest rates in recent periods, we believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of yield on interest earning assets and cost of deposits for these periods. We assumed a tax rate of 37.0% for both periods. This results in an annualized after-tax yield of 2.34% for the six months ended June 30, 2001 and for the year ended December 31, 2000.

         We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the ESOP. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical stockholders' equity to reflect the earnings on the estimated net proceeds. As discussed under "How We Intend to Use the Proceeds from the Stock Offering," Westfield Financial intends to infuse Westfield Bank with 50% of the net proceeds from the stock offering, make a loan to the ESOP to fund the ESOP's purchase of 8% of the common stock, and retain all of the rest of the proceeds at the holding company for capital needs that arise in the future.

         The tables and footnotes on pages ____ through ____ give effect to the "restricted stock program" or "management recognition plan", which we expect to adopt following the reorganization and stock offering and present to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the management recognition plan is approved by stockholders, the management recognition plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market at $10.00 per share.

         As discussed under "How We Intend to Use the Proceeds from the Stock Offering," Westfield Financial intends to infuse Westfield Bank with 50% of the net proceeds from the stock offering, make a loan to the ESOP Trust, and retain all of the remaining proceeds at the holding company level for capital needs that arise in the future.

         An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber's ownership interest and the pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

         The following tables do not give effect to:

         o the shares to be reserved for issuance under the stock option plan, which requires stockholder approval at an annual or special meeting of stockholders to be held at least six months following completion of the reorganization and stock offering;

         o withdrawals from deposit accounts to purchase common stock in the stock offering;

         o Westfield Financial's results of operations after the reorganization and stock offering; or

         o changes in the market price of the common stock after the reorganization and stock offering.

         The following pro forma information may not represent the financial effects of the reorganization and stock offering at the date on which the reorganization actually occurs and you should not use the table as an indicator of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Westfield Financial computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                          At or for the Six Months Ended June 30, 2001
                                                 ---------------------------------------------------------------
                                                                                                      Maximum
                                                   Minimum          Midpoint         Maximum       As Adjusted
                                                  3,196,000        3,760,000        4,324,000       4,972,600
                                                   Shares            Shares          Shares           Shares
                                                  at $10.00        at $10.00        at $10.00       at $10.00
                                                  Per Share        Per Share        Per Share      Per Share(1)
                                                 ----------        ----------       ---------       ---------
                                                        (Dollars in thousands, except per share amounts)
 Gross proceeds ............................     $   31,960        $   37,600       $  43,240       $  49,726
 Less expenses .............................         (1,358)           (1,436)         (1,514)         (1,603)
                                                 ----------        ----------       ---------       ---------
 Estimated net proceeds ....................         30,602            36,164          41,726          48,123
 Less: Common stock purchased by ESOP(2) ...         (2,557)           (3,008)         (3,459)         (3,978)
 Less: Common stock purchased by MRP(3) ....         (1,278)           (1,504)         (1,730)         (1,989)
 Estimated net proceeds, as adjusted .......     $   26,767        $   31,652       $  36,537       $  42,156
                                                ===========        ===========      ==========      ==========

 For the 6 months ended June 30, 2001:
 -------------------------------------
 Consolidated net income:

    Historical .............................     $    2,372        $    2,372       $   2,372       $   2,372
    Pro forma income on net proceeds .......            312               370             427             493
    Pro forma ESOP adjustment(2) ...........            (54)              (63)            (73)            (84)
    Pro forma MRP adjustment(3) ............            (81)              (95)           (109)           (125)
                                                 ----------        ----------       ---------       ---------
    Pro forma net income ...................     $    2,549        $    2,584       $   2,617       $   2,656
                                                 ==========        ==========       =========       =========

Per share net income:
    Historical .............................     $     0.36        $     0.31       $    0.27       $    0.23
    Pro forma income on net proceeds .......           0.05              0.05            0.05            0.05
    Pro forma ESOP adjustment(2)(4) ........          (0.01)            (0.01)          (0.01)          (0.01)
    Pro forma MRP adjustment(3) ............          (0.01)            (0.01)          (0.01)          (0.01)
                                                 ----------        ----------       ---------       ---------
       Pro forma net income per share ......     $     0.39        $     0.34       $    0.30       $    0.26
                                                ===========       ============      ==========      ==========
Offering price as a multiple of pro forma
    net annualized income per share ........          12.82x            14.71x          16.67x          19.23x

 At June 30, 2001
 ----------------
 Stockholders' equity:

 Historical ................................     $   80,754        $   80,754       $  80,754       $  80,754
 Estimated net proceeds ....................         30,602            36,164          41,726          48,123
 Less: Assets retained by the MHC(6) .......           (100)             (100)           (100)           (100)
 Less: Common Stock acquired by ESOP(2) ....         (2,557)           (3,008)         (3,459)         (3,978)
 Less: Common Stock acquired by MRP(3) .....         (1,278)           (1,504)         (1,730)         (1,989)
                                                 ----------        ----------       ---------       ---------
       Pro forma stockholders' equity ......     $  107,521        $  112,406       $ 117,291       $ 122,910
                                                ===========        ===========      ==========      ==========

 Stockholders' equity per share(5):
    Historical .............................     $    11.88        $    10.09       $    8.78       $    7.63
    Estimated net proceeds .................           4.50              4.52            4.54            4.55
    Less: Assets retained by the MHC(6) ....          (0.01)            (0.01)          (0.01)          (0.01)
    Less: Common Stock acquired by ESOP(2) .          (0.38)            (0.38)          (0.38)          (0.38)
    Less: Common stock acquired by MRP(3) ..          (0.19)            (0.19)          (0.19)          (0.19)
                                                 ----------        ----------       ---------       ---------
       Pro forma stockholders' equity per
       share ...............................     $    15.81        $    14.04       $   12.75       $   11.61
                                                 ==========        ==========       =========       =========
    Offering price as a percentage of pro
       forma stockholders' equity per share.          63.25%            71.23%          78.43%          86.13%
                                                 ==========        ==========       =========       =========

-----------------------
(1) We reserve the right to issue up to a total of 4,972,600 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $49,726,000 (15% above the maximum of the offering range.)

(2) Assumes 8% of the common stock sold in the offering is purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from Westfield Financial. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of this debt will be secured solely by the shares purchased by the ESOP, we expect to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a thirty-year term. The provisions of "Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plan" ("SOP 93-6") have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share.

(3) Assumes 4% of the common stock sold in the stock offering will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Westfield Financial would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 1.96%. For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at June 30, 2001 was 127,840, 150,400, 172,960 and 198,904 for the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.

(4) Westfield Bank intends to record compensation expense related to the ESOP in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of ESOP shares were committed to be released at June 30, 2001 was 8,523, 10,027, 11,531 and 13,260 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(5) Stockholders' equity per share data is based upon 6,800,000, 8,000,000, 9,200,000 and 10,580,000 shares outstanding representing shares sold in the stock offering, and shares purchased by the ESOP and management recognition plan.

(6) Reflects that all assets of the MHC, except the $100,000 of investment securities to be retained by the MHC, will be transferred to Westfield Financial as part of the reorganization. The $100,000 of assets to be retained by the MHC is reflected as a reduction to the stockholders' equity.

                                                           At or for the Year Ended December 31, 2000
                                                ----------------------------------------------------------------
                                                                                                     Maximum
                                                   Minimum          Midpoint         Maximum       As Adjusted
                                                  3,196,000        3,760,000        4,324,000       4,972,600
                                                   Shares            Shares          Shares           Shares
                                                  at $10.00        at $10.00        at $10.00       at $10.00
                                                  Per Share        Per Share        Per Share      Per Share(1)
                                                 ----------        ----------       ---------       ---------
                                                        (Dollars in thousands, except per share amounts)

 Gross proceeds ..............................   $   31,960        $   37,600       $  43,240       $  49,726
 Less expenses ...............................       (1,358)           (1,436)         (1,514)         (1,603)
                                                 ----------        ----------       ---------       ---------
 Estimated net proceeds ......................       30,602            36,164          41,726          48,123
 Less: Common stock purchased by ESOP(2) .....       (2,557)           (3,008)         (3,459)         (3,978)
 Less: Common stock purchased by MRP(3) ......       (1,278)           (1,504)         (1,730)         (1,989)
                                                 ----------        ----------       ---------       ---------
 Estimated net proceeds, as adjusted .........   $   26,767        $   31,652       $  36,537       $  42,156
                                                 ==========        ==========       =========       =========

 For the 12 months ended December 31, 2000:
 ------------------------------------------
 Consolidated net income:

    Historical ...............................   $    6,080        $    6,080       $   6,080       $   6,080
    Pro forma income on net proceeds .........          625               739             854             986
    Pro forma ESOP adjustment(2) .............         (107)             (126)           (145)           (167)
    Pro forma MRP adjustment(3) ..............         (161)             (190)           (218)           (251)
                                                 ----------        ----------       ---------       ---------
    Pro forma net income .....................   $    6,437        $    6,503       $   6,571       $   6,648
                                                 ==========        ==========       =========       =========
 Per share net income:
    Historical ...............................   $     0.93        $     0.79       $    0.68       $    0.60
    Pro forma income on net proceeds .........         0.10              0.10            0.10            0.10
    Pro forma ESOP adjustment(2)(4) ..........        (0.02)            (0.02)          (0.02)          (0.02)
    Pro forma MRP adjustment(3) ..............        (0.02)            (0.02)          (0.02)          (0.02)
                                                 ----------        ----------       ---------       ---------
       Pro forma net income per share ........   $     0.99        $     0.85       $    0.74       $    0.66
                                                 ==========        ==========       =========       =========
 Offering price as a multiple of pro forma
    net annualized income per share ..........        10.10x            11.76x          13.51x          15.15x

 At December 31, 2000
 --------------------
 Stockholders' equity:

 Historical ..................................   $   77,655        $   77,655       $  77,655       $  77,655
 Estimated net proceeds ......................       30,602            36,164          41,726          48,123
 Less: Assets retained by the MHC(6)..........         (100)             (100)           (100)           (100)
 Less: Common Stock acquired by ESOP(2) ......       (2,557)           (3,008)         (3,459)         (3,978)
 Less: Common Stock acquired by MRP(3) .......       (1,278)           (1,504)         (1,730)         (1,989)
                                                 ----------        ----------       ---------       ---------
       Pro forma stockholders' equity ........   $  104,422        $  109,307       $ 114,192       $ 119,811
                                                 ==========        ==========       =========       =========

 Stockholders' equity per share(5):
    Historical ...............................   $    11.42        $     9.71       $    8.44       $    7.34
    Estimated net proceeds ...................         4.50              4.52            4.54            4.55
    Less: Assets retained by the MHC(6).......        (0.01)            (0.01)          (0.01)          (0.01)
    Less: Common Stock acquired by ESOP(2) ...        (0.38)            (0.38)          (0.38)          (0.38)
    Less: Common stock acquired by MRP(3) ....        (0.19)            (0.19)          (0.19)          (0.19)
                                                 ----------        ----------       ---------       ---------
       Pro forma stockholders' equity per
       share .................................   $    15.35        $    13.66       $   12.41       $   11.32
                                                 ==========        ==========       =========       =========
    Offering price as a percentage of pro
       forma stockholders' equity per share ..        65.15%            73.21%          80.58%          88.34%
                                                 ==========        ==========       =========       =========

-----------------------
(1) We reserve the right to issue up to a total of 4,972,600 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $49,726,000 (15% above the maximum of the offering range.)

(2) Assumes 8% of the common stock sold in the stock offering is purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from Westfield Financial. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of this debt will be secured solely by the shares purchased by the ESOP, we expect to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a thirty-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share.

(3) Assumes 4% of the common stock in the stock offering will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Westfield Financial would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 1.96%. For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at December 31, 2000 was 127,840, 150,400, 172,960 and 198,904 for the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.

(4) Westfield Bank intends to record compensation expense related to the ESOP in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of ESOP shares were committed to be released at December 31, 2000 was 17,045, 20,053, 23,061 and 26,521 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(5) Stockholders' equity per share data is based upon 6,800,000, 8,000,000, 9,200,000 and 10,580,000 shares outstanding representing shares sold in the stock offering, and shares purchased by the ESOP and management recognition plan.


(6) Reflects that all assets of the MHC, except the $100,000 of investment securities to be retained by the MHC, will be transferred to Westfield Financial as part of the reorganization. The $100,000 of assets to be retained by the MHC is reflected as a reduction to the stockholders' equity.

                        Westfield Mutual Holding Company
                        Consolidated Statements of Income

         The Consolidated Statements of Income of Westfield Mutual Holding Company for the years ended December 31, 2000, 1999, and 1998 have been audited by Deloitte & Touche LLP, independent auditors and are included in this prospectus, along with their Auditors' Report on page F-1. The consolidated statements of income for the years ended December 31, 2000, 1999 and 1998 have been extracted from the audited consolidated statements of income and should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 30 of this prospectus. The consolidated statements of income for the six-month periods ended June 30, 2001 and 2000 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for such periods. The results for the six-month period ended June 30, 2001 are not necessarily indicative of the results of Westfield Mutual Holding Company for the entire year.

                                                    For the Six Months                  For the Years Ended
                                                       Ended June,                         December 31,
                                               ------------------------     --------------------------------------
                                                 2001           2000           2000          1999           1998
                                               ---------      ---------     ---------      ---------     ---------
                                                       (unaudited)          (In thousands)
INTEREST AND DIVIDEND INCOME
    Residential and commercial real estate
       loans ................................. $  13,207      $  13,065     $  26,523      $  25,891     $  26,861
    Securities and mortgage backed securities.     5,611          4,072         9,216          6,909         6,930
    Consumer loans ...........................     2,920          3,226         6,306          5,493         3,162
    Commercial and industrial loans ..........     1,732          1,549         3,255          2,520         2,320
    Federal funds sold .......................       288            331           663            361           648
    Dividends on stocks ......................       201            169           386            289           608
    Interest-bearing deposits ................       318            132           369            387           255
                                               ---------      ---------     ---------      ---------     ---------
      Total interest and dividend income .....    24,277         22,544        46,718         41,850        40,784
                                               ---------      ---------     ---------      ---------     ---------

INTEREST EXPENSE
    Deposits .................................    13,273         11,212        24,087         21,060        21,288
    Customer repurchase agreements ...........       151            132           320             41             -
    Borrowed funds ...........................         -            111           128             50             -
                                               ---------      ---------     ---------      ---------     ---------
      Total interest expense .................    13,424         11,455        24,535         21,151        21,288
                                               ---------      ---------     ---------      ---------     ---------
      Net interest and dividend income .......    10,853         11,089        22,183         20,699        19,496

PROVISION FOR LOAN LOSSES ....................       600            750         1,089            843           293
                                               ---------      ---------     ---------      ---------     ---------

    Net interest and dividend income after
    provision for
       loan losses ...........................    10,253         10,339        21,094         19,856        19,203
                                               ---------      ---------     ---------      ---------     ---------

NONINTEREST INCOME:
    Service charges and fees .................       669            644         1,320          1,040           934
    Gains on securities, net .................       170            680         1,535            515           269
                                               ---------      ---------     ---------      ---------     ---------
       Total noninterest income ..............       839          1,324         2,855          1,555         1,203
                                               ---------      ---------     ---------      ---------     ---------
NONINTEREST EXPENSE:
      Salaries and employee benefits .........     3,772          3,443         7,871          6,994         6,476
      Occupancy expense ......................       811            709         1,422          1,198         1,481
      Computer operations ....................       751            601         1,185            988           801
      Stationery, supplies and postage .......       305            240           502            628           552
      Other noninterest expense ..............     1,859          1,617         3,704          3,178         2,922
                                               ---------      ---------     ---------      ---------     ---------
       Total noninterest expense .............     7,498          6,610        14,684         12,986        12,232
                                               ---------      ---------     ---------      ---------     ---------
    INCOME BEFORE INCOME TAXES ...............     3,594          5,053         9,265          8,425         8,174
    INCOME TAXES .............................     1,222          1,747         3,185          2,898         3,062
                                               ---------      ---------     ---------      ---------     ---------
    NET INCOME ............................... $   2,372      $   3,306     $   6,080      $   5,527     $   5,112
                                               =========      =========     =========      =========     =========


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

--------------------------------------------------------------------------------
This discussion and analysis reflects Westfield Mutual Holding Company's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Westfield Mutual Holding Company's Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the financial condition and operations of Westfield Mutual Holding Company.

--------------------------------------------------------------------------------

General

         Westfield Mutual Holding Company's results of operations is comprised of earnings on investments and the net income recorded by its principal operating subsidiary, Westfield Bank. Westfield Bank's results of operations depend primarily on net interest income. Net interest and dividend income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities. Interest-earning assets consist primarily of residential mortgage loans, commercial mortgage loans, commercial loans, consumer loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit, savings and money market and NOW account deposits, and borrowings from the Federal Home Loan Bank of Boston. The results of operations also depend on provision for loan losses, noninterest income, and noninterest expense. Noninterest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Noninterest income includes service fees and charges.

         The results of operations may also be affected significantly by economic and competitive conditions in the market area and elsewhere, including those conditions that influence market interest rates, government policies and the actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially affect the results of operations. Furthermore, because Westfield Bank's lending activity is concentrated in loans secured by residential and commercial real estate located in Hampden County, Massachusetts, downturns in this regional economy could have a negative impact on its earnings.

Management Strategy

         Westfield Bank strives to remain a leader in meeting the financial service needs of the local community and to provide quality service to the individuals and businesses in the market areas that it has served since 1853. Historically, Westfield Bank has been a community-oriented provider of traditional banking products and services to business organizations and individuals, including products such as residential and commercial real estate loans, consumer loans and a variety of deposit products.

         In recent years, in addition to real estate lending, we have adopted a growth-oriented strategy that has focused on increased emphasis on commercial and consumer lending and deposit relationships, extending our branch network and broadening our product lines and services. We believe that this business strategy is best for our long term success and viability, and complements our existing commitment to high quality customer service. In connection with our overall growth strategy, Westfield Bank seeks to:

         o increase lending to support the continued growth of its commercial loan portfolio as a means to increase the yield on and diversify its loan portfolio and build transactional deposit account relationships;

         o continue to focus on consumer lending, including indirect automobile lending, as a means of diversifying its loan portfolio;

         o continue to focus on expanding its retail banking franchise, and increasing the number of households served within its market area;

         o depending on market conditions, sell substantially all of the fixed-rate residential real estate loans that it originates and invest the proceeds of these sales in commercial and industrial loans, consumer loans, commercial real estate loans and investment securities in order to diversify its loan portfolio and reduce interest rate risk;

         o        maintain its capital strength and asset quality; and

         o meet the needs of its local community through a community-based and service-orientated approach to banking.

         Following the reorganization and stock offering, Westfield Bank intends to utilize proceeds from the stock offering to further the objectives of its growth-oriented strategy. Westfield Bank may also use the offering proceeds to acquire branches from other banks or to make other acquisitions. See "How We Intend to Use the Proceeds from the Stock Offering."

Average Balance Sheet and Analysis of Net Interest and Dividend Income

         The following tables set forth information relating to our financial condition and net interest and dividend income at June 30, 2001 and for the six months ended June 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998, and reflect the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs were derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. Average balances were derived from actual daily balances over the periods indicated. Interest income includes fees earned from making changes in loan rates or terms, and fees earned when commercial real estate loans were prepaid or refinanced.



                                            At June 30,                              For the Six Months Ended June 30,
                                       ---------------------   -------------------------------------------------------------------
                                               2001                           2001                               2000
                                       ---------------------   ---------------------------------   -------------------------------
                                                   Average                             Average                            Average
                                        Actual      Yield/      Average                 Yield/      Average                Yield/
                                       Balance       Cost       Balance     Interest     Cost       Balance     Interest    Cost
                                       --------     -------     -------    ---------    -------     ---------   --------  -------
Assets:                                                                       (Dollars in thousands)
Interest earning assets:
    Short term investments(1) ........ $      5        3.94%     $10,730    $     288      5.36%     $  10,835   $    331     6.10%
    Securities .......................  241,244        6.66      189,806        6,130      6.46        140,001      4,373     6.25
    Loans(2) .........................  421,781        7.48      460,465       17,859      7.76        464,473     17,840     7.68
                                        -------                  -------       ------                  -------     ------
    Total interest-earning assets ....  663,030        7.18      661,001       24,277      7.34        615,309     22,544     7.33
    Total noninterest-earning assets .   42,403                   43,533       ------                   29,910     ------
                                        -------                  -------                               -------
    Total assets ..................... $705,433                  $704,534                            $ 645,219
                                       ========                  ========                            =========

Liabilities and Equity:
Interest bearing liabilities:
    NOW accounts .....................   37,097        2.41       34,149          392      2.30         35,076        411     2.34
    Regular savings accounts .........   42,797        1.05       44,290          234      1.06         50,592        271     1.07
    Money market deposit accounts ....  121,957        3.17      116,998        1,984      3.40        109,442      1,807     3.30
    Time certificates of deposit .....  364,712        5.33      379,146       10,663      5.62        333,498      8,722     5.23
                                        -------                  -------       ------                  -------     ------
      Total interest-bearing
        deposits .....................  566,563        4.35      574,583       13,273      4.62        528,608     11,211     4.24
    Customer repurchase agreements ...    4,986        3.74        6,983          151      4.32          8,856        244     5.49
                                        -------                  -------       ------                  -------     ------
      Total interest-bearing
        liabilities ..................  571,549        4.35      581,566       13,424      4.62        537,464     11,455     4.26
                                                                               ------                              ------
    Noninterest-bearing deposits .....   45,599                   36,607                                29,236
    Other noninterest-bearing
       liabilities ...................    7,431                    6,264                                 4,680
                                        -------                  -------                               -------
    Total noninterest-bearing
       liabilities ...................   53,030                   42,871                                33,916
                                        -------                  -------                               -------

    Total liabilities ................  624,579                  624,437                               571,380
    Total equity .....................   80,854                   80,097                                73,839
                                        -------                  -------                               -------
    Total liabilities and equity ..... $705,433                 $704,534                             $ 645,219
                                       ========                 ========                             =========

    Net interest and dividend income .                                      $  10,853                            $ 11,089
                                                                            =========                            ========
    Net interest rate spread(3) ......                 2.83                                2.72                               3.07
    Net interest margin(4) ...........                                                     3.28%                              3.60%
    Ratio of average
       interest-earning assets to
       average interest-bearing
       liabilities ...................               116.00x                             113.66x                            114.48x

                                                                                                      (footnotes on following page)


                                                                         For the Year Ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                          2000                         1999                         1998
                                            ---------------------------- ------------------------------  ---------------------------
                                                                Average                        Average                       Average
                                              Average            Yield/   Average               Yield/    Average             Yield/
                                              Balance  Interest   Cost    Balance    Interest    Cost     Balance  Interest    Cost
                                             --------- --------  ------  ---------   --------  -------   --------- --------- -------
                                                                             (Dollars in thousands)
      Assets:
      Interest earning assets:
          Short term investments(1) ........ $  10,570 $    663  6.28%   $   7,370     $   361   4.90%   $  10,485   $   648   5.80%
          Investment securities ............   154,245    9,971  6.47      122,709       7,585   6.18      119,134     7,793   6.58
          Loans(2) .........................   464,011   36,084  7.77      443,901      33,904   7.67      402,774    32,343   8.03
                                             --------- --------  ----    ---------     -------   ----    ---------   -------   ----
            Total interest-earning assets ..   628,826   46,718  7.43      573,980      41,850   7.32      532,393    40,784   7.66
            Total noninterest-earning                  --------                        -------                       -------
               assets ......................    31,345                      30,770                          32,862
                                             ---------                   ---------                       ---------
            Total assets ................... $ 660,171                   $ 604,750                       $ 565,255
                                             =========                   =========                       =========


      Liabilities and Equity:
      Interest bearing liabilities:
          NOW accounts .....................    35,071      837  2.38       31,887         748   2.35       28,551       552   1.93
          Regular savings accounts .........    48,835      509  1.04       53,520       1,101   2.06       51,193     1,244   2.43
          Money market deposit accounts ....   110,051    3,834  3.48      117,331       3,852   3.28      123,985     4,751   3.83
          Time certificates of deposit
             accounts ......................   346,027   18,907  5.46      300,341      15,359   5.11      271,248    14,741   5.43
                                             --------- --------  ----    ---------     -------   ----    ---------   -------   ----
          Total interest-bearing deposits ..   539,984   24,087  4.46      503,079      21,060   4.19      474,977    21,288   4.48
          Customer repurchase agreements ...     8,096      448  5.53        1,875          91   4.80           13         -      -
                                             --------- --------  ----    ---------     -------   ----    ---------   -------   ----
          Total interest-bearing
             liabilities ...................   548,080   24,535  4.48      504,954      21,151   4.19      474,990    21,288   4.48
                                                       --------                        -------                       -------

          Noninterest-bearing deposits .....    31,826                      25,504                          20,707
          Other noninterest-bearing
             liabilities ...................     4,662                       4,728                           4,860
                                             ---------                   ---------                       ---------
            Total noninterest-bearing
             liabilities ...................    36,488                      30,232                          25,580
                                             ---------                   ---------                       ---------
            Total liabilities ..............   584,568                     535,186                         500,557
            Total equity ...................    75,603                      69,564                          64,698
                                             ---------                   ---------                       ---------
            Total liabilities and equity ... $ 660,171                   $ 604,750                       $ 565,255
                                             =========                   =========                       =========

          Net interest and dividend income .           $ 22,183                        $20,699                       $19,496
                                                       ========                        =======                       =======
          Net interest rate spread(3) ......                     2.95                            3.13                          3.18
          Net interest margin(4) ...........                     3.53%                           3.62%                         3.66%
          Ratio of average interest-earning
             assets to average interest-
             bearing liabilities ...........                   114.73x                         113.27x                      112.09x


-------------------------
(1)  Short term investments include federal funds sold.

(2) Loans, including non-accrual loans, are net of deferred loan origination costs (fees), allowance for loan losses and unadvanced funds.
(3) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(4) Net interest margin represents net interest and dividend income as a percentage of average interest earning assets.

         Rate/Volume Analysis. The following table shows how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest and dividend income and interest expense during the periods indicated. Information is provided in each category with respect to:

         (1) interest income changes attributable to changes in volume (changes in volume multiplied by prior rate);

         (2) interest income changes attributable to changes in rate (changes in rate multiplied by prior volume); and

         (3)      the net change.


         The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                         Six Months Ended
                                     June 30, 2001 Compared to     Year Ended December 31, 2000    Year Ended December 31, 1999
                                         Six Months Ended             Compared to Year Ended          Compared to Year Ended
                                           June 30, 2000                 December 31, 1999              December 31, 1998
                                        Increase/(Decrease)             Increase/(Decrease)            Increase/(Decrease)
                                   -----------------------------   -----------------------------  ------------------------------
                                         Due to                          Due to                          Due to
                                   -------------------              -------------------            ------------------
                                     Volume     Rate       Net       Volume     Rate       Net      Volume      Rate       Net
                                    -------    -------   -------    -------    -------   -------    -------   -------    -------
Interest earning assets:
    Short term investments .......  $    (3)   $   (40)  $   (43)   $   200    $   102   $   302    $  (152)  $   (95)   $  (287)
    Investment securities ........    1,609        147     1,757      2,040        346     2,386        221      (470)      (208)
    Loans ........................     (155)       175        19      1,715        465     2,180      3,001    (1,444)     1,561
                                    -------    -------   -------    -------    -------   -------    -------   -------    -------
    Total interest-earning
       assets ....................  $ 1,451    $   282   $ 1,733    $ 3,955    $   913   $ 4,868    $ 3,070   $(2,009)   $ 1,066
                                    =======    =======   =======    =======    =======   =======    =======   =======    =======

Interest bearing liabilities:
    NOW accounts .................  $   (11)   $    (8)  $   (19)   $    76    $    12   $    89    $    78   $   118    $   196
    Savings accounts .............      (33)        (4)      (37)       (49)      (543)     (592)        47      (190)      (143)
    Money market deposit accounts.      128         49       177       (253)       235       (18)      (218)     (681)      (899)
    Time certificates of deposit .    1,281        660     1,941      2,494      1,054     3,548      1,486      (868)       618
    Customer repurchase
       agreements ................      (41)       (51)      (92)       344         13       357         91         -         91
                                    -------    -------   -------    -------    -------   -------    -------   -------    -------
    Total interest bearing
       liabilities ...............    1,324        646     1,969      2,612        772     3,384      1,484    (1,621)      (137)
                                    -------    -------   -------    -------    -------   -------    -------   -------    -------

    Change in net interest and
       dividend income ...........  $   127    $  (364)  $  (236)   $ 1,346    $   141   $ 1,484    $ 1,586   $  (388)   $ 1,203
                                    =======    =======   =======    =======    =======   =======    =======   =======    =======

Comparison of Financial Condition at June 30, 2001 and December 31, 2000


         The consolidated total assets increased $10.6 million, or 1.5%, to $705.4 million at June 30, 2001 from $694.8 million at December 31, 2000. On June 1, 2001, Westfield Bank securitized $35.7 million in thirty-year fixed rate residential mortgage loans and $24.6 million in fifteen year fixed rate residential mortgage loans with Fannie Mae. This transaction was done to reduce interest rate risk as well as improve liquidity and enhance the subsequent saleability of the resulting securities. Because the dollar value of the securitized loans equaled the value of the underlying loans, the securitization did not result in a material change in total assets. Commercial and industrial loans increased $11.2 million, or 29.8% for the six months ended June 30, 2001.


         Deposits increased $10.3 million to $612.2 million at June 30, 2001 compared with $601.9 million at December 31, 2000. Interest-bearing deposits accounted for $3.2 million of the growth in total deposits, while demand deposits accounted for $7.1 million.

         Customer repurchase agreements decreased $2.7 million or 35.1% to $5.0 million at June 30, 2001 from $7.7 million at December 31, 2000. A "customer repurchase agreement" is an agreement by Westfield Bank to sell to and repurchase from the customer an interest in specific securities issued by or guaranteed by the United States Government. This transaction settles immediately on a same day basis in immediately available funds. Interest paid is commensurate with other products of equal interest and credit risk.

         Total equity increased $3.1 million, or 3.99%, to $80.9 million at June 30, 2001 from $77.8 million at December 31, 2000. This was primarily the result of the net income of $2.4 million and an increase in unrealized gains on investment securities available for sale of $727,000 for the six months ended June 30, 2001.

Comparison of Operating Results for the Six Months Ended June 30, 2001 and June 30, 2000.

General

         Net income was $2.4 million for six months ended June 30, 2001, a decrease of $934,000, or 28.3%, compared with net income of $3.3 million for the 2000 period. The decrease was primarily attributable to a decrease in gains on sales of securities of $510,000 from $680,000 in 2000 to $170,000 in year 2001, a decrease in net interest and dividend income of $236,000 and a decrease in the provision for loan losses of $150,000. Noninterest expense increased $888,000, while federal and state income taxes decreased by $525,000 compared with the same period in the prior year.

Interest and Dividend Income

         Total interest and dividend income increased $1.7 million, or 7.69%, to $24.3 million for the 2001 period compared with $22.5 million in 2000. Interest and dividends on securities increased $1.6 million to $5.8 million from $4.2 million, while interest income on loans increased $19,000.

         The growth in interest and dividends on securities was due in part to a $49.8 million, or 35.6%, increase in the average balance of securities. Interest income on loans increased $19,000 for the period because total average loans decreased $4.0 million. Indirect automobile loans decreased $10.5 million from $71.1 million in the 2000 period to $60.6 million in the 2001 period while commercial and industrial loans increased $12.2 million to $48.7 million for June 2001.

         Total interest-earning assets averaged $661.0 million for the six months ended June 30, 2001, up 7.43% from $615.3 in the comparable 2000 period.

Interest Expense

         Total interest expense for the six months ended June 30, 2001 increased $2.0 million from the comparable 2000 period. This was attributable to the higher average balance of total interest-bearing liabilities in 2001 of $581.6 million compared to $537.5 million for the comparable 2000 period. The increase in average yield/cost of interest bearing liabilities of 4.62% for the 2001 period as compared to 4.26% for the same period in 2000 also contributed to the increase in interest expense. This reflects the increase in average higher rate certificates of deposits of $45.6 million.

Net Interest and Dividend Income

         Net interest and dividend income for the six months ended June 30, 2001 decreased $236,000, or 2.13%, from $11.1 million in 2000 to $10.9 million for 2001. The net interest rate spread - the difference between the average yield on average total interest earning assets and the average cost of average total interest-bearing liabilities - decreased 35 basis points to 2.72% for 2001 from 3.07% for the prior year. The net interest margin, which is net interest and dividend income divided by average total interest-earning assets, decreased 32 basis points to 3.28% for 2001.

Provision for Loan Losses


         During the six months ended June 30, 2001, Westfield Bank provided $600,000 for loan losses, compared to $750,000 for the comparable 2000 period. The provision for loan losses brings Westfield Bank's allowance for loan losses at the balance sheet date to a level deemed appropriate by management based on the methodology discussed under "Allowance for Loan Losses." The allocation of the provision among loan types and between the specific and formula components of the allowance for losses is also determined based on the methodology discussed under "Allowance for Loan Losses." The following factors resulted in a decrease in the provision for the six months ended June 30, 2001 compared to the six months ended June 30, 2000:




         o Loan concentrations - Consumer and residential real estate loans decreased from $77.9 million and $250.1 million at June 30, 2000, respectively, to $67.0 million and $203.2 million at June 30, 2001, respectively. These decreases reduced the required allowance for consumer and residential real estate loans. This decrease was partially offset by an increase of $12.3 million in commercial and industrial loans which resulted in an increase in the required allowance for this loan type. Total loans decreased by $41.6 million or 9.9% from June 30, 2000 to June 30, 2001 resulting in a decrease in the overall allowance requirement.

         o Credit quality - Net charge-offs of $464,000 at June 30, 2001 remained constant with net charge-offs of $446,000 at June 30, 2000. As net charge-offs remained relatively stable from June 30, 2000 to June 30, 2001, they had little impact on the allowance requirement.

         As a result of the allowance for loan loss methodology and consideration of the above factors, management determined that a decrease in the provision of $150,000 was appropriate.



         At June 30, 2001, the allowance for loan losses as a percentage of total loans was 0.84% as compared with 0.74% at June 30, 2000.




Noninterest Income

         Noninterest income includes service fees on deposit accounts, other service charges and net gains on sales of securities. Total noninterest income decreased $485,000, or 36.6%, to $839,000 for 2001 compared to $1.3 million for the 2000 period. The 2000 figure includes gains on sales of securities of $680,000 as compared to $170,000 for the 2001 period.

Noninterest Expense

         Total noninterest expense increased $888,000, or 13.4%, to $7.5 million during 2001 compared with $6.6 million for the prior year. Salaries and employee benefits increased $329,000, or 9.6%, to $3.8 million for 2001 compared with $3.4 million for 2000, reflecting normal salary increases and additional staffing costs associated with the hiring and training of additional employees to staff the new Liberty Street Springfield branch and Northampton Street Holyoke branch, which both opened in June 2001. During the period in 2001, Westfield Bank instituted a 401(k) matching program for its employees which resulted in a charge of $56,000.

         The efficiency ratio, determined by dividing noninterest expense by the sum of net interest income and noninterest income excluding gains on securities transactions, was 65.08% for 2001 compared with 56.34% for the 2000 period. The ratio of noninterest expense to average assets was 2.13% for 2001 and 2.05% for 2000. In future periods, the occupancy expense may increase because of the cost of Westfield Bank's expanded West Springfield location and the opening of its new Liberty Street, Springfield branch and its new Northampton Street, Holyoke branch. Annual operating expenses are expected to increase in the near term due to future product and service expansion and the increased costs of operating as a public company.

Income Taxes

         Income tax expense decreased $525,000, or 30.1%, to $1.2 million for 2001, resulting in an effective tax rate of 34.0% for the six months ended June 30, 2001 and 34.6% for the 2000 period. The effective tax rate also reflects the utilization of Westfield Mutual Holding Company as a qualified securities corporation and Elm Street Real Estate Investments, Inc., a wholly owned subsidiary of Westfield Bank, as a real estate investment trust.

Comparison of Financial Condition at December 31, 2000 and 1999

         The consolidated assets increased $56.2 million, or 8.8%, to $694.8 million at December 31, 2000 from $638.6 million at December 31, 1999. Investment securities increased $49.2 million, or 39.1%, to $174.6 million at December 31, 2000 from $125.5 million at December 31, 1999. Federal funds sold increased from $2.6 million at December 31, 1999 to $10.0 million at December 31, 2000. Commercial and industrial loans increased $4.8 million from $32.7 million to $37.5 million at December 31, 2000 and 1999 respectively.

         Asset growth was funded primarily by an increase of $50.9 million in deposits, to $601.9 million at December 31, 2000 compared to $551.0 million at December 31, 1999. Time certificates of deposit increased $49.2 million from $323.6 million at December 31, 1999 to $372.8 at December 31, 2000. Demand deposits also showed significant growth of $8.9 million, or 30.1%, to $38.5 million at December 31, 2000 from $29.6 million at December 31, 1999.

         At December 31, 1999, Westfield Bank had $5.0 million in borrrowings from the Federal Home Loan Bank as a method of funding perceived cash needs as a result of Y2K. There were no borrowings at December 31, 2000.

         Customer repurchase agreements increased $4.4 million, or 134.8%, from $3.3 million to $7.7 million at December 31, 1999 and 2000 respectively.

         Total equity increased $6.5 million, or 9.1% to $77.8 million at December 31, 2000 from $71.2 at December 31, 1999. This was primarily the result of net income of $6.1 million and an increase in unrealized gains on investment securities available for sale of $430,000 for the year ended December 31, 2000.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

General

         Net income of $6.1 million for 2000 represents a $553,000, or 10.0%, increase from 1999 earnings of $5.5 million. This increase was due primarily to the growth in securities of $49.2 million and an increase in commercial and industrial loans of $4.8 million, or 14.8%, from $32.7 million in 1999 to $37.5 million in 2000.

Interest and Dividend Income

         Total interest and dividend income increased $4.9 million to $46.7 million for 2000 compared to $41.9 million for 1999. The average balance of interest earning assets increased $56.8 million, or 9.9%, and the yield on earning assets increased from 7.32% in 1999 to 7.43% for 2000.

         The previously mentioned growth in securities is the primary reason for the rise in interest and dividend income. Interest and dividends on investment securities increased $2.4 million, or 33.4%, from $7.2 million in 1999 to $9.6 million in 2000. The yield on investment securities also increased substantially from 6.18% in 1999 to 6.47% in 2000.

Interest Expense

         Interest expense increased $3.4 million, or 16.0%, to $24.5 million for 2000 compared with $21.2 million for 1999. The average balance of total interest-bearing deposits increased $36.9 million in 2000 to $540.0 million, while the average cost of deposits increased 27 basis points to 4.46%. The combination of the deposit growth and the increase in cost of funds produced a $3.4 million increase in interest expense for the year. The average balance of borrowed funds increased in 2000 by $6.2 million and the average cost of borrowings increased 73 basis points to 5.53% in 2000. The customer repurchase agreements produced an increase in interest expense of approximately $279,000 compared with 1999.

Net Interest and Dividend Income

         Net interest and dividend income for 2000 was $22.2 million as compared with $20.7 million for 1999. Net interest rate spread decreased to 2.95% for 2000 from 3.13% for the prior year. Net interest margin decreased to 3.53% for 2000 compared with 3.62% for 1999. The decrease in net interest income is primarily the result of the increase in higher cost certificates of deposit.

Provision for Loan Losses


         During 2000, Westfield Bank provided $1.1 million for loans losses, compared to $843,000 for 1999. The provision for loan losses brings Westfield Bank's allowance for loan losses to a level deemed appropriate by management based on the methodology discussed under "Allowance for Loan Losses." The allocation of the provision among loan types and between the specific and formula components of the allowance for losses is also determined based on the methodology discussed under "Allowance for Loan Losses." The following factors resulted in an increase in the provision for 2000 as compared to 1999:

          o Loan concentrations - Commercial real estate loans and commercial and industrial loans increased $8.3 million or 6.8%. Westfield Bank considers these types of loans to contain more risk than conventional residential mortgages which remained relatively constant. These increases resulted in an increase in the allowance requirements for commercial real estate and commercial and industrial loans. These increases were partially offset by a decrease in consumer loans from $83.4 million at December 31, 1999 to $73.3 million at December 31, 2000 resulting in a decrease in the allowance requirement for consumer loans.

          o Credit quality - Actual loss experience on loans increased significantly with net charge-offs totaling $1.1 million in 2000 vs. $545,000 in 1999. Net loans charged off as a percent of average loans outstanding increased from 0.08% to 0.17% in 2000. This increase was partially offset by a decrease in non-accrual loans from $2.8 million at December 31, 1999 to $2.3 million at December 31, 2000. The increase in net charge-offs increases the loss factors applied to outstanding loans and results in an increase in the allowance requirement.

         As a result of the detailed allowance for loan loss methodology and consideration of the above factors, management determined that an increase in the provision of $246,000 was appropriate.

         The allowance for loan losses at the end of 2000 was 0.73% of total loans compared with 0.66% at the end of 1999. The increase in the coverage ratio reflects the changes in the loan portfolio described above.

Noninterest Income

         Noninterest income increased to $2.9 million in 2000 compared with $1.6 million the year before. Security gains were $1.5 million in 2000, up from $515,000 in 1999. The gains in 2000 were primarily from the sale of common stock holdings. In the future, Westfield Bank intends to increase noninterest income by broadening its product line and increase the delivery channels through which Westfield Bank delivers products and services, including the enhancement of its Internet Banking and Telephone Banking services.


Noninterest Expense

         Total noninterest expense increased $1.7 million, or 13.1%, to $14.7 million in 2000 compared with $13.0 million for the prior year. Salaries and benefits expense represented $877,000 of the increase. In July 1999, Westfield Bank increased its staffing levels in order to open its branch office on Main Street in Springfield, Massachusetts. Other noninterest expense increased $526,000 mainly as the result of a loss due to a check kiting scheme by one of its customers. Occupancy expense increased by $224,000 as a result of Westfield Bank's main office expansion and the opening of the above mentioned Springfield, Massachusetts office.


Income Taxes

         Income taxes increased $287,000, or 9.9%, to $3.2 million in 2000. The effective tax rate was 34.4% in 2000 and 1999. The effective tax rate also reflects the utilization of Westfield Mutual Holding Company as a qualified securities corporation and Elm Street Real Estate Investments, Inc., a wholly owned subsidiary of Westfield Bank, as a real estate investment trust.

Comparison of Financial Condition at December 31, 1999 and 1998

         The consolidated total assets increased $56 million, or 9.6%, to $638.6 million at December 31, 1999 from $582.6 million at December 31, 1998. Total loans increased $52.8 million, or 12.6%, to $470.3 million at December 31, 1999 from $417.5 million at December 31, 1998. Total securities increased $5.9 million to $125.5 million at December 31, 1999.

         Asset growth was funded primarily by an increase in deposits of $42.7 million, or 8.4%, to $551.0 million at December 31, 1999 from $508.3 million at December 31, 1998. Time certificates of deposit increased $43.2 million making up the total deposit increase.

         Total equity increased $4.6 million, or 6.9%, to $71.2 million at December 31, 1999 from $66.7 million at December 31, 1998. This was primarily the result of net income of $5.5 million and a decrease of $954,000 in unrealized gains on securities available for sale for the year ended December 31, 1999.

Comparison of Operating Results for the years Ended December 31, 1999 and 1998

General

         Net income of $5.5 million for 1999 represents a $415,000, or 8.1%, increase from 1998 earnings of $5.1 million. This increase was due primarily to the growth in loans of $52.8 million, which included a $37.2 million gain indirect automobile loans to $76.0 million in 1999 from $38.8 million in 1998.

Interest and Dividend Income

         Total interest and dividend income increased $1.1 million to $41.9 million for 1999 compared to $40.8 million in 1998. The average balance of interest earning assets increased $39.6 million, or 7.4%, and the yield decreased from 7.66 % in 1998 to 7.32% in 1999.

         Interest on consumer loans increased $2.3 million, or 73.7%, to $5.5 million in 1999 from $3.2 million in 1998. This was primarily the result of the above mentioned increase in indirect automobile lending during 1999.

Interest Expense

         Interest expense decreased $137,000 from $21.3 million in 1998 to $21.2 million in 1999. Average total interest-bearing deposits increased $28.1 million to $503.1 million in 1999 from $475.0 million in 1998; however, the cost of funds decreased from 4.48% in 1998 to 4.19% in 1999.

Net Interest and Dividend Income

         Net interest and dividend income for 1999 was $20.7 million as compared with $19.5 million for 1998. The net interest rate spread decreased to 3.13% for 1999 compared with 3.18% for 1998. The primary reason for the $1.2 million increase in net interest and dividend income is the substantial increase in indirect automobile loans mentioned above.

Provision for Loan Losses


         During 1999, Westfield Bank provided $843,000 for loan losses, compared to $293,000 for 1998. The provision for loan losses brings Westfield Bank's allowance for loan losses to a level deemed appropriate by management based on the methodology discussed under "Allowance for Loan Losses." The allocation of the provision among loan types and between the specific and formula components of the allowance for losses is also determined based on the methodology discussed under "Allowance for Loan Losses." The following factors resulted in the increase in the provision for 1999 as compared to 1998:

         o Loan concentration - Commercial real estate and commercial and industrial increased $6.7 million or 5.8% and indirect automobile loans increased from $38.8 million at December 31, 1998 to $76.0 million at December 31, 1999 or 96%. These increases resulted in an increase in the allowance requirement.

         o Credit quality - Nonperforming loans increased from $800,000 at December 31, 1998 to $2.8 million at December 31, 1999. As a percentage of total loans nonperforming loans increased from 0.20% at December 31, 1998 to 0.59% at December 31, 1999. Net charge-offs as a percentage of average loans outstanding decreased from 0.11% at December 31, 1998 to 0.08% at December 31, 1999.

         As a result of the detailed allowance for loan methodology and consideration of the above factors, management determined that an increase in the provision of $550,000 was appropriate.

         The allowance for loan losses at the end of 1999 was 0.66% of total loans compared with 0.63% in 1998. This increase in the coverage ratio reflects the change in the loan portfolio described above.

Noninterest Income

         Noninterest income increased $352,000 to $1.6 million in 1999 from $1.2 million in 1998. Security gains were $515,000 in 1999, up from $269,000 in 1998. The gains in both years were primarily from the sale of common stock holdings. In the future, Westfield Bank intends to broaden its products line and increase the delivery channels through which it delivers products and services, including the enhancement of its Internet Banking and Telephone Banking services.

Noninterest Expense

         Total noninterest expense increased $754,000 or 6.2% to $13.0 million in 1999 compared with $12.2 million in 1998. Salaries and benefits represented $518,000. A net increase of 9 employees and normal salary increases accounts for the variance. Indirect automobile lending loan processing charges increased $490,000. A substantial increase in the number of indirect automobile loan applications was the reason for this increase.

Income Taxes

         Income taxes decreased $164,000, or 5.4%, to $2.9 million in 1999. The effective tax rate was 34.4% in 1999 and 37.5% in 1998. The effective tax rate reflects the utilization of Westfield Mutual Holding Company as a qualified securities corporation and Elm Street Real Estate Investments, Inc., a wholly owned subsidiary of Westfield Bank, as a real estate investment trust.


Liquidity and Capital Resources

         The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of liquidity are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. Westfield Bank also can borrow funds from the Federal Home Loan Bank based on eligible collateral of loans and securities. Westfield Bank's maximum borrowing capacity from the Federal Home Loan Bank is approximately $264.0 million, net of borrowings that are already outstanding. In addition, we may enter into reverse repurchase agreements with approved broker-dealers. Reverse repurchase agreements are agreements that allow us to borrow money using our securities as collateral.

         We had no outstanding borrowings from Federal Home Loan Bank at either December 31, 2000 or June 30, 2001.

         Maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

         Our primary investing activities are the origination of residential real estate, commercial real estate, commercial and industrial and consumer loans, and the purchase of mortgage-backed and other investment securities. During the first six months of 2001, Westfield Bank originated loans of approximately $112.7 million, and during the comparable period of 2000, Westfield Bank originated loans of approximately $83.2 million. Purchases of securities totaled $68.5 million for the first six months of 2001 and $48.1 million for the six months of 2000. At June 30, 2001, Westfield Bank had loan commitments to borrowers of approximately $18.4 million, and available home equity and unadvanced lines of credit of approximately $42.1 million.

         Deposit flows are affected by the level of interest rates, by the interest rates and products offered by competitors and by other factors. Total deposits increased $10.3 million and $17.3 million during the first six months of 2001 and 2000, respectively. Time deposit accounts scheduled to mature within one year were $264.1 million at June 30, 2001. Based on Westfield Bank's deposit retention experience and current pricing strategy, it anticipates that a significant portion of these certificates of deposit will remain on deposit. We monitor our liquidity position frequently and anticipate that we will have sufficient funds to meet our current funding commitments.

         At June 30, 2001, we exceeded each of the applicable regulatory capital requirements. Our leverage tier 1 capital was $79.3 million, or 17.38% of risk-weighed assets, and 11.21% of average assets. We had a risk-based total capital of $83.1 million and a risk-based capital ratio of 18.23%.

         We do not anticipate any other material capital expenditures during calendar year 2001, nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Management of Market Risk

         As a financial institution, our primary market risk is interest rate risk since substantially all transactions are denominated in U.S. dollars with no direct foreign exchange or changes in commodity price exposure. Fluctuations in interest rates will affect both our level of income and expense on a large portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest earning assets.

         The primary goal of our interest rate management strategy is to limit fluctuations in net interest income as interest rates vary up or down and control variations in the market value of assets, liabilities and net worth as interest rates vary. We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, net interest income will remain within an acceptable range.

         To achieve the objectives of managing interest rate risk, Westfield Bank's Asset and Liability Management Committee meets monthly to discuss and monitor the market interest rate environment relative to interest rates that are offered on its products. The Asset and Liability Management Committee presents periodic reports to the Board of Directors of Westfield Bank and the Board of Trustees of Westfield Mutual Holding Company at their regular meetings.

         Historically, Westfield Bank's lending activities have emphasized residential real estate and commercial real estate loans. However, since 1996, Westfield Bank has increased its emphasis on commercial and consumer lending and deposit relationships. Commercial and industrial loans and consumer loans have grown 166.8% and 105.0%, respectively, since December 31, 1996. Commercial and industrial loans have also grown 49.0% since December 31, 1999. The indirect automobile loan portfolio grew substantially in 1999 as a result of aggressive pricing and the addition of several new automobile dealers. Management determined to temporarily curtail its indirect lending in fiscal year 2000 to allow the portfolio to become more seasoned, but may decide to grow the indirect automobile loan portfolio in the future. We believe that Westfield Bank's increased emphasis on commercial and consumer lending will allow it to diversify its loan portfolio while continuing to meet the needs of the businesses and individuals that it serves.

         Westfield Bank's primary source of funds has been deposits, consisting primarily of time deposits, money market accounts, savings accounts, demand accounts and NOW accounts, which have shorter terms to maturity than the loan portfolio, and transaction accounts. Several strategies have been employed to manage the interest rate risk inherent in the asset/liability mix, including but not limited to:

         o maintaining the diversity of our existing loan portfolio through the origination of commercial loans, commercial real estate loans and consumer loans which typically have variable rates and shorter terms than residential mortgages; and

         o emphasizing investments with expected short-term maturities of five years or less.

         In addition, emphasis on commercial and consumer loans has reduced the average maturity of Westfield Bank's loan portfolio. Moreover, the actual amount of time before loans are repaid can be significantly affected by changes in market interest rates. Prepayment rates will also vary due to a number of other factors, including the regional economy in the area where the loans were originated, seasonal factors, demographic variables and the assumability of the loans. However, the major factors affecting prepayment rates are prevailing interest rates, related financing opportunities and competition. We monitor interest rate sensitivity so that we can adjust our asset and liability mix in a timely manner and minimize the negative effects of changing rates.

         Net Interest and Dividend Income Simulation. We use a simulation model to monitor interest rate risk. This model reports the net interest income at risk primarily under three different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down 100, 200 and 300 basis points from current rates over the one year time period following the current financial statement.

         The changes in interest income and interest expense due to changes in interest rates reflect the interest sensitivity of our interest earning assets and interest bearing liabilities. For example, in a rising interest rate environment, the interest income from an adjustable rate mortgage will increase depending on its repricing characteristics while the interest income from a fixed rate loan would not increase until it was repaid and loaned out at a higher interest rate.

         The tables below set forth as of June 30, 2002 the estimated changes in net interest and dividend income that would result from incremental changes in interest rates over the applicable twelve-month period.

                                       For the Twelve Months Ended June 30, 2002
                                                (Dollars in thousands)
                              ------------------------------------------------------
                                    Changes in
                              Interest Rates (Basis    Net Interest
                                     Points)              Income           % Change
                              ---------------------   -------------        -------
                                        300            $  21,700             (2.4)%
                                        200               22,234             (1.3)
                                        100               22,529             (1.8)
                                          0               22,953                -
                                       -100               22,724             (1.0)
                                       -200               22,593             (0.6)
                                       -300               22,312             (1.2)


         Market rates were assumed to increase and decrease 100 basis points, 200 basis points, and 300 basis points in even increments over the twelve month period. The repricing and/or new rates of assets and liabilities moved in tandem with market rates. However, in certain deposit products, the use of data from a historical analysis indicated that the rates on these products would move only a fraction of the rate change amount.

         Westfield Bank developed balance sheet growth projections for the twelve month period. The same product mix and growth strategy was used for all seven rate scenarios.

         Pertinent data from each loan account, deposit account and investment security was used to calculate future cash flows. The data included such items as maturity date, payment amount, next repricing date, repricing frequency, repricing index and spread. Prepayment speed assumptions were based upon the difference between the account rate and the current market rate.

         Another circumstance that affects the results is that market rates are relatively low. In the three declining rate scenarios, Westfield Bank forecasted that its rates on some deposit products would not fall as sharply as market rates. For example, because the rate on regular savings accounts is 1.05%, it is not possible for the rate to decrease by 200 basis points or 300 basis points.


Recent Accounting Pronouncements

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

         In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," which is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization, the reclassification of certain existing recognized intangibles as goodwill, the reassessment of the useful lives of existing recognized intangibles and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires a transitional goodwill impairment test six months from the date of adoption.

         Westfield Mutual Holding Company does not believe the adoption of these standards will have a material effect on its consolidated financial statements.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and accompanying Notes of Westfield Mutual Holding Company have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Westfield Bank's operations. Unlike industrial companies, Westfield Bank's assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

                           Business of Westfield Bank

General

         Westfield Bank is a Massachusetts-chartered stock savings bank that is currently a wholly-owned subsidiary of Westfield Mutual Holding Company, a Massachusetts-chartered mutual holding company. Westfield Bank was formed in 1853 and reorganized into a mutual holding company structure (without a stock offering) in 1995. Historically, it has been a community-oriented provider of banking products and services to business organizations and individuals, including traditional products such as residential and commercial real estate loans, consumer loans, and a variety of deposit instruments.

         In recent years, in addition to real estate lending, Westfield Bank has adopted a growth-oriented strategy focused on increased emphasis on commercial and industrial and consumer lending and deposit relationships, extending its branch network and broadening its product lines and services. Westfield Bank believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service.

         Westfield Bank operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. In addition, it provides online banking services through its web site (http://www.westfieldbank.com).

         Westfield Bank's revenues are derived principally from interest on its loans and interest and dividends on its investment securities. Its primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities, and funds provided by operations. Westfield Bank also may use borrowings from the Federal Home Loan Bank as a source of funds for loans, investments and other assets, but as of June 30, 2001, it did not have any borrowed funds from the Federal Home Loan Bank. See "-- Sources of Funds."

Market Area

         Westfield Bank conducts its operations out of its main office in Westfield, Massachusetts. It also operates through nine other banking offices located in Westfield and in the communities of Agawam, East Longmeadow, Holyoke, Southwick, Springfield and West Springfield, Massachusetts. Its deposits are gathered from the general public in these towns and surrounding communities, and its lending activities are concentrated primarily in Hampden County, Massachusetts.

         The city of Westfield is largely suburban and is located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway that crosses Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Westfield is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Westfield's 2000 population was approximately 37,500 and the estimated 2000 population for Hampden County was approximately 437,000.

         The economy of Westfield Bank's market area historically has been supported by a variety of industries. Its primary market area has benefited from the presence of large employers centered in insurance, health care, warehouse, manufacturing and education. Among the largest employers currently in its market area are American Saw, Bay State Health Systems, Friendly Ice Cream Corporation, Hasbro, Mass Mutual Life Insurance Company, Mestek, Noble Hospital, C&S Wholesale, the University of Massachusetts, Westfield State College and the Sullivan Paper Company. In addition, other employment and economic activity is provided by substantial number of small and medium size businesses in the area.

        During the late 1990's, the regional economy in Westfield Bank's primary market area, based on economic indicators, such as unemployment rates, vacancy rates and household income trends, has strengthened, and residential and commercial real estate values in some areas approach the market values existing before the economic downtown in the late 1980s. As of December 2000, the unemployment rate of Westfield Bank's primary market area and Massachusetts was 3.1% and 2.4%, respectively, as compared to the national average of 4.0%. From 1998 to 1999, the median household income in Westfield Bank's market area increased by 6.0% to $45,635 compared to a 2.1% increase in Massachusetts and a 2.7% increase nationally. Despite the increases, the median household income in Westfield Bank's market area is below state and national averages.


         Westfield Bank's future growth opportunities will be influenced by the growth and stability of the statewide and regional economies, other demographic population trends and the competitive environment. Westfield Bank believes that it has developed lending products and marketing strategies to address the diverse credit-related needs of the residents in its market area.


Competition

         Westfield faces intense competition both in making loans and attracting deposits. Its primary market area is highly competitive and it faces direct competition from a significant number of financial institutions, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger than and have greater financial resources than Westfield Bank.

         In the past year, however, the regional economy in Westfield Bank's primary market area has showed signs of weakening. Unemployment rates in Westfield Bank's market area have increased over the past years and Westfield Bank expects that unemployment rates may increase further as the regional and national economy weakens. Westfield Bank's competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Westfield Bank's most direct competition for deposits has historically come from commercial banks, savings banks, co-operative banks and credit unions. Westfield Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies. Historically, Westfield Bank's most direct competition for deposits has come from savings, co-operative and commercial banks.

Lending Activities

         Loan Portfolio Composition. Westfield Bank's loan portfolio primarily consists of residential real estate loans, home equity loans, commercial real estate loans, commercial and industrial loans and consumer loans.

         At June 30, 2001, Westfield Bank had total loans of $425.1 million, of which $203.2 million were residential mortgage loans and $12.5 million were home equity loans. Of residential mortgage loans outstanding at that date, 37.59% were adjustable-rate loans and 62.41% were fixed-rate loans. The remainder of its loans at June 30, 2001 consisted of commercial real estate loans, commercial and industrial loans, and consumer loans. Commercial real estate loans outstanding at June 30, 2001 totaled $93.7 million, or 22.05% of total loans. Commercial and industrial loans outstanding at June 30, 2001 totaled $48.7 million, or 11.46% of total loans. Consumer loans outstanding on June 30, 2001 totaled $67.0 million, or 15.8% of total loans.

         Westfield Bank's loans are subject to federal and state law and regulations. The interest rates Westfield Bank charges on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by its competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

         The following table presents the composition of Westfield Bank's loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.



                                                                                 At December 31,
                                      At June 30,       ------------------------------------------------------------------
                                          2001                   2000                 1999                  1998
                                 ---------------------  --------------------- --------------------  ---------------------
                                              Percent                Percent              Percent               Percent
                                   Amount     of Total   Amount     of Total   Amount     of Total   Amount     of Total
                                  --------    --------  ---------   --------  --------    --------  --------    --------
                                                                                        (Dollars in thousands)
Real estate loans:
   Residential .................. $203,159     47.79%   $ 250,945     53.64%  $250,625     53.29%   $239,972      57.47%
   Home equity loans ............   12,538      2.95       13,217      2.83     14,258      3.03      14,858       3.56
   Commercial ...................   93,726     22.04       92,826     19.84     89,333     18.99      90,026      21.56
                                  --------     -----    ---------     -----   --------     -----    --------      -----
     Total real estate loans ....  309,423     72.78      356,988     76.31    354,216     75.31     344,856      82.59
                                  --------     -----    ---------     -----   --------     -----    --------      -----

Other loans:
   Commercial and industrial ....   48,696     11.46       37,510      8.02     32,673      6.95      25,353       6.07
   Indirect auto ................   60,586     14.25       66,168     14.14     76,006     16.16      38,799       9.30
   Consumer, other ..............    6,434      1.51        7,171      1.53      7,436      1.58       8,524       2.04
                                  --------     -----    ---------     -----   --------     -----    --------      -----
     Total other loans ..........  115,716     27.22      110,849     23.69    116,115     24.69      72,676      17.41
                                  --------     -----    ---------     -----   --------     -----    --------      -----

     Total loans ................  425,139     100.00%    467,837    100.00%   470,331     100.00%   417,532     100.00%

Less:
   Net deferred loan fees .......      212                    128                  231                   184
   Allowance for loan losses ....   (3,570)                (3,434)              (3,118)               (2,632)
                                  --------              ---------             --------              --------
     Total loans, net ........... $421,781              $ 464,531             $467,444              $415,084
                                  ========              =========             ========              ========




                                                At December 31,
                                 ------------------------------------------
                                         1997                  1996
                                  --------------------  -------------------
                                             Percent                Percent
                                  Amount     of Total    Amount    of Total
                                  -------    --------   --------   --------

Real estate loans:
   Residential .................. 219,841      56.72%   $197,902     55.96%
   Home equity loans ............  19,110       4.93      13,724      3.88
   Commercial ...................  96,151      24.81      91,126     25.76
                                  -------      -----    --------     -----
     Total real estate loans .... 335,102      86.46     302,752     85.60
                                  -------      -----    --------     -----

Other loans:
   Commercial and industrial ....  21,396       5.52      18,253      5.16
   Indirect auto ................  21,937       5.66      22,272      6.29
   Consumer, other ..............   9,144       2.36      10,424      2.95
                                  -------      -----    --------     -----
     Total other loans ..........  52,477      13.54      50,949     14.40
                                  -------      -----    --------     -----

     Total loans ................ 387,579     100.00%    353,701    100.00%

Less:
   Net deferred loan fees .......     348                     10
   Allowance for loan losses ....  (2,791)                (3,094)
                                  -------               --------
     Total loans, net ...........$385,136               $350,617
                                 ========               ========



         Loan Maturity and Repricing. The following table shows the repricing dates or contractual maturity dates as of June 30, 2001. The table does not reflect prepayments or scheduled principal amortization.


                                                              At June 30, 2001
                                 ---------------------------------------------------------------------------
                                                                        Commercial
                                 Residential     Home        Commercial    and
                                 Real Estate    Equity      Real Estate Industrial   Consumer
                                    Loans        Loans         Loans      Loans        Loans       Totals
                                 -----------    --------     --------   ---------     --------     --------
                                                               (In thousands)
Amounts due:
Within one year ...............    $  34,289    $ 12,538     $ 24,218   $  29,687     $  1,703     $102,435

After one year:
   One to three years .........       18,795           -       22,720       6,381       23,027       70,923
   Three to five years ........       28,488           -       13,070       8,387       37,193       87,138
   Five to ten years ..........       40,223           -       28,144       3,809        4,961       77,137
   Ten to twenty years ........       43,752           -        4,566         102            -       48,420
   Over twenty years ..........       37,612           -        1,008         330          136       39,086
                                   ---------    --------     --------   ---------     --------     --------
Total due after one year ......      168,870           -       69,508      19,008       65,318      322,704
                                   ---------    --------     --------   ---------     --------     --------

Total amount due:                    203,159      12,538       93,726      48,696       67,020      425,139
                                   ---------    --------     --------   ---------     --------     --------

Less:
Net deferred loan origination
   costs ......................         (224)        177            -           -          259          212
Allowance for loan losses .....         (804)        (50)      (1,272)       (741)        (703)      (3,570)
                                   ---------    --------     --------   ---------     --------     --------

   Loans, net .................    $ 202,131    $ 12,665     $ 92,454   $  47,954     $ 66,577     $421,781
                                   =========    ========     ========   =========     ========     ========


         The following table presents, as of June 30, 2001, the dollar amount of all loans contractually due or scheduled to reprice after June 30, 2002 and whether such loans have fixed interest rates or adjustable interest rates.


                                                                   Due After June 30, 2002
                                                --------------------------------------------------------------
                                                     Fixed                  Adjustable               Total
                                                 -----------                ----------            -----------
                                                                        (In thousands)
Real Estate Loans

   Residential ...............................   $   126,601                $   42,269             $  168,870
   Home equity loans .........................             -                         -                      -
   Commercial real estate ....................        10,668                    58,840                 69,508
   Total real estate loans ...................       137,269                   101,109                238,378

Other Loans

   Commercial and industrial .................        16,327                     2,681                 19,008
   Consumer ..................................        65,298                        20                 65,318
   Total other loans .........................        81,625                     2,701                 84,326
                                                 -----------                ----------             ----------
Total loans ..................................   $   218,894                $  103,810             $  322,704
                                                 ===========                ==========             ==========

         The following table presents Westfield Bank's loan originations, sales and principal payments for the periods indicated.


                                                      For the Six Months
                                                        Ended June 30,          For the Year Ended December 31,
                                                     ----------------------     ---------------------------------
                                                       2001          2000         2000       1999          1998
                                                     ---------      -------     --------   --------      --------
                                                                           (In thousands)
Loans:
   Balance outstanding at beginning of period .....  $ 467,837      470,331     $470,331   $417,532      $387,579

Originations:
   Real estate loans:
      Residential .................................     41,056       17,779       36,291     92,674       114,329
      Home equity loans ...........................      6,198        4,449        8,246      8,084         7,601
      Commercial                                        10,988       12,233       26,676     29,041        60,936
                                                     ---------      -------     --------   --------      --------
         Total mortgage originations ..............     58,242       34,461       71,213    129,799       182,866
   Commercial and industrial loans ................     42,444       35,790       78,889     74,000        59,770
   Consumer loans .................................     11,994       12,986       26,415     66,869        34,503
                                                     ---------      -------     --------   --------      --------
         Total originations .......................    112,680       83,237      176,517    270,668       277,139
                                                     ---------      -------     --------   --------      --------

Less:
   Principal repayments, unadvanced funds and
         other, net ...............................     94,505       82,731      178,003    206,421       236,691
   Loan securitizations ...........................     60,268            -            -     11,091         8,965
   Loan charge-offs ...............................        464          446          773        357           452
   Transfers to foreclosed real estate ............        141           61          235          -         1,078
                                                     ---------      -------     --------   --------      --------
         Total deductions .........................    155,378       83,357      179,011    217,869       247,186
    Ending balance                                   $ 425,139     $470,211     $467,837   $470,331      $417,532
                                                     =========     ========     ========   ========      ========


         Residential Real Estate Lending. Westfield Bank originates mortgage loans secured by one-to four-family properties that serve as the primary residence of the owner. Most of its loan originations are generated by referrals from real estate brokers and builders, its marketing efforts and existing and walk-in customers. As of June 30, 2001, loans on one- to four-family residential properties accounted for $203.2 million, or 47.79%, of Westfield Bank's total loan portfolio.

         Westfield Bank currently originates residential real estate loans on either a fixed-rate or adjustable-rate basis, as consumer demand dictates. The maximum loan-to-value ratios depend on the type of property and the size of the loan involved. The loan-to-value ratio is the loan amount divided by the appraised value of the property. The loan-to-value ratio is a measure commonly used by financial institutions to determine exposure to risk. The majority of Westfield Bank's real estate loans are originated with a loan-to-value ratio of 80% or less. Loans originated with loan-to-value ratios in excess of 80% require the borrower to obtain mortgage insurance.


         Beginning on September 1, 2001, Westfield Bank will refer its residential real estate borrowers to a third party mortgage company. Residential real estate borrowers will submit applications to Westfield Bank, but the loan will be closed on the books of the mortgage company. Westfield Bank will receive a fee of 65 basis points for each of these loans originated by the third party mortgage company. Under the program, substantially all of Westfield Bank's residential real estate loans will be underwritten and originated by the third party mortgage company. In addition, depending on market conditions,

Westfield Bank may purchase residential real estate loans from the third party mortgage company. Westfield Bank believes that this program will diversify its loan portfolio and reduce its interest rate risk.


         Westfield Bank's pricing strategy for mortgage loans includes setting interest rates that are competitive with Fannie Mae and Freddie Mac and other local financial institutions, and consistent with its internal needs. Westfield Bank offers fixed-rate loans secured by family residences. These loans have contractual maturities of up to 30 years and are fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in the current level of interest rates could alter the average life of a residential loan in Westfield Bank's portfolio considerably. Westfield Bank's residential real estate loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Westfield Bank's residential real estate loans generally contain a "due on sale" clause allowing it to declare the unpaid principal balance due and payable upon the sale of the security property.

         Westfield Bank also offers a variety of fixed-rate loans that it sells to investors on a servicing released basis. These loans are underwritten to the investors' standards and are sold to the investor after the loan closes. Westfield Bank is an approved seller/servicer for both Fannie Mae and Freddie Mac.

         Westfield Bank offers adjustable-rate mortgage loans with either a one-year, three-year or five-year term to the initial repricing date. After that initial period, the interest rate for each adjustable-rate mortgage loan generally adjusts annually for the remainder of the term of the loan. Westfield Bank uses a different number of indices to reprice its adjustable-rate mortgage loans.

         Westfield Bank's residential adjustable-rate mortgage loans generally are fully amortizing loans with contractual maturities of up to 30 years, payments due monthly. Its adjustable-rate mortgage loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans are not generally as rate sensitive as its cost of funds. The adjustable-rate mortgage loans that Westfield Bank originates generally are not convertible into fixed-rate loans.

         Adjustable-rate mortgage loans generally pose different credit risks than fixed-rate loans, primary because as interest rates rise, the borrower's payments rises, increasing the potential for default. Westfield Bank has not experienced difficulty with the payment history for these loans. At June 30, 2001, its loan portfolio included $76.4 million in adjustable-rate residential mortgage loans or 17.97% of its total loan portfolio, and $126.8 million in fixed-rate residential real estate loans, or 29.83% of its total loan portfolio.

         Westfield Bank's home equity loans, including lines of credit and home improvement loans, totaled $12.6 million and comprised 2.95% of its total loan portfolio at June 30, 2001. These loans may be originated in amounts of the existing first mortgage, or up to 100% of the value of the property securing the loan. The term to maturity on Westfield Bank's home equity and home improvement loans may be up to 15 years.

         Commercial Real Estate Loans. Westfield Bank originates commercial real estate loans to finance the purchase of real property, which generally consists of apartment buildings, business properties, multi-family investment properties and construction loans to developers of commercial and residential properties. In underwriting commercial real estate loans, consideration is given to the property's historic cash flow, current and projected occupancy, location and physical condition. At June 30, 2001, Westfield Bank's commercial real estate loan portfolio consisted of 444 loans, totaling $93.7 million, or 22.04% of total loans.

         Substantially all of the commercial real estate portfolio consists of loans which are collateralized by properties in Westfield Bank's normal lending area. Westfield Bank's commercial real estate loan portfolio is diverse, and does not have any significant loan concentration by type of property or borrower. Westfield Bank generally lends up to a maximum loan-to-value ratio of 80% on commercial properties and require a minimum debt coverage ratio of 1.20 times. Its largest commercial real estate loan relationship had an outstanding balance of $4.4 million at June 30, 2001 secured by apartment buildings located in western Massachusetts.

         Westfield Bank also offers construction loans to finance the construction of commercial properties located in its primary market area. Westfield Bank had $7.4 million in commercial construction loans and commitments at June 30, 2001. Of this amount, approximately $3.7 million were loans made to experienced developers with whom Westfield Bank has an established relationship, $3.2 million of which was to a prominent developer to fund a single construction project in Westfield, Massachusetts.

         Commercial real estate lending involves additional risks compared with one- to four-family residential lending. Payments on loans secured by commercial real estate properties often depend on the successful management of the properties, on the amount of rent from the properties, or on the level of expenses needed to maintain the properties. Repayment of such loans may therefore be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. In order to mitigate this risk, Westfield Bank monitors its loan concentration and its loan policies generally limit the amount of loans to a single borrower or group of borrowers.

         Because of increased risks associated with commercial real estate loans, Westfield Bank's commercial real estate loans generally have higher rates and shorter maturities than residential mortgage loans. Westfield Bank usually offers commercial real estate loans at adjustable rates tied to the prime rate or to yields on U.S. Treasury securities. The terms of such loans generally do not exceed 20 years.

         Commercial and Industrial Loans. Westfield Bank offers commercial and industrial loan products and services which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the financing of existing corporate debt. Westfield Bank offers business installment loans, vehicle and equipment financing, lines of credit, equipment leasing and other commercial loans. At June 30, 2001, Westfield Bank's commercial and industrial loan portfolio consisted of 765 loans, totaling $48.7 million or 11.46% of its total loans. Since 1996, commercial and industrial loans have grown $30.4 million, or 166.8% from $18.3 to $48.7 million. In addition, Westfield Bank has added four commercial loan officers and one business development officer since 1997. Westfield Bank may hire additional commercial loan officers on an as needed basis in connection with its potential branch expansion.

         As part of Westfield Bank's strategy of increasing its emphasis on commercial lending, Westfield Bank seeks to attract its business customers' entire banking relationship. All commercial borrowers are required to maintain a commercial deposit at Westfield Bank. Westfield Bank also provides complementary commercial products and services, including an equipment leasing program with a third party vendor, a variety of commercial deposit accounts, cash management services, sweep accounts, a broad ATM network and night deposit services. Commercial loan officers are based in its main and branch offices, and Westfield Bank views its recent and potential branch expansion as a means of facilitating these commercial relationships. Westfield Bank intends to use the proceeds of the stock offering to continue to expand the volume of its commercial business products and services within its current underwriting standards.

         Westfield Bank's commercial loan portfolio does not have any significant loan concentration by type of property or borrower. The largest concentration of loans were for loans to purchase machinery and equipment which comprise approximately 1.5% of the total loan portfolio. At June 30, 2001, Westfield Bank's largest commercial and industrial loan relationship was $5.9 million to a local machine distributor that provides enhanced engineering and design to manufacturing companies in the medical, electronic and aerospace industries by improving the quality or efficiency of equipment.

         Commercial and industrial loans are limited to terms of seven years but generally have terms of five years or less. Although Westfield Bank does originate fixed-rate commercial loans, substantially all of its commercial loans have variable interest rates tied to the prime rate. Whenever possible, Westfield Bank also collateralizes these commercial and industrial loans with a lien on commercial real estate. Alternatively, Westfield Bank may collateralize these loans with a lien on business assets and equipment. In some cases, both types of liens are required. Westfield Bank also generally requires the personal guarantee of the business owner. Interest rates on commercial loans generally have higher yields than residential or commercial real estate loans.

         Commercial and industrial loans are generally considered to involve a higher degree of risk than residential or commercial real estate loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial and industrial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. These risks can be significantly affected by economic conditions. In addition, business lending generally requires substantially greater oversight efforts by Westfield Bank's staff compared to residential or commercial real estate lending. In order to mitigate this risk, Westfield Bank monitors its loan concentration and its loan policies generally limit the amount of loans to a single borrower or group of borrowers. Westfield Bank also utilizes the services of an outside consultant to conduct on-site credit quality reviews of the commercial and industrial loan portfolio.

         Consumer Loans. Consumer loans are generally originated at higher interest rates than residential and commercial mortgage loans, but they also generally tend to have a higher credit risk than residential mortgage loans because they are usually unsecured or secured by rapidly depreciable assets. Management, however, believes that offering consumer loan products helps to expand and create stronger ties to Westfield Bank's existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

         Westfield Bank offers a variety of consumer loans to retail customers in the communities its serves. Examples of its consumer loans include:

         o        direct and indirect automobile loans;

         o        secured passbook loans;

         o credit lines tied to deposit accounts to provide overdraft protection; and

         o        unsecured personal loans.

         At June 30, 2001, the consumer loan portfolio totaled $67.0 million or 15.76% of total loans. Westfield Bank's increased emphasis on consumer lending will allow it to diversify its loan portfolio while continuing to meet the needs of the individuals and businesses that it serves.

         Indirect automobile loans currently represent the largest portion of its consumer loan portfolio, totaling $60.6 million, or 14.3% of its total loan portfolio and 90.4% of its consumer loan portfolio, at June 30, 2001.

          Westfield Bank offers fixed rate automobile loans in a direct and indirect basis with terms up to 72 months for new and recent model used cars and up to 60 months for older model used cars. Westfield Bank generally will make such loans up to 100% of the retail value shown in the NADA Used Car Guide. The interest rates offered differ depending on the age of the automobile and current interest rates offered by competitors.

         Westfield Bank began offering indirect automobile loans through automobile dealers approximately eight years ago. Currently, Westfield Bank maintains contractual relationships with approximately 40 new and used car dealers located through western Massachusetts and northern Connecticut. Westfield Bank has a contractual arrangement and outsources a portion of the origination function and all of the servicing function to a nationally recognized service provider. The collection and liquidation functions are handled in-house by Westfield Bank personnel. Indirect auto loans are made only after an underwriting review and approval under established guidelines set by Westfield Bank. On loans originated by its automobile dealers, Westfield Bank compensates the originator based upon the higher interest rate paid on the loan, up to a maximum of 4%.

         For the years ended December 31, 2000 and 1999, Westfield Bank originated $20.3 million and $60.9 million of automobile loans, respectively, substantially all of which were originated indirectly through the automobile dealers in fiscal years 2000 and 1999, respectively. The substantial majority of automobile loans are secured by used automobiles. The indirect loan portfolio grew substantially in 1999 as the result of aggressive pricing and the addition of several new dealers. Management determined to temporarily curtail its indirect lending in fiscal year

2000 to allow the portfolio to become more seasoned, but may decide to grow the indirect automobile loan portfolio in the future. Westfield Bank has not sold any of its automobile loans since inception. Westfield Bank anticipates that in the future it may sell a portion of its automobile loans in the secondary market for liquidity purposes and to manage the credit risk of the loan portfolio.

         Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. Further, collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Repossessed collateral relating to consumer loans at June 30, 2001 approximated $216,000. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans if a borrower defaults.

         Loan Approval Procedures and Authority. As established by the Executive Committee of the Board of Directors, Westfield Bank's lending policies provide that its mortgage underwriting department may review and approve mortgage loans up to $500,000. Westfield Bank's underwriting department also may review and approve home equity loans up to $100,000. Any loan applications, including mortgage loans, that exceed $500,000 or $100,000 for home equity loans require approval of the Executive Committee. For loans requiring board approval, management is responsible for presenting to the board information about the creditworthiness of a borrower and the estimated value of the subject property. Generally, the estimated value of the property must be supported by an independent appraisal report prepared in accordance with Westfield Bank's appraisal policy.

         The following generally describes Westfield Bank's current lending procedures. Upon receipt of a completed loan application from a prospective borrower, Westfield Bank must order a credit report and verify other information. If necessary, Westfield Bank obtains additional financial or credit related information. Westfield Bank requires an appraisal for all mortgage loans. Appraisals for mortgage loans are performed by licensed or certified third-party appraisal firms and are reviewed by Westfield Bank's lending department. Appraisals for second mortgages or home equity loans are not required. Rather, a designated employee of Westfield Bank conducts an inspection of the property. Westfield Bank requires title insurance on all mortgage loans and certain other loans. Westfield Bank requires borrowers to obtain hazard insurance. Westfield Bank also requires borrowers to obtain flood insurance, if applicable, prior to closing. In addition, Westfield Bank makes available to borrowers the option to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which it makes disbursements for items such as real estate taxes, flood insurance, and private mortgage insurance premiums. Beginning on September 1, 2001, Westfield Bank will originate its residential real estate loans by referring its customers to a third-party mortgage company. Residential real estate borrowers will submit applications to Westfield Bank, but the loan will be closed on the books of the mortgage company.

Asset Quality

         One of Westfield Bank's key operating objectives has been and continues to be the achievement of a high level of asset quality. Westfield Bank maintains a large proportion of loans secured by residential and commercial properties, set sound credit standards for new loan originations and follow careful loan administration procedures. Westfield Bank also utilizes the services of an outside consultant to conduct on-site credit quality reviews of Westfield Bank's commercial and industrial loan portfolio on an annual basis. These practices and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a low level of nonaccrual loans. These factors have helped strengthen Westfield Bank's financial condition.

         Delinquent Loans and Foreclosed Assets. Westfield Bank's policies require that management continuously monitor the status of the loan portfolio and report to the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate, as well as Westfield Bank's actions and plans to cure the delinquent status of the loans and to dispose of the foreclosed property.

         The following table presents information regarding non-accrual mortgage and consumer and other loans, and foreclosed real estate as of the dates indicated. All loans where the interest payment is 90 days or more in arrears as of the closing date of each month are placed on non-accrual. At June 30, 2001 and December 31, 2000, 1999, and 1998, Westfield Bank had $2.3 million, $2.3 million, $2.8 million and $838,000, respectively, of non-accrual loans. If all non-accrual loans had been performing in accordance with their original terms and had been outstanding from the earlier of the beginning of the period or origination, we would have recorded interest income on these loans of approximately $238,000 for the applicable six month period in 2001.



                                              At June 30,                          At December 31,
                                              -----------     ---------------------------------------------------------
                                                  2001          2000        1999         1998        1997         1996
                                              -----------     --------     ------      ------       ------      -------
                                                                        (Dollars in thousands)
Non-accrual real estate loans
    Residential .............................   $ 1,237       $  1,180     $  864      $  262       $  328      $   728
    Home equity loans .......................        29            113          -           -           42           26
    Commercial real estate ..................       579            247      1,496         262           95          854
                                                -------       --------     ------      ------       ------      -------
Total non-accrual real estate loans .........     1,845          1,540      2,360         524          465        1,608

Other loans:
    Commercial and industrial ...............       277            392         35         137          206           98
    Consumer ................................       206            376        356         177          268          111
                                                -------       --------     ------      ------       ------      -------
Total non-accrual consumer and other loans ..   $ 2,328       $  2,308     $2,751      $  838       $  939      $ 1,817
                                                =======       ========     ======      ======       ======      =======
Total nonperforming loans ...................   $ 2,328       $  2,308     $2,751      $  838       $  939      $ 1,817
Foreclosed real estate, net .................        46              -          -         221          984          649
                                                -------       --------     ------      ------       ------      -------
Total nonperforming assets ..................   $ 2,374       $  2,308     $2,751      $1,059       $1,923      $ 2,466
                                                =======       ========     ======      ======       ======      =======
Nonperforming loans to total loans ..........      0.55%          0.49%      0.59%       0.20%        0.24%        0.51%
Nonperforming assets to total assets ........      0.34           0.33       0.43        0.18         0.35         0.49


         Allowance for Loan Losses. The following table presents the activity in Westfield Bank's allowance for loan losses and other ratios at or for the dates indicated.




                                     At or for Six Months
                                        Ended June 30,                     At or for Years Ended December 31,
                                    ---------------------     ----------------------------------------------------------
                                      2001         2000         2000        1999         1998         1997         1996
                                    --------     --------     -------      -------     -------      -------      -------
                                                                   (Dollars in thousands)

Balance at beginning of period .... $  3,434     $  3,118      $ 3,118      $ 2,632     $ 2,791      $ 3,094      $ 3,140

Charge-offs:
   Residential ....................      (16)           -          (12)         (19)       (292)         (35)         (81)
   Commercial real estate .........      (17)           -          (20)           -          (8)         (47)        (511)
   Home equity loans ..............        -            -            -            -           -          (48)           -
   Commercial and industrial ......        -          (10)         (42)          (5)       (156)        (254)         (35)
   Consumer .......................     (684)        (497)        (985)        (521)       (294)        (190)        (181)
                                    --------     --------      -------      -------     -------      -------      -------
      Total charge-offs ...........     (717)        (507)      (1,059)        (545)       (750)        (574)        (808)
                                    --------     --------      -------      -------     -------      -------      -------

Recoveries:
   Residential ....................        -            -            -           30          90            8           23
   Commercial real estate .........        -            -            -            5          95           14           63
   Home equity loans ..............        -            -            -            -           9            -            -
   Commercial and industrial ......        9            5            8           18          57            5           37
   Consumer .......................      244           56          278          135          47           44           59
                                    --------     --------      -------      -------     -------      -------      -------
      Total recoveries ............      253           61          286          188         298           71          182
                                    --------     --------      -------      -------     -------      -------      -------

Net charge-offs ...................     (464)        (446)        (773)        (357)       (452)        (503)        (626)

Provision for loan losses .........      600          750        1,089          843         293          200          580
                                    --------     --------      -------      -------     -------      -------      -------

Balance at end of period .......... $  3,570     $  3,422     $  3,434     $  3,118    $  2,632     $  2,791     $  3,094
                                    ========     ========     ========     ========    ========     ========     ========

Total loans receivable(1) ......... $425,139     $470,211     $467,837     $470,331    $417,532     $387,579     $353,701
                                    ========     ========     ========     ========    ========     ========     ========

Average loans outstanding ......... $461,657     $465,298     $464,917     $443,982    $402,851     $376,191     $334,719
                                    ========     ========     ========     ========    ========     ========     ========

   Allowance for loan losses as
     a percent of total loans
     receivable ...................    0.84%        0.73%        0.73%        0.66%       0.63%        0.72%        0.87%

   Net loans charged off  a
      percent of average loans
      outstanding .................    0.10%        0.10%        0.17%        0.08%       0.11%        0.13%        0.19%


----------
(1)  Does not include deferred fees.

         Westfield Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio based on ongoing quarterly assessments of the estimated losses. Westfield Bank's methodology for assessing the appropriateness of the allowance consists of a review of the components, which include a specific allowance for identified problem loans and a formula allowance for current performing loans. Fluctuations in the balances of impaired loans affect the specific reserve while fluctuations in volume and concentrations of loans affects the formula reserve while fluctuations in volume and concentrations of loans affects the formula reserve and the allocation of the allowance of the loan losses among loan types.



         The specific allowance incorporates the results of measuring impairment for specifically identified non-homogenous problem loans in accordance with SFAS No. 114 "Accounting By Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." In accordance with SFAS No.'s 114 and 118 the specific allowance reduces the carrying amount of the impaired loans to their estimated fair value. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan's contractual terms. A loan is not deemed to be impaired if there is a short delay in receipt of payment or if, during a longer period of delay, the Westfield Bank expects to collect all amounts due including interest accrued at the contractual rate during the period of delay. Measurement of impairment can be based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loans is collateral dependent. Measurement of impairment does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment such as the Westfield Bank portfolios of home equity loans, real estate mortgages, installment and other loans.



          The formula allowance is calculated by applying loss factors to outstanding loans by type, excluding loans for which a specific allowance has been determined. As part of this analysis, each quarter Westfield Bank prepares an allowance for loan losses worksheet which categorizes the loan portfolio by risk characteristics such as loan type and loan grade. Changes in the mix of loans and the internal loan grades affect the amount of the formula allowance. Loss factors are assigned to each category based on Westfield Bank's assessment of each category's inherent risk. In determining the loss factors to apply to each loan category, Westfield Bank considers historical losses, peer group comparisons, industry data and loss percentages used by banking regulators for similarly graded loans. Loss factors may be adjusted for qualitative factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors are described as follows:

     o Classified loan loss factors are derived from loss percentages utilized by banking regulators for similarly graded loans. Loss factors of 3% to 5%, 10% to 15% and 50% to 75% are applied to the outstanding balance of loans internally classified special mention, substandard and doubtful, respectively.

     o Pass graded loan loss factors are based on actual losses for the previous twelve quarters adjusted for qualitative factors, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations and specific industry conditions within portfolio segments that exist at the balance sheet date. The loss factors are applied to outstanding loans by loan type.

         In addition, management employs an independent third party to perform an annual review of all of Westfield Bank's commercial loans with principal balances greater than $600,000. A second objective of this review was all watch list loans with aggregate balances greater than $100,000 and all 30 day or longer past due commercial loans with balances in excess of $50,000.

         Westfield Bank's methodologies include several factors that are intended to reduce the difference between estimated and actual losses. The loss factors that are used to establish the allowance for pass graded loans are designated to be self-correcting by taking into account changes in loan classification, loan concentrations and loan volumes and by permitting adjustments based on management's judgments of qualitative factors as of the evaluation date. Similarly, by basing the pass graded loan loss factors on loss experience over the prior three years, the methodology is designated to take Westfield Bank's recent loss experience into account.

         Westfield Bank's allowance methodology has been applied on a consistent basis. Based on this methodology, Westfield Bank believes that it has established and maintained the allowance for loan losses at adequate levels, future adjustments to the allowance for loan losses may be necessary if economic, real estate and other conditions differ substantially from the current operating environment resulting in estimated and actual losses differing substantially. Adjustments to the allowance for loan losses are charged to income through the provision for loan losses.



         A summary of the components of the allowance for loan losses as of June 30, 2001, December 31, 2000 and December 31, 1999 is as follows:




                                    June 30, 2001                 December 31, 2000                December 31, 1999
                           ------------------------------   ------------------------------  ------------------------------
                           Specific    Formula     Total    Specific    Formula    Total    Specific    Formula     Total
                           --------    -------     ------   --------    -------    -------  --------    -------     ------
                                                                (In thousands)
Real estate mortgage
    Residential......         $   -     $  854     $  854       $  -     $  859     $  859      $  -     $  682     $  682
    Commercial.......            32      1,240      1,272         49      1,187      1,236       136      1,057      1,193

Commercial and
    Industrial.......            53        688        741         28        551        579         -        397        397


Consumer.............             -        703        703          -        760        760         -        846        846
                              -----     ------     ------       ----     ------     ------      ----     ------     ------
    Total ...........         $  85     $3,485     $3,570       $ 77     $3,357     $3,434      $136     $2,982     $3,118
                              =====     ======     ======       ====     ======     ======      ====     ======     ======




         In addition, various regulatory agencies, as an integral part of their examination process, periodically review Westfield Bank's loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the FDIC and the Massachusetts Division of Banks, may require Westfield Bank to adjust the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting Westfield Bank's results of operations.

         For the six months ended June 30, 2001, Westfield Bank provided $600,000 to the allowance for loan losses based on its evaluation of the items discussed above. Westfield Bank believes that the current allowance for loan losses accurately reflects the level of risk in the current loan portfolio.

         Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans indicated.



                                         At June 30,                                                 At December 31,
                                ----------------------------------------------------------------------------------------------------
                                            2001                           2000                           2000
                                ----------------------------------------------------------------------------------------------------
                                                    Percent                        Percent                        Percent
                                                    of Loans                       of Loans                       of Loans
                                          Loan      in Each              Loan      in Each              Loan      in Each
                                 Amount   Balances  Category    Amount   Balances  Category    Amount   Balances  Category    Amount
                                of Loan   by        to Total  of Loan    by        to Total  of Loan    by        to Total  of Loan
 Loan Category                    Loss    Category    Loans      Loss    Category    Loans      Loss    Category    Loans      Loss
 -------------                  -------- ---------  --------- --------   --------  --------  --------   --------  --------  --------
                                                                                  (Dollars in thousands)
 Real estate - mortgage:
     Residential(1) ........... $    854 $ 215,697      50.74% $  738   $ 263,935      56.13% $   859  $ 264,162      56.47% $   682
     Commercial ...............    1,272    93,726      22.04   1,157      91,978      19.56    1,236     92,826      19.84    1,193
 Commercial loans .............      741    48,696      11.46     631      36,421       7.75      579     37,510       8.02      397
 Consumer loans(2) ............      703    67,020      15.76     896      77,877      16.56      760     73,339      15.67      846
                                -------- ---------     ------  ------   ---------     ------  -------   --------     ------  -------
     Total allowance for loan
       losses ................. $  3,570 $ 425,139     100.00% $3,422   $ 470,211     100.00% $ 3,434   $ 467,837    100.00% $ 3,118
                                ======== =========     ======  ======   =========     ======  =======   =========    ======  =======





                                                                  At December 31
                                ------------------------------------------------------------------------------------
                                     1999                           1998                           1997
                                ------------------------------------------------------------------------------------
                                             Percent                        Percent                        Percent
                                             of Loans                       of Loans                       of Loans
                                   Loan      in Each              Loan      in Each              Loan      in Each
                                   Balances  Category    Amount   Balances  Category    Amount   Balances  Category
                                   by        to Total   of Loan   by        to Total  of Loan    by        to Total
                                   Category    Loans      Loss    Category    Loans      Loss    Category    Loans
                                   --------  --------   -------- ---------  --------- --------   --------  --------
                                                                                          (Dollars in thousands)
 Real estate - mortgage:
    Residential(1) ............   $ 264,883       56.32% $  675  $254,830     61.03%   $  728 $ 238,951      61.65%
    Commercial ................      89,333       18.99   1,344    90,026     21.56     1,940    96,151      24.82
 Commercial loans .............      32,673        6.95     301    25,353      6.07       229    21,396       5.52
 Consumer loans(2) ............      83,442       17.74     312    47,323     11.34       233    31,081       8.02
                                  ---------      ------  ------  --------    ------    ------ ---------     ------
    Total allowance for loan
      losses ..................   $ 470,331      100.00% $2,632  $417,532    100.00%   $3,130 $ 387,579     100.00%
                                  =========      ======  ======  ========    ======    ====== =========     ======



                                               At December 31
                                 -------------------------------
                                                    1996
                                 -------------------------------
                                                       Percent
                                                       of Loans
                                             Loan      in Each
                                             Balances  Category
                                 Amount of   by        to Total
                                 Loan Loss   Category    Loans
                                 ---------   --------  --------
 Real estate - mortgage:
    Residential(1) ............   $   783   $ 211,626     59.84%
    Commercial ................     1,637      91,126     25.76
 Commercial loans .............       375      18,253      5.16
 Consumer loans(2) ............       300      32,696      9.24
                                  -------   ---------    ------
    Total allowance for loan
      losses ..................   $ 3,094   $ 353,701    100.00%
                                  =======   =========    ======



-------------------------
(1)  Includes home equity loans.
(2)  Excludes passbook loans.

Investment Activities

         The Board of Directors reviews and approves Westfield Bank's investment policy on an annual basis. The President and Treasurer, as authorized by the Board, implement this policy based on the established guidelines within the written policy.

         Westfield Bank's investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement its lending activities and to provide and maintain liquidity within the range established by policy. In determining Westfield Bank's investment strategies, it considers its interest rate sensitivity, yield, credit risk factors, maturity and amortization schedules, and other characteristics of the securities to be held.

         Massachusetts-chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short term loans to other banks, corporate debt instruments, and equity securities.

Securities Portfolio

         Westfield Bank classifies securities as held to maturity or available for sale at the date of purchase. Westfield Bank does not have any securities classified as trading. Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. At June 30, 2001, held to maturity securities totaled $69.2 million, or 29.1% of the total securities portfolio, and available for sale investments totaled $168.4 million, or 70.9% of Westfield Bank's total securities portfolio. Westfield Bank classifies U.S. Government securities and U.S. Government Agency securities as available for sale and held to maturity. These securities predominately have maturities of less than five years, although Westfield Bank also invests in adjustable rate securities with maturities of up to 15 years. Westfield Bank's mortgage-backed securities, which are directly or indirectly insured or guaranteed by Freddie Mac, Ginnie Mae or Fannie Mae or are rated AAA, consist of both 30-year securities and seven-year balloon securities. The latter are so named because they mature (i.e. balloon) prior to completing their normal 30-year amortization. The 30-year mortgage backed securities are classified as held to maturity while the seven year balloon securities are classified as available for sale. In addition, Westfield Bank has investments in Federal Home Loan Bank stock and other equity securities.

         Securities Portfolio. The following table sets forth the composition of Westfield Bank's securities portfolio at the dates indicated.



                                     At June 30,                             At December 31,
                                 ------------------    -------------------------------------------------------------
                                        2001                  2000                 1999                 1998
                                 ------------------    ------------------  -------------------  --------------------
                                 Amortized   Market    Amortized   Market  Amortized   Market    Amortized   Market
                                   Cost       Value      Cost      Value      Cost      Value       Cost     Value
                                 --------  --------    --------  --------   --------   --------   --------  --------
                                                                   (In thousands)
Securities:
   U.S. Government securities .. $      -  $      -    $      -  $      -   $  4,997   $  5,007   $ 12,131  $ 12,299
   Federal agency securities ...   35,659    36,003      43,188    43,578     35,426     34,878     36,109    36,287
   Other debt securities .......   50,806    51,703      62,352    62,126     48,722     47,982     37,306    37,901
                                 --------  --------    --------  --------   --------   --------   --------  --------
Total securities ...............   86,465    87,706     105,540   105,704     89,145     87,867     85,546    86,487
                                 --------  --------    --------  --------   --------   --------   --------  --------

Mortgage-backed and
   mortgage-related securities:
   Ginnie Mae ..................   16,152    16,263       9,904     9,907      2,511      2,420      4,302     4,300
   Fannie Mae ..................   83,144    84,022      33,729    33,584     22,869     21,915     15,096    15,437
   Freddie Mac .................   17,711    18,004       5,685     5,720      3,650      3,658      7,485     7,653
   Collateralized mortgage
    obligation .................   19,360    19,503      10,016    10,233          -          -          -         -
                                 --------  --------    --------  --------   --------   --------   --------  --------
Total mortgage-backed and
   Mortgage-related securities... 136,367   137,792      59,334    59,444     29,030     27,993     26,883    27,390
                                 --------  --------    --------  --------   --------   --------   --------  --------

Marketable equity securities ...   12,178    12,847       8,063     9,744      6,303      9,194      4,772     6,080
                                 --------  --------    --------  --------   --------   --------   --------  --------
    Total securities ........... $235,010  $238,345    $172,937  $174,892   $124,478   $125,054   $117,201  $119,957
                                 ========  ========    ========  ========   ========   ========   ========  ========


         Mortgage-Backed Securities and Mortgage-Related Securities. The following table sets for the amortized cost and fair value of Westfield Bank's mortgage-backed and mortgage-related securities, which are classified as available for sale or held to maturity at the dates indicated.


                                               As of June 30,                 At December 31,
                                        -----------------------------  -------------------------------------------------------------
                                                     2001                           2000                           1999
                                        -----------------------------  -----------------------------   -----------------------------
                                        Amortized   Percent    Market  Amortized  Percent of  Market   Amortized Percent of  Market
                                           Cost    of Total    Value     Cost       Total     Value      Cost      Total      Value
                                         --------    ------  --------   -------    ------     -------   -------    ------    -------
                                                          (Dollars in thousands)
Mortgage-backed and mortgage-related
securities available for sale:

Ginnie Mae ............................. $  9,447      6.93% $  9,563   $ 8,610      14.51%   $ 8,644   $ 1,634      5.63%   $ 1,580
Fannie Mae .............................   74,924     54.94    75,677    29,174      49.17     28,933    20,790     71.62     19,889
Freddie Mac ............................    4,587      3.36     4,735     4,728       7.97      4,770     2,099      7.23      2,099
Collateralized mortgage obligation .....    8,838      6.48     8,994    10,016      16.88     10,233         -         -          -
                                         --------    ------  --------   -------    -------    -------   -------    ------    -------
   Total mortgage-backed and mortgage
     related securities available for
     sale ..............................   97,796     71.72    98,969    52,528      88.53     52,580    24,523     84.47     23,568
                                         --------    ------  --------   -------    -------    -------   -------    ------    -------

Mortgage-back and mortgage related
securities held to maturity:

Ginnie Mae .............................    6,705      4.92     6,700     1,294       2.18      1,263       877      3.02        840
Fannie Mae .............................    8,220      6.03     8,345     4,555       7.68      4,651     2,079      7.16      2,026
Freddie Mac ............................   13,124      9.62    13,269       957       1.61        950     1,551      5.34      1,559
Collateralized mortgage obligation .....   10,522      7.72    10,509         -          -          -         -         -          -
Total mortgage-backed and mortgage
   related securities held to maturity .   38,571     28.28    38,823     6,806      11.47      6,864     4,507     15.53      4,425
                                         --------    ------  --------   -------    -------    -------   -------    ------    -------
Total mortgage-backed and mortgage
   related securities .................. $136,367    100.00% $137,792   $59,334     100.00%   $59,444   $29,030    100.00%   $27,993
                                         ========    ======  ========   =======    =======    =======   =======    ======    =======

         Securities Portfolio Maturities. The composition and maturities of the securities portfolio (debt securities) and the mortgage-backed securities portfolio at June 30, 2001 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or redemptions that may occur.



                                                                 More than One Year        More than Five Years
                                       One Year or Less          through Five Years          through Ten Years
                                    ----------------------     -------------------------   -----------------------
                                                  Weighted                     Weighted                   Weighted
                                    Amortized      Average       Amortized      Average     Amortized      Average
                                       Cost         Yield          Cost          Yield        Cost         Yield
                                    --------        ----        --------         ----       -------         ----
                                                                (Dollars in thousands)
Securities available for sale:
U.S. Government securities ........ $      -           -%       $      -            -%      $     -            -%
Federal agency securities .........    1,000        6.78          14,041         6.37         1,546         6.95
Other debt securities .............    7,490        6.68          22,788         6.42         1,000         7.73
                                    --------                    --------                    -------
   Total securities ...............    8,490        6.69          36,829         6.40         2,546         7.26
                                    --------                    --------                    -------


Mortgage-backed securities available
for sale:

Ginnie Mae ........................        -          -                -           -              -            -
Fannie Mae ........................        -          -              258         6.00             -            -
Freddie Mac .......................        -          -              308         6.00             -            -
Collateralized mortgage obligation         -          -                -           -              -            -
                                    --------                    --------                    -------
   Total mortgage-back securities .        -          -              566         6.00             -            -
                                    --------                    --------                    -------

Total .............................    8,490        6.69          37,395         6.39         2,546         7.26
                                    ========                    ========                    =======

Securities held to maturity:
U.S. Government securities ........        -          -                -           -              -            -
Federal agency securities .........    7,008        5.65           6,998         6.30             -            -
Other debt securities .............    6,033        7.20          10,478         6.90           139         5.68
                                    --------                    --------                    -------
   Total investment securities ....   13,041        6.37          17,476         6.66           139         5.68
                                    --------                    --------                    -------

Mortgage-backed securities held to
maturity:

Ginnie Mae ........................        -          -               82         8.00         1,004         6.02
Fannie Mae ........................        -          -                -           -          1,716         6.90
Freddie Mac .......................       48        7.50             373         7.50             -            -
Collateralized mortgage obligation         -          -                -           -              -            -
                                    --------                    --------                    -------
   Total mortgage-backed
      securities ..................       48        7.50             455         7.59         2,720         6.57
                                    --------                    --------                    -------

Total ............................. $ 13,089        6.37        $ 17,931         6.68       $ 2,859         6.53
                                    ========                    ========                    =======




                                      More than Ten Years             Total Securities
                                    ------------------------  ---------------------------------
                                                    Weighted                           Weighted
                                    Amortized       Average   Amortized    Market       Average
                                        Cost         Yield       Cost       Value        Yield
                                      -------         ----     --------    -------        ----
                                                        (Dollars in thousands)
Securities available for sale:
U.S. Government securities ........   $     -           -%     $      -    $     -           -%
Federal agency securities .........     5,066         6.08       21,653     21,860        6.36
Other debt securities .............     2,878         6.96       34,156     34,707        6.56
                                      -------                  --------    -------
   Total securities ...............     7,944         6.40       55,809     56,567        6.48
                                      -------                  --------    -------

Mortgage-backed securities available
for sale:

Ginnie Mae ........................     9,447         6.57        9,447      9,563        6.57
Fannie Mae ........................    74,666         6.49       74,924     75,677        6.48
Freddie Mac .......................     4,279         6.92        4,587      4,735        6.86
Other mortgage-backed securities ..     8,838         6.88        8,838      8,994        6.88
                                      -------                  --------    -------
   Total mortgage-back securities .    97,230         6.55       97,796     98,969        6.54
                                      -------                  --------    -------

Total .............................   105,174         6.54      153,605    155,536        6.52
                                      =======                  ========    =======

Securities held to maturity:
U.S. Government securities ........         -           -             -          -          -
Federal agency securities .........         -           -        14,006     14,143        5.98
Other debt securities .............         -           -        16,650     16,996        7.00
                                      -------                  --------    -------
   Total investment securities ....         -           -        30,656     31,139        6.53
                                      -------                  --------    -------

Mortgage-backed securities held to
maturity:

Ginnie Mae ........................     5,619         7.57        6,705      6,700        7.34
Fannie Mae ........................     6,504         6.29        8,220      8,345        6.42
Freddie Mac .......................    12,703         6.74       13,124     13,269        6.76
Other mortgage-backed securities ..    10,522         6.68       10,522     10,509        6.68
                                      -------                  --------    -------
   Total mortgage-backed
      securities ..................    35,348         6.77       38,571     38,823        6.77
                                      -------                  --------    -------

Total .............................   $35,348         6.77     $ 69,227    $69,962        6.66
                                      =======                  ========    =======




Sources of Funds

         General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of investments securities and funds provided by operations are Westfield Bank's primary sources of funds for use in lending, investing and for other general purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Deposits. Westfield Bank offers a variety of deposit accounts having a range of interest rates and terms. Westfield Bank currently offers regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, noninterest-bearing demand accounts, money market accounts and time deposits. Westfield Bank has expanded the types of deposit products that it offers to include jumbo certificates of deposit, tiered money market accounts and customer repurchase agreements to compliment its increased emphasis on attracting commercial banking relationships.

         Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Westfield Bank's deposits are primarily obtained from areas surrounding our offices. Westfield Bank relies primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. Westfield Bank does not use brokers to obtain deposits.

         When Westfield Bank determines its deposit rates, it considers local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as regular accounts, money market accounts, NOW accounts and demand accounts) represented 40.4% of total deposits on June 30, 2001 and 38.1% on December 31, 2000. At June 30, 2001 and December 31, 2000, time deposits with remaining terms to maturity of less than one year amounted to $264.1 million and $281.5 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Net Interest and Dividend Income" for information relating to the average balances and costs of Westfield Bank's deposit accounts for the six months ended June 30, 2001 and 2000 and years ended December 31, 2000, 1999 and 1998.

         Deposit Distribution Weighted Average. The following table sets forth the distribution of Westfield Bank's deposit accounts, by account type, at the dates indicated.



                                       At June 30, 2001                                         At December 31,
------------------------------------------------------------------------------------------------------------------
                                                                     2000                           1999
                                                              ----------------------------------------------------
                                                     Weighted                       Weighted
                                                     Average                         Average
                                  Amount   Percent    Rates     Amount    Percent     Rates     Amount    Percent
                                ----------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Demand deposits (1) ..........  $  45,599      7.45%    0.00%  $  38,500    6.40%      0.00%  $  29,591       5.36%
NOW deposits .................     37,097      6.06     2.41      34,519    5.73       2.37      34,029       6.18
Regular accounts .............     42,797      6.99     1.05      42,348    7.04       1.07      50,285       9.13
Money market accounts ........    121,957     19.92     3.17     113,787   18.90       3.74     113,561      20.61
                                ---------      ----            ---------    ----              ---------      -----
   Total non-certificated
      accounts ...............    247,450     40.42     2.07     229,154   38.07       2.41     227,466      41.28
                                ---------      ----            ---------    ----              ---------      -----


Time certificates of deposit
   Due within 1 year .........    264,142     43.15     5.26     281,461   46.76       5.76     206,322      37.44
   Over 1 year through 3 years     98,234     16.05     5.52      90,740   15.08       5.94     116,822      21.20
   Over 3 years ..............      2,336      0.38     5.17         541    0.09       5.58         414       0.08
                                ---------      ----            ---------    ----              ---------      -----
      Total certificated
         accounts ............    364,712     59.58     5.33     372,742   61.93       5.79     323,558      58.72
                                ---------      ----            ---------    ----              ---------      -----

Total ........................  $ 612,162    100.00%    4.06   $ 601,896  100.00%      4.51   $ 551,024     100.00%
                                =========    ======            =========  ======              =========     ======



                                                  At December 31,
-----------------------------------------------------------------------------
                                                     1998
-----------------------------------------------------------------------------
                                  Weighted                         Weighted
                                   Average                          Average
                                    Rates     Amount     Percent     Rates
-----------------------------------------------------------------------------

Demand deposits (1) ...........       0.00%  $ 23,085        4.54%     0.00%
NOW deposits ..................       2.21     30,884        6.07      1.96
Regular accounts ..............       1.06     49,793        9.80      2.53
Money market accounts .........       3.34    124,189       24.43      3.20
                                             --------       -----
   Total non-certificated
       accounts ...............       2.28    227,951       44.84      2.56
                                             --------       -----


Time certificates of deposit
   Due within 1 year ..........       4.90    194,006       38.17      5.09
   Over 1 year through 3 years        5.54     84,864       16.70      5.64
   Over 3 years ...............       4.95      1,492        0.29      5.34
                                             --------       -----
      Total certificated
         accounts .............       5.13    280,362       55.16      5.29
                                             --------       -----


Total .........................       3.94  $ 508,313      100.00%     4.07
                                            =========      ======

------------------------------
(1) Includes mortgagor's escrow payments.

         C.D. Maturities. At June 30, 2001, Westfield Bank had $71.7 million in time certificates of deposits with balances of $100,000 and over maturing as follow:

                                                                                         Weighted
                                                                                         Average
                   Maturity Period                             Amount                      Rate
--------------------------------------------------- ---------------------------- ---------------------
                                                      (Dollars in thousands)
Three months or less ..........................             $  18,452                      5.32%
Over three months through six months ..........                10,737                      4.80
Over six months through 12 months .............                19,439                      5.24
Over 12 months ................................                23,024                      5.78
                                                            ---------
    Total .....................................             $  71,652                      5.37
                                                            =========


         C.D. Balances by Rates. The following table sets forth, by interest rate ranges, information concerning Westfield Bank's time certificates of deposit at the dates indicated.

                                                        At June 30, 2001
                 -----------------------------------------------------------------------------------------------------
                                                       Period to Maturity
                 -----------------------------------------------------------------------------------------------------
                                                                        More than
                      Less than       One to Two         Two to           Three                          Percent of
                       One Year          Years        Three Years         Years           Total             Total
                 ----------------- --------------- ----------------- -------------- ----------------- ----------------
                                                      (Dollars in thousands)
4.00% and below        $ 10,952        $       -       $       -        $      -       $  10,952              3.00%
4.01% to 5.00%          122,134           23,507           7,328             576         153,545             42.10
5.01% to 6.00%           53,401           32,112          14,861           1,760         102,134             28.00
6.01% to 7.00%           77,655           15,991           4,435               -          98,081             26.90
                       --------        ---------       ---------        --------       ---------            ------
    Total              $264,142        $  71,610       $  26,624        $  2,336       $ 364,712            100.00%
                       ========        =========       =========        ========       =========            ======

         Borrowings. In addition to deposits, borrowings from the Federal Home Loan Bank are available as an additional source of funds to finance Westfield Bank's lending and investing activities. Westfield Bank traditionally has not relied upon borrowings from the Federal Home Loan Bank. However, in 1999, Westfield Bank borrowed $5.0 million from the Federal Home Loan Bank to meet increased liquidity demand for Year 2000 purposes.

Properties

         Westfield Bank currently conducts its business through its ten banking offices and two off-site ATMs. As of June 30, 2001, the properties and leasehold improvements owned by us had an aggregate net book value of $13.4 million.

                                                                               Year of Lease
                                                                                or License       Deposits as of
               Location                    Ownership          Year Opened       Expiration        June 30, 2001
               --------              ------------------ ------------------- ---------------- -----------------------
Main Office:                                                                                     (In thousands)

141 Elm St                                   Owned               1964               N/A          $   206,927
Westfield, MA

Branch Offices:
206 Park St                                  Owned               1957               N/A              123,678
W. Springfield, MA

655 Main St.                                 Owned               1968               N/A              129,911
Agawam, MA

26 Arnold St.                                Owned               1976               N/A                1,767
Westfield, MA

300 Southampton Rd.                          Owned               1987               N/A               45,454
Westfield, MA

462 College Highway                          Owned               1990               N/A               33,490
Southwick, MA

382 N. Main St.                              Leased              1997             2007(1)             51,376
E. Longmeadow, MA

1341 Main St.                                Leased              1999             2003(2)             19,115
Springfield, MA

1642 Northampton St.                         Owned               2001               N/A                  299
Holyoke, MA

1342 Liberty St.                             Owned               2001               N/A                  145
Springfield, MA

ATMs:

337 N. Westfield St.                         Owned               1988               N/A                N/A
Feeding Hills, MA

830 Suffield St.                             Leased              1997              2001                N/A
Agawam, MA


------------------------------
(1)  Does not include two additional Five-year options.
(2)  Does not include three additional Five-year options.

Legal Proceedings

         Westifeld Bank is not involved in any pending legal proceeding other than routine legal proceedings occurring in the ordinary course of business. Westfield Bank believes that these routine legal proceedings, in the aggregate, are immaterial to its financial condition and results of operation.

Personnel

         As of June 30, 2001, Westfield Bank had 142 full-time employees and 25 part-time employees. The employees are not represented by a collective bargaining unit, and Westfield Bank considers its relationship with its employees to be excellent.

Subsidiary Activities


         After the reorganization, Westfield Financial will have two subsidiaries: Westfield Bank and Westfield Securities Corp. Westfield Securities Corp. will be a qualified Massachusetts securities corporation formed primarily for the purpose of holding investment securities.


         Westfield Bank's only active subsidiary is Elm Street Real Estate Investments, Inc., a Delaware real estate investment trust that was incorporated in 1997, primarily for the purpose of acquiring and managing a portfolio of mortgage-backed securities, loans collateralized by real estate and other investment securities previously owned by Westfield Bank. Elm Street Real Estate Investments, Inc. currently holds a majority of Westfield Bank's residential real estate loans.

                         Business of Westfield Financial

         Westfield Financial has not engaged in any business to date. Upon completion of the reorganization, Westfield Financial will own Westfield Bank. Westfield Financial will retain up to 50% of the net proceeds from the stock offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Stock Offering."

         Immediately after consummation of the reorganization and stock offering, it is expected that the only business activities of Westfield Financial will be to hold all of the outstanding common stock of Westfield Bank, to fund a loan to the ESOP from the proceeds of capital raised in the stock offering, and to contribute 50% of the net proceeds from the stock offering to Westfield Bank as additional capital. Westfield Financial may use the net proceeds retained by it to pay dividends to stockholders, to repurchase shares of its common stock and for general corporate purposes. In the future, however, Westfield Financial, as the holding company of Westfield Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Westfield Bank. There are no plans for any additional capital issuance, merger or acquisition, or other diversification of the activities of Westfield Financial at the present time.

         Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Westfield Financial receives from Westfield Bank. Initially, Westfield Financial will neither own nor lease any property, but will instead use the premises, equipment and furniture of Westfield Bank. At the present time, we intend to employ only persons who are officers of Westfield Bank to serve as officers of Westfield Financial. However, we will use the support staff of Westfield Bank from time to time. These persons will not be separately compensated by Westfield Financial. Westfield Financial will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Stock Offering."

                  Business of Westfield Mutual Holding Company


     Westfield Mutual Holding Company is a Massachusetts-chartered mutual holding company, formed in 1995 in connection with Westfield Bank's mutual holding company reorganization. Westfield Mutual Holding Company is a qualified Massachusetts securities corporation which had $81.4 million total assets as of June 30, 2001. As part of the reorganization, Westfield Mutual Holding Company will contribute substantially all of its assets, consisting primarily of investment securities and all of the outstanding shares of common stock of Westfield Bank, to Westfield Financial; Westfield Mutual Holding Company will, however, retain $100,000 in assets. After the reorganization and stock offering, the principal assets of Westfield Mutual Holding Company will be the common stock of Westfield Financial it receives in the reorganization and the $100,000 in assets it retains. At this time, we expect that Westfield Mutual Holding Company will not engage in any business activity other than its investment in a majority of the common stock of Westfield Financial.


         Massachusetts laws and regulations require that as long as Westfield Mutual Holding Company is in existence, it must own a majority of Westfield Financial's common stock. Massachusetts law and regulations permit Westfield Mutual Holding Company to convert to the stock form of organization. For additional information regarding a stock reorganization of Westfield Mutual Holding Company, see "The Reorganization and the Stock Offering - Possible Conversion of Westfield Mutual Company to Stock Form."

                          Regulation of Westfield Bank,
            Westfield Financial and Westfield Mutual Holding Company

General


     Westfield Bank is a Massachusetts-chartered savings bank, and its deposit accounts are insured up to applicable limits by the Bank Insurance Fund of the FDIC and by the Depositors Insurance Fund. Westfield Bank is subject to extensive regulation, examination and supervision by the Commonwealth of Massachusetts Division of Banks as its primary corporate regulator, and by the FDIC as the deposit insurer. Westfield Bank must file reports with the Division and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Division and the FDIC conduct periodic examinations to assess Westfield Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.


         Westfield Financial and Westfield Mutual Holding Company, as the bank holding companies controlling Westfield Bank, will be subject to the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the Federal Reserve Board under the Bank Holding Company Act. Westfield Financial will also be subject to the provisions of the Massachusetts General Laws applicable to savings banks and other depository institutions and their holding companies (the Massachusetts banking laws) and the regulations of the Massachusetts Division of Banks under the Massachusetts banking laws applicable to bank holding companies. Westfield Financial and Westfield Mutual Holding Company will be required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the Division. Westfield Financial will be required to file reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

         Any change in such laws and regulations, whether by the Division, the FDIC, the Federal Reserve Board, or the Securities and Exchange Commission or through legislation, could have a material adverse impact on Westfield Financial and Westfield Bank and their operations and stockholders.

Massachusetts Banking Regulation

         Powers. Westfield Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the Massachusetts banking laws and its related regulations. Under these laws and regulations, savings banks, including Westfield Bank, generally may invest in:

         o        real estate mortgages;

         o        consumer and commercial loans;

         o specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

         o        certain types of corporate equity securities; and

         o        certain other assets.

         A savings bank may also:

         o invest pursuant to a "leeway" power that permits investments not otherwise permitted by the Massachusetts banking laws. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments;

         o        exercise trust powers upon approval of the Division; and

         o exercise certain powers and engage in certain activities permissible for national banks in accordance with regulations adopted by the Division with respect to such power or activity.

         The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "- Federal Banking Regulation - Activity Restrictions on State-Chartered Banks" below.

         Community Reinvestment Act. Westfield Bank is also subject to provisions of the Massachusetts banking laws that, like the provisions of the federal Community Reinvestment Act, impose continuing and affirmative obligations upon a banking institution organized in Massachusetts to serve the credit needs of its local communities. The obligations of the Massachusetts Community Reinvestment Act are similar to those imposed by the federal Community Reinvestment Act with the exception of the assigned exam ratings. Massachusetts banking law provides for an additional exam rating of "high satisfactory" in addition to the federal Community Reinvestment Act ratings of "outstanding," "satisfactory," "needs to improve" and "substantial noncompliance." The Division has adopted regulations to implement the Massachusetts Community Reinvestment Act that are based on the federal Community Reinvestment Act. See "Federal Banking Regulation - Community Reinvestment Act." The Division is required to consider a bank's Massachusetts Community Reinvestment Act rating when reviewing the bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Massachusetts Community Reinvestment Act requires the Division to assess a bank's compliance with the Massachusetts Community Reinvestment Act and to make such assessment available to the public. Westfield Bank's latest Massachusetts Community Reinvestment Act rating, received by letter, dated July 8, 1999, from the Division was a rating of "satisfactory."

         Loans-to-One-Borrower Limitations. With specified exceptions, the total obligations of a single borrower to a Massachusetts chartered savings bank may not exceed 20% of the savings bank's retained earnings account. A savings bank may lend additional amounts up to 100% of the bank's retained earnings account if secured by collateral meeting the requirements of the Massachusetts banking laws. Westfield Bank currently complies with applicable loans-to-one-borrower limitations.

         Loans to a Bank's Insiders. The Massachusetts banking laws prohibit any officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit:

         o loan or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $20,000;

         o loan or extension of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $75,000; and

         o loan or extension of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $275,000; and

         o loan or extension of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank's loan-to-one borrower limit. See "- Loans-to-One Borrower Limitations" above.

         The loans listed above require approval of the majority of the members of Westfield Bank's executive committee, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

         Dividends. Under the Massachusetts banking laws, a stock savings bank may, subject to several limitations, declare and pay a dividend on its capital stock out of the bank's net profits. A dividend may not be declared, credited or paid by a stock savings bank so long as there is any impairment of capital stock. No dividend may be declared on the bank's common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner. The approval of the Commissioner is also required for a stock savings bank to declare a dividend, if the total of all dividends declared by the savings bank in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

         In addition, federal law may also limit the amount of dividends that may be paid by Westfield Bank. See "- Federal Banking Regulation - Prompt Corrective Action."

         Examination and Enforcement. The Division is required to periodically examine savings banks at least once every calendar year or at least once each 18-month period if the savings bank qualifies as well capitalized under the prompt corrective action provisions of the Federal Deposit Insurance Act. See "- Federal Banking Regulation - Prompt Corrective Action." The Division may also examine a savings bank whenever the Division deems an examination expedient. If the Division finds, after an inquiry, that any trustee, director or officer of a savings bank has, among other things, violated any law related to such bank or has conducted the business of such bank in an unsafe or unsound manner, the Division may take various actions that could result in the suspension or removal of such person as an officer, director or trustee of the savings bank. If the Division determines that, among other things, a savings bank has violated its charter or any Massachusetts law or is conducting its business in an unsafe or unsound manner or is in an unsafe or unsound condition to transact is banking business, the Division may take possession of the property and business of the savings bank and may, if the facts warrant, initiate the liquidation of the bank.

Federal Banking Regulation

         Capital Requirements. FDIC regulations require banks whose deposits are insured by the Bank Insurance Fund, such as Westfield Bank, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

         Tier 1 capital is comprised of the sum of:

         o common stockholders' equity, excluding the unrealized appreciation or depreciation, net of tax, from available-for-sale securities;

         o non-cumulative perpetual preferred stock, including any related retained earnings; and

         o minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and any net unrealized loss on marketable equity securities.

         The components of Tier 2 capital currently include:

         o        cumulative perpetual preferred stock;

         o certain perpetual preferred stock for which the dividend rate may be reset periodically;

         o        mandatory convertible securities;

         o        subordinated debt;

         o        intermediate preferred stock;

         o        allowance for possible loan losses; and

         o up to 45% of pretax net unrealized holding gains on available for sale equity securities with readily determinable fair market values.

Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital can not exceed 100% of Tier 1 capital.

         The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

         The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital, which is defined as the sum of Tier 1 capital and Tier 2 capital, to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

         The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include:

         o the quality of the bank's interest rate risk management process;

         o        the overall financial condition of the bank; and

         o the level of other risks at the bank for which capital is needed.

         Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

         The following table shows ourleverage ratio, our Tier 1 risk-based capital ratio, and our total risk-based capital ratio, at June 30, 2001:

                                                                   As of June 30, 2001
                                      ------------------------------------------------------------------------------
                                                     Percent       Pro       Percent        Pro Forma      Percent
                                        Historical     of         Forma        of            Capital         of
                                         Capital    Assets(1)   Capital(2)  Assets(1)     Requirements(2)   Assets
                                      ------------ ----------- ----------- ------------ --------------- ------------
                                                                      (In thousands)
Regulatory Tier 1 leverage capital ..    $79,258     11.21%      $92,728      12.81%        $28,948        4.00%
Tier 1 risk-based capital ...........    $79,258     17.38%      $92,728      12.81%        $18,668        4.00%
Total risk-based capital ............    $83,139     18.23%      $96,609      20.70%        $37,336        8.00%

--------------------------
(1) For purposes of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk based capital and total risk-based capital, assets are based on total risk-weighted assets.

(2)  Assumes the sale of 3,760,000 common stock in the stock offering.


         As the table shows, as of June 30, 2001, Westfield Bank was considered "well capitalized" under FDIC guidelines.

         Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended, which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDIC Improvement Act), generally limits the activities as principal and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

         Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if:

         o the bank held such types of investments during the 14-month period from December 31, 1990 through November 26, 1991;

         o the state in which the bank is chartered permitted such investments as of December 31, 1991; and

         o the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

         Westfield Bank received approval from the FDIC to retain and acquire such equity investments subject to a maximum permissible investment equal to the lesser of 100% of Westfield Bank's Tier 1 capital or the maximum permissible amount specified by the Massachusetts banking laws. Section 24 also provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank, permissible under Section 24 of the Federal Deposit Insurance Act and the related FDIC regulations, or as approved by the FDIC.

         Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a "financial subsidiary" are subject to additional restrictions.

         Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Westfield Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

         The FDIC is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

         o insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

         o substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

         o existence of an unsafe or unsound condition to transact business;

         o likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

         o insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

         Deposit Insurance. Pursuant to FDIC Improvement Act, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds, which may include information provided by the institution's state supervisor.

         An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications, or combinations of capital groups and supervisory subgroups, to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Westfield Bank.

         Under the Deposit Insurance Funds Act of 1996, the assessment base for the payments on the bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of institutions insured by the Bank Insurance Fund, such as Westfield Bank. The annual rate of assessments for the payments on the Financing Corporation bonds for the quarterly period beginning on July 1, 2001 was .0188% for Bank Insurance Fund-assessable deposits and .0188% for Savings Association Insurance Fund-assessable deposits.

         Under the Federal Deposit Insurance Act, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Westfield Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

         Transactions with Affiliates of Westfield Bank. Transactions between an insured bank, such as Westfield Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the Federal Reserve Board has proposed a comprehensive regulation implementing Sections 23A and 23B, which would establish certain exceptions to this policy.

         Section 23A:

         o limits the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and retained earnings, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

         o requires that all such transactions be on terms that are consistent with safe and sound banking practices.

         The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

         Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. ss. 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

         Uniform Real Estate Lending Standards. Under the FDIC Improvement Act, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

         The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

         o for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

         o for land development loans, or loans for the purpose of improving unimproved property prior to the erection of structures, the supervisory limit is 75%;

         o for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

         o for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

         o for loans secured by other improved property, for example, farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property, the limit is 85%.

         Although no supervisory loan-to-value limit has been established for owner-occupied, one-to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

         Westfield Bank has established, however, internal loan-to-value limits for real estate loans that are more stringent than the maximum limits currently imposed under federal law.

         Community Reinvestment Act. Under the Community Reinvestment Act, any insured depository institution, including Westfield Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

         Among other things, the current Community Reinvestment Act regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

         o a lending test, to evaluate the institution's record of making loans in its service areas;

         o an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

         o a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

         The Community Reinvestment Act requires the FDIC to provide a written evaluation of an institution's Community Reinvestment Act performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's Community Reinvestment Act rating. Westfield Bank received a "satisfactory" rating in its Community Reinvestment Act examination conducted by the FDIC on December 14, 1998.

         Safety and Soundness Standards. Pursuant to the requirements of FDIC Improvement Act, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.


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

         In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDIC Improvement Act. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

         Prompt Corrective Action. The FDIC Improvement Act also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows:

         An institution will be treated as "well capitalized" if:

         o        its ratio of total capital to risk-weighted assets is at least
                  10%;

         o its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

         o its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level.

         An institution will be treated as "adequately capitalized" if:

         o        its ratio of total capital to risk-weighted assets is at least
                  8%;

         o its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

         o its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

         An institution will be treated as "undercapitalized" if:

         o        its total risk-based capital is less than 8%;

         o        its Tier 1 risk-based-capital is less than 4%; or

         o its leverage ratio is less than 4% (or less than 3% if the institution is rated a composite "1" under the Uniform Financial Institutions Rating System).

         An institution will be treated as "significantly undercapitalized" if:

         o        its total risk-based capital is less than 6%;



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

         o        its Tier 1 capital is less than 3%; or

         o        its leverage ratio is less than 3%.

         An institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

         The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

         o an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and

         o the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

         If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

         The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under the FDIC Improvement Act, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes findings that the bank is viable.

         Loans to a Bank's Insiders. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an "insider") and any entities affiliated with an insider are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O. Under these restrictions, the aggregate amount of the loans to any insider and any entities affiliated with such insider may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Westfield Bank's loans. See "-- Massachusetts


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

Banking Regulation - Loans-to-One Borrower Limitations." All loans by a bank to all insiders and their affiliates in the aggregate may not exceed the bank's unimpaired capital and unimpaired retained earnings. With some exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's capital and unimpaired retained earnings. Regulation O also requires that any proposed loan to an insider or the insider's affiliates be approved in advance by a majority of the Board of Directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and that insider's affiliates, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the bank's unimpaired capital and retained earnings. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

         In addition, provisions of the Bank Holding Company Act prohibit extensions of credit to a bank's insiders and their affiliates by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Federal Reserve System

         Under Federal Reserve Board regulations, Westfield Bank is required to maintain noninterest-earning reserves against its transaction accounts. The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $37.3 million or less, subject to adjustment by the Federal Reserve Board, and an initial reserve of $1.284 million plus 10%, subject to adjustment by the Federal Reserve Board between 8% and 14%, against that portion of total transaction accounts in excess of $42.8 million. The first $5.5 million of otherwise reservable balances, subject to adjustments by the Federal Reserve Board, are exempted from the reserve requirements. Westfield Bank is in compliance with these requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Westfield Bank's interest-earning assets.


Holding Company Regulation

         Federal Regulation. After the reorganization, both Westfield Financial and Westfield Mutual Holding Company will be regulated as a bank holding companies. Bank holding companies are subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Westfield Bank. As of December 31, 2000,


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

Westfield Financial's total capital and Tier 1 capital ratios for Westfield Financial would, on a pro forma basis, exceed these minimum capital requirements. See "Regulatory Capital Compliance."

         Regulations of the Federal Reserve Board provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of the FDIC Improvement Act, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See "- Federal Banking Regulation - Prompt Corrective Action." If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the Federal Reserve Board.

         As bank holding companies, Westfield Mutual Holding Company and Westfield Financial will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Westfield Mutual Holding Company or Westfield Financial to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

         A bank holding company is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

         In addition, a bank holding company which does not qualify as a financial holding company under the Gramm-Leach-Bliley Financial Services Modernization Act, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be permissible. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be permissible are:

         o        making or servicing loans;

         o        performing certain data processing services;



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

         o        providing discount brokerage services;
         o        acting as fiduciary, investment or financial advisor;

         o        leasing personal or real property;

         o making investments in corporations or projects designed primarily to promote community welfare; and

         o        acquiring a savings and loan association.

Bank holding companies that do qualify as a financial holding company may engage in activities that are financial in nature or incident to activities which are financial in nature. Bank holding companies may qualify to become a financial holding company if:

         o each of its depository institution subsidiaries is "well capitalized";

         o each of its depository institution subsidiaries is "well managed";

         o each of its depository institution subsidiaries has at least a "satisfactory" Community Reinvestment Act rating at its most recent examination; and

         o the bank holding company has filed a certification with the Federal Reserve Board that it elects to become a financial holding company.

         Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would potentially be applicable to Westfield Mutual Holding Company or Westfield Financial if it ever acquired as a separate subsidiary a depository institution in addition to Westfield Bank.

Massachusetts Regulation

         Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term "company" is defined by the Massachusetts banking laws similarly to the definition of "company" under the Bank Holding Company Act. Each Massachusetts bank holding company:

         o must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; and

         o        must register, and file reports, with the Division; and

         o        is subject to examination by the Division.



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

Westfield Mutual Holding Company or Westfield Financial will become a Massachusetts bank holding company if they acquire a second banking institution and hold and operate it separately from Westfield Bank.

Acquisition of Westfield Financial

         Under federal law, no person may acquire control of Westfield Financial or Westfield Bank without first obtaining, as summarized below, approval of such acquisition of control by the Federal Reserve Board.

         Federal Restrictions. Under the federal Change in Bank Control Act, any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Westfield Financial's common stock will be required to submit prior notice to the Federal Reserve Board, unless the Federal Reserve Board has found that the acquisition of such shares will not result in a change in control of Westfield Financial. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days within which to act on such notices, taking into consideration factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Westfield Financial and Westfield Bank, and the anti-trust effects of the acquisition. Under the Bank Holding Company Act, any company would be required to obtain prior approval from the Federal Reserve Board before it may obtain "control," within the meaning of the Bank Holding Company Act, of Westfield Financial. The term "control" is defined generally under the Bank Holding Company Act to mean the ownership or power to vote 25% more of any class of voting securities of an institution or the ability to control in any manner the election of a majority of the institution's directors. An existing bank holding company would require FRB approval prior to acquiring more than 5% of any class of voting stock of Westfield Financial.

         Massachusetts Restrictions. Under the Massachusetts banking laws, the prior approval of the Division is required before any person may acquire a Massachusetts bank holding company. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a Massachusetts bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a Massachusetts bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

              Dividend Waivers by Westfield Mutual Holding Company

         Certain mutual holding companies have waived the receipt of dividends declared by its savings institution subsidiary. Any such dividend waiver by Westfield Mutual Holding Company will be subject to the following restrictions:

         Massachusetts Restrictions. Under applicable Massachusetts regulations, a mutual holding company may not waive any dividends to be paid by any of its subsidiary institution if any shares of the stock to which the waiver would apply is held by an insider (any officer, director, or corporator of the mutual holding company or a subsidiary banking institution) or a stock benefit of the mutual holding company unless prior written notice of the waiver has been given to the Division and the Division does not object to the waiver. The Division may not object to a dividend waiver notice if:

         o the waiver would not be detrimental to the safe and sound operation of the subsidiary banking institution; and

         o the board of directors of the mutual holding company expressly determines, as evidenced by a resolution of the board of directors, that such waiver is consistent with the directors' fiduciary duties to the mutual members of the mutual holding company.

         Federal Restrictions. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by Westfield Mutual Holding Company of dividends paid on the common stock by Westfield Financial. In particular, the Federal Reserve Board is expected to require that Westfield Mutual Holding Company obtain the prior approval of the Federal Reserve Board before Westfield Mutual Holding Company may waive any dividends from Westfield Financial. As of the date hereof, we are not aware that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested such approval.

         We also expect that the terms of the Federal Reserve Board approval of the reorganization will require that the amount of dividends waived by Westfield Mutual Holding Company will not be available for payment to its public stockholders of Westfield Financial (i.e., stockholders other than Westfield Mutual Holding Company) and that such amount will be excluded from Westfield Financial's capital for purposes of calculating dividends payable to the public stockholders. Moreover, Westfield Bank is required to maintain the cumulative amount of dividends waived by Westfield Mutual Holding Company in a restricted capital account that would be added to the liquidation account established in the reorganization. This amount would not be available for distribution to public stockholders. See "The Reorganization and the Stock Offering - Effects of the Reorganization - Liquidation Rights." The restricted capital account and liquidation account amounts would not be reflected in Westfield Bank's financial statements, but would be considered as a notional or memorandum account of Westfield Bank. These accounts would be maintained in accordance with the laws, rules, regulations and policies of the Division of Banks and the plan of reorganization. The plan of reorganization also provides that if Westfield Mutual Holding Company converts to stock form in the future, commonly referred to as a second-step conversion, any waived dividends would reduce the percentage of the converted company's shares of common stock issued to public stockholders in connection with any such transaction. For additional information regarding the possible second-step conversion of Westfield Mutual Holding Company, see "The Reorganization and the Stock Offering - Possible Conversion of Westfield Mutual Holding Company to Stock Form."

         Westfield Mutual Holding Company does not expect initially to waive dividends declared by Westfield Financial. If Westfield Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by Westfield Financial and the Federal Reserve Board approves such waiver, then Westfield Financial would pay such dividend only to its public stockholders. The amount of the dividend waived by Westfield Mutual Holding Company would


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

be treated in the manner described. Westfield Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including Westfield Mutual Holding Company's capital needs, the investment alternatives available to Westfield Mutual Holding Company as compared to those available to Westfield Financial, and the possibility of regulatory approvals. We cannot guarantee:

         o that after the reorganization, Westfield Mutual Holding Company will waive dividends paid by Westfield Financial;

         o that if the application is made to waive a dividend, that the Federal Reserve Board will approve such dividend waiver request; or

         o what conditions might be imposed by the Federal Reserve Board on any dividend waiver.

                                    Taxation

Federal

         General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Westfield Bank, Westfield Mutual Holding Company or Westfield Financial. For federal income tax purposes, we report income on the basis of a taxable year ending December 31, using the accrual method of accounting, and we are generally subject to federal income taxation in the same manner as other corporations. Following the reorganization, Westfield Bank and Westfield Financial will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because Westfield Mutual Holding Company will own less than 80% of the common stock of Westfield Financial, it will not be a member of such affiliated group and will report its income on a separate return. Westfield Bank and Westfield Mutual Holding Company are not currently under audit by the IRS.

         Distributions. To the extent that we (Westfield Bank) make "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from our unrecaptured tax bad debt reserve as of December 31, 1987 (our "base year reserve"), to the extent thereof and then from our supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in our income. Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of our current or accumulated earnings and profits will not be included in our income.

         The amount of additional income created from a non-dividend distribution is equal to the lesser of our base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includible in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. We do not intend to pay dividends that would result in the recapture of any portion of our bad debt reserves.


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

         Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code"), imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by net operating loss carryovers of which we currently have none. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. We have not been subject to a tax on alternative minimum taxable income during the past five years.

         Elimination of Dividends; Dividends Received Deduction. Westfield Financial may exclude from its income 100% of dividends received from Westfield Bank as a member of the same affiliated group of corporations. Because following the reorganization, Westfield Mutual Holding Company will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Westfield Financial so long as it owns more than 20% of the common stock.

State

         Westfield Bank files Massachusetts Financial Institution excise tax returns. Generally, the income of financial institutions in Massachusetts, which is calculated based on federal taxable income, subject to certain adjustments, is subject to Massachusetts tax. Westfield Bank is not currently under audit with respect to its Massachusetts income tax returns and its state tax returns have not been audited for the past five years.

         Westfield Financial will be required to file a Massachusetts income tax return and will generally be subject to a state income tax rate that is the same tax rate as the tax rate for financial institutions in Massachusetts. However, Westfield Securities Corp., a Massachusetts securities corporation and a wholly-owned subsidiary of Westfield Financial, will be taxed at a rate that is currently lower than income tax rates for savings institutions in Massachusetts.

                                   Management

Shared Management Structure

         Westfield Financial's directors and executive officers will be the same as Westfield Bank's. Although it has no current plans to do so, Westfield Bank may choose to appoint additional directors in the future. We expect that Westfield Financial and Westfield Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

         To date, Westfield Bank has compensated its directors and executive officers for their services to the bank. Westfield Financial has not paid any additional compensation to these people for their additional services to the holding company. We expect to continue this practice in the case of executive officers after the reorganization until we have a business reason to establish separate compensation programs. Until then, we expect Westfield Financial to reimburse Westfield Bank for a part of the compensation paid to each executive officer that is proportionate to the amount of time which he or she devotes to performing services for Westfield Financial.


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

Corporators

         Corporators are individuals that constitute a governing body for Massachusetts-chartered mutual savings banks and mutual holding companies. Under Massachusetts law, such mutual institutions must have at least 25 corporators who are residents of the communities in which the savings banks or mutual holding companies conducts their businesses. Corporators serve for a term of ten years and have such powers as are expressly reserved to them under Massachusetts law to act on such matters that are properly brought before them by trustees. The duties of corporators typically include the annual election of trustees and the approval of significant events involving the governance and corporate structure of the mutual institution's charter and bylaws and the institution's reorganization or reorganization from mutual to stock form. Under Massachusetts law, the corporators of Westfield Mutual Holding Company will continue to serve as corporators after the completion of the reorganization and stock offering. As of June 30, 2001, Westfield Mutual Holding Company had 79 corporators.

Directors

         Composition of our Board. Upon completion of the reorganization and stock offering, Westfield Financial will have 12 directors, each of whom will belong to one of three classes with staggered three-year terms of office. Classes One, Two and Three will have directors whose terms expire in 2002, 2003 and 2004, respectively. At each of the annual shareholder meetings of Westfield Financial, the shareholders will elect directors to fill the seats of the directors whose terms are expiring in that year and any vacant seats. Directors of Westfield Bank will be elected by Westfield Financial as its sole stockholder.

         Who Our Directors Are. The following table states our directors' names, their ages as of their birthdays in 2001, the years when they began serving as directors and the years when their current terms of office as directors will expire.

                                                Bank           Company
                                              Director         Director          Term
              Name                  Age        Since            Since           Expires
----------------------------- ----------- -------------- ---------------- ------------------
Victor J. Carra                     61          1995            2001             2003
David C. Colton, Jr.                58          1980            2001             2002
Robert T. Crowley, Jr.              53          1999            2001             2004
Thomas J. Howard                    69          1979            2001             2003
Harry C. Lane                       63          1978            2001             2004
William H. McClure                  66          1996            2001             2004
Mary C. O'Neil                      66          1994            2001             2002
Richard C. Placek                   62          1979            2001             2003
Paul R. Pohl                        60          1999            2001             2004
Charles E. Sullivan                 58          1992            2001             2003
Thomas C. Sullivan                  68          1989            2001             2003
Donald A. Williams                  57          1983            2001             2002

---------------------------------------------------------------------------------------------

         Our Directors' Backgrounds. The business experience for the past five years of each of our directors is as follows:

         Victor J. Carra has served as the Executive Vice President of Westfield Bank since 1998. Since 1975, Mr. Carra has served in various capacities during his employment with Westfield Bank.

         David C. Colton, Jr. is the owner and operator of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts. Mr. Colton has served in these capacities since 1966.

         Robert T. Crowley, Jr. is a Certified Public Accountant and a partner in the accounting firm of Downey, Sweeney, Fitzgerald & Co., P.C. Mr. Crowley has been a partner with this firm since 1980 and a Certified Public Accountant since 1979.

         Thomas J. Howard retired from Westfield Bank in 1994 after having served as an Assistant Treasurer, Treasurer, Vice President and Executive Vice President during his employment with Westfield Bank since 1964. Since his retirement in 1994, Mr. Howard has served as a corporator and trustee of Westfield Mutual Holding Company and a director of Westfield Bank.

         Harry C. Lane is the President of John S. Lane & Son, Inc., a quarry and asphalt company located in Westfield, Massachusetts. Mr. Lane has served in this capacity since 1986.

         William H. McClure is the President of the McClure Insurance Agency, Inc., a position he has held since 1993.

         Mary C. O'Neil is the Director of Development and Marketing at Noble Health Systems, located in Westfield, Massachusetts. Ms. O'Neil has held this position since 1993. Prior to that, she served as President of T.L. O'Neil Insurance Agency, Inc.

         Richard C. Placek is the President of Commercial Distributing Company, located in Westfield Massachusetts. Mr. Placek has held this position since 1985. Prior to that, he served as General Manager.

         Paul R. Pohl has served as the President and Owner of Chemi-Graphic, Inc., a machinery labeling company located in East Longmeadow, Massachusetts. Mr. Pohl has served in this capacity since 1964.

         Charles E. Sullivan is the President of Charles E. Sullivan C.P.A., Inc., a public accounting firm located in West Springfield, Massachusetts. Mr. Sullivan has served in this capacity since 1979.

         Thomas C. Sullivan is retired and was formerly the President and Chief Operating Officer of Sullivan Paper Co., Inc., located in West Springfield, Massachusetts. He retired from this position in 1998. Mr. Sullivan presently serves as a director of Sullivan Paper Co., Inc., a position he has held since 1959. He also serves as President and Director of Patriot Realty, located in Appleton, Wisconsin and is the Vice President and Director of George Sullivan



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

Realty, a realty company located in West Springfield, Massachusetts. Mr. Sullivan has served in these capacities since 1994 and 1970, respectively.

         Donald A. Williams has served as President of Westfield Bank since 1983 and Chief Executive Officer of Westfield Bank since 1987.



Meetings of the Board of Directors and Its Committees

         Our Boards of Directors meet on a monthly basis and may hold additional special meetings. During 2000, the Board of Directors of Westfield Bank held 12 regular meetings and two special meetings. The Board of Directors of Westfield Financial did not meet in 2001.

         The Boards of Directors of Westfield Bank and Westfield Financial maintain Executive, Audit, and Nominating Committees. Each of these committees is composed of the same members for both Westfield Bank and Westfield Financial.

         The Executive Committee consists of Messrs. Colton, Lane, C. Sullivan and Williams, and Ms. O'Neill. The Executive Committees meet as needed with the full power of the Board of Directors. The Executive Committee of Westfield Bank met 48 times during 2000.

         The Audit Committees consist of Messrs. Crowley, McClure and Placek. These Committees review the annual audit prepared by the independent accountants, recommend the appointment of accountants and review the work of the internal auditors. The Audit Committee of Westfield Bank met four times during 2000.

         The Nominating Committees consist of the members of the Executive Committee. These Committees nominate individuals for election to the Board of Directors. The Nominating Committee of Westfield Bank met once during 2000.

Director Compensation

         Meeting Fees. Westfield Bank's practice has been to pay a fee of $700 to each of its non-employee directors for attendance at each board meeting.

         In addition, each member of the Executive Committee received $1,733 per month for attendance at meetings, while each member of the Audit Committee received $400 for each meeting the member attended. Westfield Bank paid fees totaling $122,000 to its non-employee directors for the year ended December 31, 2000.

         Stock Benefit Plans. We anticipate that the directors will be eligible to participate in the stock option and management recognition plans expected to be implemented following the completion of the reorganization and stock offering.

         Directors' Deferred Compensation Plan. Westfield Bank has established the Westfield Bank Directors' Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Westfield Financial,


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

         Westfield Bank and Westfield Mutual Holding Company. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by Westfield Bank during the year or according to the investment return of other assets as may be selected by the Compensation Committee of Westfield Bank. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control of Westfield Financial or Westfield Bank (as those terms are defined in the Deferred Compensation Plan).

EXECUTIVE OFFICERS



Executive Officers Who are Not Directors

         Michael J. Janosco, Jr., age 54, has served as the Chief Financial Officer and Treasurer of Westfield Bank since 1999. Mr. Janosco was previously a partner at KPMG Peat Marwick until his retirement in 1994. From 1994 to 1997, he served as the Chief Financial Officer and Treasurer of Primary Bank, located in Peterborough, New Hampshire.

         James C. Hagan, age 40, has served as Vice President and Commercial Loan Department Manager of Westfield Bank since 1998. From 1994 through 1998, Mr. Hagan was a Commercial Loan Officer at Westfield Bank.

         Rebecca S. Kozaczka, age 51, has served as Vice President and Residential Loan Officer at Westfield Bank since 1989.

         Deborah J. McCarthy, age 42, has served as Vice President and Operations Department Manager since 2000. She has worked for Westfield Bank in numerous capacities since 1979.

Executive Officer Compensation

         Summary Compensation Table. The following table provides information about the compensation paid for 2000 to Westfield Bank's Chief Executive Officer and to the other most highly compensated executive officers whose annual salary and bonus for 2000 was at least $100,000.



                                                                   Annual Compensation
                                                         ----------------------------------------
                                                                                   Other Annual
                Name and                                                           Compensation      All Other
           Principal Position                     Year     Salary ($)    Bonus ($)    ($)(a)      Compensation(b)
---------------------------------------------- --------- ------------- ------------ ----------- -------------------
Donald A. Williams, President and Chief           2000      267,616       40,234         -        $  104,135
   Executive Officer
Michael J. Janosco, Jr., Chief Financial          2000      139,000       20,850         -             4,344
   Officer and Treasurer
Victor J. Carra, Executive Vice President         2000      128,741       19,584         -            38,659

-----------------------
(a) Westfield Bank provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of the Bank believes that the aggregate value of these benefits for 2000 did not, in the


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

     case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

(b) Includes the following components: (1) employer matching contributions to the Westfield Bank 401(k) Plan: Mr. Donald A. Williams, $5,100; Mr. Michael
     J. Janosco, Jr., $3,210; and Mr. Victor J. Carra, $3,873; (2) the dollar value of premium payments for life insurance coverage provided by Westfield
     Bank: Mr. Donald A. Williams, $2,058; Mr. Michael J. Janosco, Jr., $1,134; and Mr. Victor J. Carra, $1,420; and (3) amounts accrued under deferred compensation agreements: Mr. Donald A. Williams, $96,977 and Mr. Victor J. Carra, $33,366.


Employment Agreements

         Westfield Financial and Westfield Bank have jointly entered into employment agreements with Mr. Donald A. Williams to secure his services as President and Chief Executive Officer, Mr. Victor J. Carra to secure his services as Executive Vice President, and Mr. Michael J. Janosco, Jr., to secure his services as Chief Financial Officer. For purposes of Westfield Financial's obligations, the employment agreements have rolling three-year terms beginning on the effective date of the reorganization, which by decision of the executive or joint decision of Westfield Financial and Westfield Bank may be converted to a fixed three-year term. For purposes of Westfield Bank's obligations the employment agreements have fixed terms of three years beginning on the effective date of the reorganization, and may be renewed annually after a review of the executive's performance. These agreements provide for minimum annual salaries of $290,498, $142,116 and $152,100, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

         Westfield Financial and Westfield Bank may terminate each executive's employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Westfield Bank's principal office in Westfield, Massachusetts and over 25 miles from the executive's principal residence; or other material breach of contract by Westfield Financial or Westfield Bank which is not cured within 30 days. For 60 days after a change in control, each executive may resign for any reason and collect severance benefits as if he or she had been discharged without cause. The employment agreements also provide uninsured death and disability benefits.

         If Westfield Financial or Westfield Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Westfield Bank and Westfield Financial would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all


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

income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that Westfield Bank and Westfield Financial, rather than the executive, bears the financial cost of the excise tax. Neither Westfield Financial nor Westfield Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Change of Control Agreements

         Westfield Bank and Westfield Financial will jointly enter into one-year change of control agreements with three vice presidents, James C. Hagan, Rebecca
S. Kozaczka and Deborah J. McCarthy. The term of these agreements is perpetual until Westfield Bank gives notice of non-extension, at which time the term is fixed for one year.

         Generally, Westfield Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Westfield Bank or Westfield Financial signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional one year. Westfield Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Westfield Bank's principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

         If Westfield Bank or Westfield Financial experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Westfield Bank and Westfield Financial for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

Benefit Plans

         Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of the: (1) attainment of their "normal retirement age" (as described in the pension plan) while


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

employed at Westfield Bank; (2) completion of five vesting years of service with Westfield Bank; or (3) death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant's normal benefit under the pension plan equals the sum of (1) 1.25% of the participant's average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (2) 0.6% of the excess of the participant's average compensation over the participant's covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant's accrued benefit in the plan. The following table indicates the annual employer-provided retirement benefits that would be payable under the pension plan upon retirement at age 65 to a participant electing to receive his pension benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Internal Revenue Code, maximum annual benefits under the pension plan are limited to $140,000 per year and annual compensation for benefit calculation purposes is limited to $170,000 per year for the 2001 calendar year.

                                                               Years of Service
                           ---------------------------------------------------------------------------------------
      Average Annual
       Compensation                10               15                20                25               30
-------------------------- ---------------- ---------------- ----------------- ---------------- ------------------
       $  100,000              $ 16,394         $ 24,591          $ 32,788          $ 40,985         $ 40,985
          125,000                21,019           31,529            42,038            52,548           52,548
          150,000                25,644           38,466            51,288            64,110           64,110
          170,000                29,344           44,016            58,688            73,360           73,360
          200,000                29,344           44,016            58,688            73,360           73,360
          300,000                29,344           44,016            58,688            73,360           73,360
          400,000                29,344           44,016            58,688            73,360           73,360

         The benefits listed on the table above for the pension plan are not subject to a reduction for Social Security benefits or any other offset amount. As of October 31, 2000, Messrs. Williams, Janosco and Carra had 28, 2, and 25 years of service, respectively, for purposes of the pension plan.

         401(k) Plan. Westfield Bank has adopted the SBERA 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of Westfield Bank who have attained age 21 and completed at least three months of service. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2001 the limit is $10,500). Westfield Bank makes a matching


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

contribution to the plan equal to 50% of the first six percent of annual compensation contributed to the plan on a pre-tax basis by a participant after such participant has completed one year of service.

         This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is Westfield Financial common stock. The plan itself is not an eligible account holder in this initial stock offering. However, participants who are eligible account holders and supplemental eligible account holders may use their subscription rights to purchase stock for their plan accounts. This plan will purchase common stock for other participants in the initial stock offering, to the extent that shares are available. After the stock offering, the plan will purchase common stock in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

         Employee Stock Ownership Plan (ESOP). This plan is a tax-qualified plan that covers substantially all employees who have completed 1,000 hours of service in a 12 month period and attained age 21. The ESOP will take effect at the completion of the reorganization.

         Westfield Financial intends to lend this plan enough money to purchase 8% of the shares issued to investors. The plan may purchase all or part of these shares from Westfield Financial to the extent that shares are available after filling the subscriptions of eligible account holders. Alternatively, the plan may purchase all or part of these shares in private transactions or on the open market after completion of the reorganization to the extent that shares are available for purchase on reasonable terms. We have not determined whether such funds would be available to the plan or that such purchase would be made directly from Westfield Financial in the stock offering, or after completion of the reorganization. We expect to make such determination immediately prior to the expiration date for submitting orders in the stock offering. This determination would be made based on prevailing market conditions. For this reason, we cannot assure you that the ESOP will purchase shares in the stock offering after the reorganization, or that such purchases will occur during any particular time period or at any particular price.

         Although contributions to this plan will be discretionary, Westfield Bank intends to contribute enough money each year to make the required principal and interest payments on the loan from Westfield Financial. It is expected that this loan will be for a term of 30 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

         The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2001 through 2030. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year, subject to certain legal limitations imposed on tax qualified plans. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted by the plan trustee in a way that mirrors the votes which participants cast for shares in their individual accounts.


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

         This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

         Benefit Restoration Plan. Westfield Financial has also established the Benefit Restoration Plan of Westfield Financial in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the ESOP's benefit formula as well as the 401(k) Plan's benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the ESOP's loan, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loan. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans.

         Deferred Compensation Agreements. Westfield Bank has also entered into deferred compensation agreements with each of Donald A. Williams and Victor J. Carra. Under these agreements, each executive is guaranteed monthly payments equal to 70% of his monthly salary after retirement for the remainder of the executive's life or 240 months, whichever is greater. The amounts of these payments is reduced by any payments received from the Pension Plan and are also reduced by Social Security payments attributable to contributions made by Westfield Bank. These agreements also provide for payments upon the death or disability of the executive that are equal in amount to the payments that would have been payable to the executive upon retirement with such payments being made for a period of 120 months.

Future Stock Benefit Plans

         Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Westfield Financial. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

         We expect to adopt a stock option plan that will authorize the Compensation Committee to grant options to purchase up to 10% of the shares sold in the stock offering over a period of 10 years. The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

         o We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

         o We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that



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

                  are optioned to any executive officer to 25% of the shares that are authorized for the plan.

         o We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

         o We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

         We expect the stock option plan will permit the Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

         Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid by the individual on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount may be taxed at capital gains rates provided the individual holds the stock for a minimum of one year, which will vary depending upon the time that has elapsed since the exercise of the option.

         When a non-qualified stock option is exercised, Westfield Financial and Westfield Bank may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.


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

         Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Westfield Financial. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

         We expect to adopt a management recognition plan that will authorize the Compensation Committee to make restricted stock awards of up to 4% of the shares issued to investors. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

         o We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

         o We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

         o We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

         o We must not permit accelerated vesting for any reason other than death or disability.

         After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan's initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

         Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend


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

rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Westfield Financial and Westfield Bank may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Westfield Financial and Westfield Bank may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Limitations on Federal Tax Deductions for Executive Officer Compensation

         As a private entity, Westfield Bank has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Following the reorganization, federal tax laws may limit this deduction to $1 million each tax year for each executive officer named in the summary compensation table in Westfield Financial's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is paid in "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the reorganization. Westfield Financial and Westfield Bank expect that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. Currently, none of our executive officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Westfield Financial and Westfield Bank will be reduced.

Transactions with Directors/Trustees and Executive Officers


         We make loans to our trustees/directors, officers and employees. These loans bear interest at the same rate as loans offered to non-trustees/directors, officers and employees and have the same underwriting terms that apply to non-trustees/directors, officers and employees. The aggregate amount outstanding for all such loans was $4.7 million, $3.6 million and $3.6 million at June 30, 2001, December 31, 2000 and 1999, respectively.

Proposed Purchases of Common Stock by Management

         The following table presents, for each of our directors and executive officers, the amount of stock they wish to purchase in the stock offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. Collectively our directors and executive officers expect to purchase a total of 173,500 shares, or approximately 4.0% of shares we sell in the stock offering (assuming the sale of 4,324,000 shares of common stock). These shares do not include shares expected to be issued under any stock benefit plans of Westfield Financial If all shares issuable under such stock


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

benefit plans were issued to directors and executive officers of Westfield Financial, directors and executive officers of Westfield Financial would own 1,124,780 shares, or 26.0% of the shares sold in the stock offering (assuming the sale of 4,324,000 shares of the common stock).


                                                                       Number
                  Name                            Amount             of shares
                                         ---------------------- --------------------
Directors and Executive Officers:
Victor J. Carra ......................          $  300,000             30,000
David D. Colton, Jr. .................              20,000              2,000
Robert T. Crowley, Jr. ...............              25,000              2,500
Thomas J. Howard .....................              10,000              1,000
Michael J. Janosco, Jr. ..............             300,000             30,000
Harry C. Lane ........................              10,000              1,000
William H. McClure ...................              50,000              5,000
Mary C. O'Neil .......................               5,000                500
Richard C. Placek ....................              50,000              5,000
Paul R. Pohl .........................             300,000             30,000
Charles E. Sullivan ..................              15,000              1,500
Thomas C. Sullivan ...................             300,000             30,000
Donald A. Williams ...................             300,000             30,000
Other executive officers as a group ..              50,000              5,000
                                                ----------            -------
Total to be purchased by directors and
executive officers ...................          $1,735,000            173,500
                                                ==========            =======


                    The Reorganization and the Stock Offering


--------------------------------------------------------------------------------

The Board of Directors of Westfield Bank, the Board of Trustees of Westfield Mutual Holding Company, and the Board of Corporators of Westfield Mutual Holding Company have adopted the plan of reorganization and minority stock issuance. The Commissioner of Banks of the Commonwealth of Massachusetts has also approved of the plan of reorganization and minority stock issuance. Approval by the Commissioner does not constitute an endorsement of the reorganization and minority stock issuance by the Commissioner.


--------------------------------------------------------------------------------

General

         On June 19, 2001, Westfield Mutual Holding Company's Board of Trustees unanimously adopted the plan of reorganization and minority stock issuance pursuant to which Westfield Mutual Holding Company will establish Westfield Financial, a Massachusetts chartered stock holding company. This reorganization includes the offering by Westfield Financial of up to 49% of its shares to qualifying depositors of Westfield Bank and tax qualified employee plans of Westfield Bank in a subscription offering and to certain other persons in a direct community offering and/or syndicated community offering. Westfield Mutual Holding Company will own at least 51% of the outstanding common stock of Westfield Financial. Under the terms of the plan of reorganization, Westfield Financial will own all of the stock of Westfield Bank. The reorganization will be effected as described under "-Effects of the Reorganization -Tax Aspects" or in any other manner that is permitted by the Division and the Federal Reserve Board and is consistent with the intent of the plan of reorganization and minority stock issuance. See "Our Reorganization and Stock Offering" in the Summary section of this prospectus for a chart which reflects our structure after the reorganization.

         Westfield Financial has received approval from the Federal Reserve Bank of Boston to become a bank holding company and to acquire Westfield Bank. The plan of reorganization and minority stock issuance was approved by the Division, subject to, among other things, approval of the plan of reorganization and minority stock issuance by the corporators of Westfield Mutual Holding Company. Corporators are individuals that constitute a governing body for Massachusetts-chartered mutual savings banks and mutual holding companies. Under Massachusetts law, each mutual savings bank must have at least 25 corporators who generally are residents of the communities in which the savings bank conducts its business. Corporators serve for a term of ten years and, by law, are required to approve certain transactions of the mutual holding company, including any proposed reorganization. Depositors do not have voting rights with respect to Massachusetts-chartered savings banks.


         Westfield Mutual Holding Company held a special meeting of corporators for this purpose on October 30, 2001. At such meeting, the plan of reorganization and minority stock issuance was approved by an affirmative vote of a majority of Westfield Mutual Holding Company's corporators and a majority of Westfield Mutual Holding Company's independent corporators. An independent corporator is a person who is not an employee, officer, trustee or significant borrower of Westfield Mutual Holding Company or Westfield Bank.


         The aggregate price of the shares of common stock to be issued in the stock offering will be within the offering range, subject to a 15% increase. The offering range has been established by the Board of Trustees to be between $31,960,000 and $43,240,000 and is based upon an independent appraisal of the estimated pro forma market value of the common stock of Westfield Financial. The appraisal was prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of banks and other financial institutions. All shares of common stock to be issued and sold pursuant to the minority stock issuance will be sold at the same price ($10.00) per share. The independent appraisal will be affirmed or, if necessary, updated at the termination of the stock offering. See "-How We Determined the Offering Range and the $10.00 Price Per Share" for additional information as to the determination of the estimated pro forma market value of the common stock.

--------------------------------------------------------------------------------
The following is a brief summary of pertinent aspects of the reorganization. A copy of the plan is available from Westfield Bank upon request and is available for inspection at the offices of Westfield Bank and at the Division of Banks. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."

--------------------------------------------------------------------------------


Reasons for the Reorganization

         Formation of Westfield Financial as a stock subsidiary of Westfield Mutual Holding Company will permit us to issue common stock, which is a source of capital not currently available to us.

         Funds raised in the stock offering will allow Westfield Bank to better serve the needs of our local community through:


         o increasing lending to support continued growth in its commercial loan portfolio;

         o        opening or acquiring additional branch offices;

         o financing acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

         o expanding the financial products and services it currently offers.


         The reorganization and stock offering is also intended to provide an additional source of capital to Westfield Financial in order to allow it to:


         o finance acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time;


         o        pay dividends to stockholders;


         o        repurchase shares of our common stock; and


         o        use proceeds for other general corporate purposes.

         Westfield Mutual Holding Company also intends to organize a mid-tier stock holding company to preserve its mutual form of ownership. The reorganization will allow Westfield Mutual Holding Company to achieve certain benefits of a stock company without a loss of control that is possible in a full conversion from mutual to stock form. In a standard conversion, a newly converted savings institution or its newly formed holding company sells 100% of its common stock in a single stock offering.


         Additionally, after the reorganization, Westfield Financial will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions, although no additional capital issuance and no mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by officers and other employees, through stock-based benefit plans, has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. We also believe that the reorganization will provide local customers and other residents with an opportunity to become equity owners of Westfield Financial, and thereby participate in possible stock price appreciation and cash dividends. This is consistent with our objective of being a locally-owned financial institution. We believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of Westfield Bank through consolidation of their banking business and increased referrals to Westfield Bank.

         The proceeds from the sale of common stock of Westfield Financial will be invested to enhance Westfield Bank's profitability and facilitate growth. Additionally, Westfield Bank's stronger capital position after the stock offering will enhance operating flexibility, support desired expansion and provide a cushion for absorbing unanticipated losses. Westfield Bank will receive approximately 50% of the net proceeds of the reorganization and stock offering as equity capital, to be used initially to invest in short-term investments and adjustable rate mortgage-backed securities, then later for making loans within Westfield Bank's market area. Westfield Financial will also use a portion of the cash proceeds from the reorganization and stock offering to extend a loan to the ESOP Trust, for use in purchasing shares of common stock issued pursuant to the reorganization. The remainder of the proceeds will be retained by Westfield Financial to repurchase common stock, pay dividends to stockholders or for other general purposes. See "How We Intend to Use the Proceeds from the Stock Offering" for a description of our intended use of proceeds.


         After considering the advantages and risks of the reorganization, as well as applicable fiduciary duties, the Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Bank unanimously approved the reorganization and stock offering as being in the best interests of Westfield Mutual Holding Company and Westfield Bank, Westfield Bank's depositors and the communities that it serves. The plan of reorganization and minority stock issuance was subsequently approved by the corporators of Westfield Mutual Holding Company on October 30, 2001.

Effects of the Reorganization

         General. Each depositor of Westfield Bank has both a deposit account in Westfield Bank and a pro rata ownership interest in the equity of Westfield Mutual Holding Company based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Westfield Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Westfield Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Westfield Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Westfield Bank have no way to realize the value of their ownership interest in Westfield Mutual Holding Company, except in the unlikely event that Westfield Mutual Holding Company is liquidated. If Westfield Mutual Holding Company was liquidated, the depositors of record at that time would share pro rata in any residual retained earnings and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual institution converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. This capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC, the Depositors Insurance Fund or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller may hold in the institution.

         Continuity. While the reorganization and stock offering is being accomplished, and after its completion, the routine business of Westfield Bank of accepting deposits and making loans will continue without interruption. Westfield Bank will continue to be subject to regulation by the Division and the FDIC. After the reorganization, Westfield Bank will continue to provide services for depositors and borrowers under current policies by its management and staff.

         The Board of Directors of Westfield Bank currently consists of 12 members, who also serve as trustees of Westfield Mutual Holding Company. After the reorganization, these same directors will continue to serve on the Board of Directors of Westfield Bank and will become the new Board of Directors of Westfield Financial.

         There will be no change in Westfield Bank's or Westfield Mutual Holding Company's offices or staff as part of the reorganization. See "Management."

         Deposit Accounts and Loans. The reorganization and stock offering will not affect any deposit accounts or borrower relationships with Westfield Bank. All deposit accounts in Westfield Bank will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization and stock offering will not change the interest rate or the maturity of deposits at Westfield Bank.

         Furthermore, all loans of Westfield Bank will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

         Voting Rights. After the reorganization, direction of Westfield Bank will continue to be under the control of the Board of Directors of Westfield Bank. Westfield Financial, as the holder of all of the outstanding common stock of Westfield Bank, will have exclusive voting rights with respect to any matters concerning Westfield Bank requiring stockholder approval, including the election of directors of Westfield Bank.

         After the reorganization, the holders of the common stock of Westfield Financial will have exclusive voting rights with respect to any matters concerning Westfield Financial. These voting rights will be exclusive except to the extent Westfield Financial in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Westfield Financial's stockholders, including the election of directors of Westfield Financial, subject to the restrictions and limitations set forth in Westfield Financial's Articles of Organization discussed below.

         By virtue of its ownership of a majority of the outstanding shares of common stock of Westfield Financial, Westfield Mutual Holding Company will be able to elect all members of the Board of Directors of Westfield Financial and generally will be able to control the outcome of most matters presented to stockholders of Westfield Financial for resolution by vote. However, current regulations and regulatory policies require that adoption of a stock option plan, management recognition plan or second step reorganization of Westfield Mutual Holding Company will be approved by a majority of the shares held by public stockholders (i.e., all stockholders except Westfield Mutual Holding Company).

         Liquidation Rights. In the unlikely event of a complete liquidation of Westfield Mutual Holding Company prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of Westfield Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in Westfield Bank at the time of liquidation.

         Upon a complete liquidation of Westfield Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Westfield Bank. However, except as described below, a depositor's claims would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Westfield Bank above that amount. Instead, the holder of Westfield Bank's common stock (i.e., Westfield Financial) would be entitled to any assets remaining upon a liquidation of Westfield Bank.

         Upon a complete liquidation of Westfield Financial, each holder of shares of common stock of Westfield Financial, including Westfield Mutual Holding Company, would be entitled to receive a pro rata share of Westfield Financial's assets, following payment of all debts, liabilities and claims of greater priority of or against Westfield Financial, including the rights of depositors in the liquidation account of Westfield Bank, if any.

         If the liquidation of Westfield Mutual Holding Company occurs following completion of the reorganization and stock offering, all depositors of Westfield Bank at that time will be entitled pro rata to the value of their deposit accounts and to a distribution of any assets of Westfield Mutual Holding Company remaining after payment of all debts and claims of creditors.

         We have no plans to liquidate Westfield Bank or Westfield Mutual Holding Company in the future.

         Tax Aspects. The reorganization and stock offering may be effected in any manner approved by the Division of Banks that is consistent with the purposes of the plan of reorganization and minority stock issuance and applicable law, regulations and policies. It is intended that the reorganization will be effected by having Westfield Mutual Holding Company establish Westfield Financial as a stock subsidiary and transfer all outstanding capital stock of Westfield Bank to Westfield Financial. The reorganization qualifies as an exchange under section 351 of the Code. After the reorganization and stock offering, Westfield Mutual Holding Company will own 47% of the issued and outstanding stock of Westfield Financial. Westfield Financial will own 100% of the issued and outstanding stock of Westfield Bank. There will be no change in the structure of Westfield Bank, which will retain all of its historical tax attributes.

         Under the plan of reorganization and stock issuance, completion of the reorganization and stock offering is conditioned upon, among other things, the prior receipt by Westfield Bank and Westfield Mutual Holding Company of either a private letter ruling from the IRS and from the Massachusetts taxing authorities or an opinion of Thacher Proffitt & Wood as to the federal income tax consequences and from Deloitte & Touche as to the Massachusetts income tax consequences of the reorganization to Westfield Bank, Westfield Mutual Holding Company, Westfield Financial, eligible account holders and supplemental eligible account holders.

         Based in part upon representations of Westfield Bank and Westfield Mutual Holding Company, Thacher Proffitt & Wood has issued its opinion regarding certain federal income tax consequences of the reorganization. With regard to the reorganization, Thacher Proffitt & Wood has opined that:

         (1) the transfer of the capital stock of Westfield Bank by Westfield Mutual Holding Company to Westfield Financial solely in exchange for the majority of the common stock of Westfield Financial will be an exchange described in Code section 351.

         (2) none of Westfield Bank, Westfield Mutual Holding Company or Westfield Financial will recognize gain or loss as a result of the reorganization; and

         (3) eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Westfield Financial, provided the amount to be paid for such shares is equal to fair market value of such shares.

         Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

         Deloitte & Touche has opined, subject to the limitations and qualifications in its opinion, that, for purposes of the Massachusetts corporate income tax, the reorganization will not become a taxable transaction to Westfield Bank, Westfield Mutual Holding Company, Westfield Financial, the stockholders of Westfield Financial or the depositors of Westfield Bank.

         Accounting Consequences. The reorganization will be accounted for at historical cost in accordance with generally accepted accounting principles. Accordingly, the carrying value of the assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in Westfield Financial's consolidated financial statements based on their historical amounts.

How We Determined the Offering Range and the $10.00 Price Per Share

         The plan of reorganization and minority stock issuance requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Westfield Mutual Holding Company has retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $55,000. Neither Westfield Bank nor Westfield Mutual Holding Company have had any prior business dealings with RP Financial. Westfield Financial will indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         o the present and projected operating results and financial condition of Westfield Mutual Holding Company, and the economic and demographic conditions in Westfield Bank's existing market area;

         o historical, financial and other information relating to Westfield Bank;

         o a comparative evaluation of the operating and financial statistics of Westfield Mutual Holding Company with those of other similarly situated publicly traded mutual holding companies located in New England;

         o the impact of the reorganization on Westfield Mutual Holding Company's equity and earnings potential;

         o        dividends that may be paid by Westfield Financial; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial has advised Westfield Mutual Holding Company that, in its opinion, dated August 3, 2001, and updated as of October 19, 2001, the estimated pro forma market value of the common stock of Westfield Financial on a fully converted basis ranged from a minimum of $68,000,000 to a maximum of $92,000,000 with a midpoint of $80,000,000. Because Westfield Financial is offering only 47% of its common stock, the estimated pro forma market value of the common stock being offered ranged from a minimum of $31,960,000 to a maximum of $43,240,000 with a midpoint of $37,600,000 (the estimated valuation range).


         The Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Bank held a joint meeting to review and discuss the appraisal report prepared by RP Financial. Representatives of RP Financial participated in the meeting to explain the contents of the appraisal report. The Boards reviewed the methods that RP Financial used to determine the pro forma market value of the common stock and the appropriateness of the assumptions that RP Financial used in determining this value. The Boards have determined that the common stock will be sold at $10.00 per share, which is the price most commonly used in stock offerings involving converting savings institutions.

         The Boards have approved the independent appraisal of RP Financial which established an estimated valuation range of $31,960,000 to $43,240,000 with a midpoint of $37,600,000. Westfield Financial expects to issue between 3,760,000 and 4,324,000 shares of common stock in the stock offering. The estimated valuation range and the offering range may be amended with the approval of the Division and the Federal Reserve Board (if required), due to subsequent developments in the financial condition of Westfield Mutual Holding Company or Westfield Bank or market conditions generally.

--------------------------------------------------------------------------------
The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by Westfield Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of Westfield Mutual Holding Company. The valuation considers Westfield Mutual Holding Company as a going concern and should not be considered as an indication of the liquidation value of Westfield Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the reorganization and stock issuance will thereafter be able to sell such shares at prices at or above the purchase price.

--------------------------------------------------------------------------------

         The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the reorganization and stock issuance may be increased to 4,972,600 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "Restrictions on Transfer of Subscription Rights and Shares of Common Stock -Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range.

         We may not sell any shares of common stock unless RP Financial confirms to Westfield Bank, Westfield Mutual Holding Company, the Division and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the appraisal report is incompatible with its estimate of the pro forma market value of the common stock upon the conclusion of the stock offering.

         If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Westfield Bank and Westfield Mutual Holding Company, after consulting with the Division and the Federal Reserve Board, may:

         (1) terminate the plan of reorganization and minority stock issuance and return all subscription funds promptly, paying interest at Westfield Bank's passbook savings rate of interest and cancel all account withdrawal authorizations;

         (2)      establish a new estimated valuation range and either:

                  (a)      hold new subscription and community offerings; or

                  (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation"); or

         (3) take such other actions as permitted by the Division and the Federal Reserve Board in order to complete the reorganization and stock offering.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber and account withdrawal authorizations canceled as described above.

         A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Westfield Bank.

Subscription Offering and Subscription Rights

         In accordance with the plan of reorganization and minority stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

         (1) Eligible accounts holders. Depositors with deposits in Westfield Bank with balances aggregating $50 or more ("qualifying deposit") as of December 31, 1999.

         (2) Supplemental eligible account holders. Depositors with qualifying deposits in Westfield Bank on December 31, 2000, other than those depositors who would otherwise qualify as eligible account holders and except for officers, directors, trustees, corporators and their associates; and

         (3) Tax-qualified employee stock benefit plans of Westfield Bank, including the ESOP.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and minority stock issuance and as described below under "Restrictions on Transfer of Subscription Rights and Shares of Common Stock - Limitations on Common Stock Purchases."

         Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $300,000. See "Restrictions on Transfer of Subscription Rights and Shares of Common Stock - Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

         To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 1999. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors, trustees, corporators or officers of Westfield Bank or Westfield Mutual Holding Company or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding December 31, 1999.

         Priority 2: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $300,000. See "Restrictions on Transfer of Subscription Rights and Shares of Common Stock - Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

         To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2000. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation.

         Priority 3: The Tax-Qualified Employee Benefit Plans. On a third priority basis, the tax-qualified employee benefit plans, including the ESOP, will receive, as a third priority and without payment therefore, non-transferable subscription rights to purchase up to 8% of the common stock to be sold in the stock offering. As a tax-qualified employee benefit plan, the ESOP expects to purchase 8% of the shares to be sold in the stock offering, or 255,680 shares, based on the issuance of 3,196,000 shares at the minimum of the offering range or 345,920 shares based on the issuance of 4,324,000 shares at the maximum of the offering range. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any officers, directors, trustees or corporators. It has not been determined whether the ESOP will subscribe for shares in the stock offering or purchase shares in private transactions or on the open market after completion of the stock offering.

         Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 noon, Massachusetts time, on ________, 2001, unless we extend this period for up to 45 days. We may further extend this period for additional 60 day periods with the approval of the Division and, if necessary, the Federal Reserve Board. Subscription rights that have not been exercised prior to the expiration date, as extended, will become void.

         If all shares have not been subscribed for by the expiration date, as extended, all funds delivered to Westfield Financial will be returned promptly with interest at Westfield Bank's passbook savings rate and all withdrawal authorizations will be canceled. If an extension beyond _______, 2001 is granted, Westfield Financial will notify subscribers of the extension of time and of their rights to change or cancel their orders. Each extension may not exceed 60 days, and all extensions, in the aggregate, may not last beyond ________, 2002.

         Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization and minority stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Direct Community Offering and Syndicated Community Offering


         Direct Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Westfield Financial may offer shares for sale pursuant to the plan of reorganization and minority stock issuance in a direct community offering to the public with preference given to natural persons residing in Westfield Bank's Community Reinvestment Act assessment area, which is comprised of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield. Persons will be deemed to reside in these municipalities if they occupy a dwelling within these municipalities and establish an ongoing physical presence within it, together with an


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indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these municipalities. We may utilize depositor or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion. Stock sold in the direct community offering will be offered and sold in a manner to achieve the widest distribution of the stock. No person may purchase more than $300,000 of common stock in the direct community offering. Allocation of shares if an oversubscription occurs will give preference to natural persons residing in the municipalities listed above. Orders accepted will each be filled to a maximum percentage to be determined by us and not to exceed 2% of the total offering or the purchase limitations in the plan. Thereafter remaining shares will be allocated on an equal number of shares per order basis.

         The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Westfield Financial, with the approval of the Division and the Federal Reserve Board, if necessary. We may terminate the direct community offering or the syndicated community offering as soon as we have received orders for at least the minimum number of shares available for purchase in the stock offering.

         Syndicated Community Offering. If any stock remains unsold in the subscription and direct community offerings, we may use the services of broker-dealers to sell such shares on a best efforts basis in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. No person may purchase more than $300,000 of common stock in the syndicated community offering.

         Keefe, Bruyette & Woods, Inc., has not selected any particular broker-dealers to participate in a syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

         The syndicated community offering may commence during the direct community offering, if any, or after the direct community offering is terminated. The syndicated community offering will terminate no more than 45 days following the expiration of the subscription offering unless extended by Westfield Financial with the approval of the Division and Federal Reserve Board. Such extensions may not be beyond _______, 2003.

--------------------------------------------------------------------------------
The opportunity to subscribe for shares of common stock in the direct community offering or syndicated community offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a subscription in part, the subscriber will not have the right to cancel the remainder of the subscription.

--------------------------------------------------------------------------------

         If for any reason a syndicated community offering of unsubscribed shares cannot be effected or is not deemed advisable, we will seek to make other arrangements, subject to the approval of the Division and the Federal Reserve Board and to compliance with applicable state and federal securities laws.


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Marketing Arrangements

         Keefe, Bruyette & Woods, Inc. We have engaged Keefe, Bruyette & Woods, Inc. as financial advisor and marketing agent in connection with the stock offering. Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts to assist us with the solicitation of subscriptions for shares of common stock in the stock offering.

         Keefe, Bruyette & Woods, Inc. will receive fees for services provided in connection with the stock offering equal to 1.5% of the aggregate purchase price of shares sold in the subscription offering and direct community offering, excluding shares sold to the ESOP (or other similar plan) and any corporators, trustees, directors, officers, or employees of Westfield Bank or Westfield Mutual Holding Company. If there is a syndicated community offering, we will also pay Keefe, Bruyette & Woods, Inc. a fee equal to 5.5% of the aggregate purchase price of common stock sold in the syndicated community offering which fee, along with fees payable by us to any broker-dealers including Keefe, Bruyette & Woods, Inc., for the shares they sell, will not exceed 5.5% of the aggregate purchase price of the common stock sold in the syndicated community offering. Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 for services provided in connection with the stock offering, which shall be applied against the 1.5% fee for services, and will be reimbursed for its reasonable out-of-pocket expenses, of up to $15,000 and legal fees of up to $35,000.



         The following table sets forth the per share and total commissions and expenses to be paid to Keefe, Bruyette & Woods, Inc. by us at each level of the offering range (assuming all shares are sold in the subscription offering or direct community offering).



                                             Minimum           Midpoint            Maximum        Super-maximum
                                           ----------         ----------        ------------      -------------
 Commissions:
    Per share total.....................   $     0.13         $     0.13        $       0.13       $       0.13
    Total commissions...................      408,048            485,880             563,712            653,219
    Expenses............................       50,000             50,000              50,000             50,000
                                           ----------         ----------        ------------       ------------
        Total...........................      458,048            535,880             613,707            703,219
                                           ==========         ==========        ============       ============


         Directors/Trustees and Employees. Directors and executive officers of Westfield Financial and Westfield Bank and trustees and executive officers of Westfield Mutual Holding Company may participate in the solicitation of offers to purchase common stock. Other employees of Westfield Bank may participate in the stock offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Westfield Financial will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors, officers and employees to participate in the sale of common stock. No director or trustee, as the case may be, or employee of Westfield Financial, Westfield Mutual Holding Company or Westfield Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.

Procedure for Purchasing Shares in Subscription and Direct Community Offerings

         Use of Order Forms. To purchase shares in the subscription offering and the direct community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit accounts at Westfield Bank (which must be given by completing the appropriate blanks on the stock order form), must be received by Westfield Bank by 12:00 noon, Massachusetts time, on the indicated expiration date unless extended. You may submit your order form by mail using the return envelope provided or by overnight courier to the indicated address, or by bringing your order forms to our Stock Information Center in our main office or at any branch office. Stock order forms that are not received by such time or are executed defectively or are received without full


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

payment (or correct withdrawal instructions) are not required to be accepted.
In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization and stock issuance has not been completed within 45 days of the end of the subscription offering or we conduct a resolicitation of subscribers for some other reason. If resolicitation is commenced, subscribers will have an opportunity to change or cancel their orders. Unless an affirmative response is received from a subscriber within a designated timeframe, all funds will be promptly returned to the subscriber with interest at Westfield Bank's passbook-savings rate and all account withdrawal authorizations will be canceled.

         In order to ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase eligibility, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names on each account and the account numbers.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the stock offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule15c2-8. Order forms will only be distributed when preceeded or accompanied by a prospectus.

         Payment for Shares. Payment for subscriptions may be made by personal check, bank check, money order or by authorization of withdrawal from your current deposit accounts which do not have check-writing privileges maintained at Westfield Bank. Interest will be paid on payments made by check, bank check or money order at Westfield Bank's passbook savings rate of interest from the date payment is received until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will remain in the account and continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor. Wire transfers will only be accepted into accounts which do not have check-writing privileges, whereupon an order form may authorize withdrawal from this account.

         Westfield Bank will waive any applicable penalties for early withdrawal from certificates of deposit. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook savings rate.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the ESOP may pay for such shares of common stock subscribed for at the purchase price upon completion of the stock offering; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to Westfield Financial from an unrelated financial institution or from Westfield Financial to lend to the ESOP the


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

aggregate purchase price of the shares for which it subscribed. Westfield Financial intends to provide such a loan to the ESOP.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Westfield Bank. Persons with IRAs maintained at Westfield Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Assistance on how to transfer IRAs maintained at Westfield Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA to purchase common stock should contact the Stock Information Center as soon as possible.

         Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the stock offering. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Stock Information Center


         If you have any questions regarding the stock offering or the reorganization, please call the Stock Information Center at (413) 562-5163, from 9:00 a.m. to 4:00 p.m., Massachusetts time, Monday through Friday.

                 Restrictions on Transfer of Subscription Rights
                           and Shares of Common Stock

         Regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization and minority stock issuance or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization and stock offering.

--------------------------------------------------------------------------------
We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

--------------------------------------------------------------------------------


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

Limitations on Common Stock Purchases

         The plan of reorganization and minority stock issuance includes the following limitations on the number of shares of common stock that may be purchased during the reorganization and stock offering:

         (1)      No subscription for fewer than 25 shares will be accepted;

         (2)      No fractional shares will be allocated or issued;

         (3) Purchasers in the subscription offering may subscribe for and purchase common stock in the subscription offering in an amount up to $300,000, subject to increase as described below;

         (4) The tax-qualified employee benefit plans are permitted to purchase up to 8% of the shares of common stock sold in the stock offering and, as a tax-qualified employee benefit plan, the ESOP intends to purchase 8% of the shares of common stock sold in the stock offering;

         (5) The officers, directors, trustees and corporators of Westfield Bank or Westfield Mutual Holding Company and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 25% of the shares of stock issued in the stock offering. Each officer, director, trustee or corporator will be subject to the same purchase limitations as eligible account holders and supplemental eligible account holders;

         (6) Persons purchasing shares of common stock in the direct community offering or the syndicated community offering, may purchase common stock in an amount up to $300,000, subject to increase as described below; and

         (7) Except for the tax-qualified employee benefit plans, the maximum amount of shares of common stock purchased in all categories of the stock offering by any person, together with associates of, and groups of person acting in concert with, such person, shall not exceed $500,000, subject to increase as described below.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, the $300,000 and $500,000 maximum amounts may be altered by Westfield Mutual Holding Company and Westfield Bank, in their sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, to the following amounts: (i) increased to a maximum of 5% of the shares offered in the stock offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15%, or up to 4,972,600 shares, or (ii) decreased to not less than one-tenth of a percent (.10%) of the number of shares of stock offered in the reorganization and stock offering. If the purchase limitations are increased, subscribers for the maximum amount in the subscription offering will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by and in the sole discretion of the Board of Directors of Westfield Bank and the Board of Trustees of Westfield Mutual Holding Company and, if necessary, allocated giving priority in accordance


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with the priorities set forth in the plan of reorganization and minority stock issuance and described in this prospectus.

         If we sell more than 4,972,600 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "The Reorganization and the Stock Offering -Subscription Offering and Subscription Rights" and "The Reorganization and the Stock Offering -Direct Community Offering and Syndicated Community Offering."

         The term "associate" of a person is defined to mean:

         (1) any corporation or organization (other than Westfield Financial, Westfield Mutual Holding Company, Westfield Bank or a majority-owned subsidiary of Westfield Bank) of which such person is a director, officer or partner or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

         (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

         (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director, trustee or officer of Westfield Financial, Westfield Mutual Holding Company, Westfield Bank or any subsidiary of Westfield Bank or Westfield Financial or any affiliate thereof; and

         (4) any person "acting in concert" with any of the persons or entities specified in clauses (1) through (3) above; provided, however, that any tax-qualified or non-tax-qualified employee plan will not be deemed to be an associate of any director, trustee or officer of Westfield Bank, Westfield Mutual Holding Company or Westfield Financial, for purposes of aggregating total shares that may be acquired or held by directors, trustees and officers and their associates.

         Westfield Mutual Holding Company has the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert." Trustees, directors, corporators and officers are not treated as associates of each other solely by virtue of holding such positions.

         We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and minority stock issuance.

Restrictions on Purchase or Transfer of Shares After the Reorganization

         All shares of common stock purchased in connection with the reorganization and minority stock issuance by an officer or director of Westfield Bank or Westfield Financial or an officer, trustee or corporator of Westfield Mutual Holding Company, or any of their associates, will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase, except in the event of the death or the Division's declaration of incompetence of such trustee, director, officer or corporator. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect


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that the transfer agent for Westfield Financial is to disregard any such attempted transfer. The directors and executive officers of Westfield
Financial and Westfield Bank will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

         Purchases of outstanding shares of common stock of Westfield Financial by directors, trustees, corporators or officers of Westfield Mutual Holding Company, Westfield Financial or Westfield Bank (and any person who was a director or officer of Westfield Bank; a trustee, corporator or officer of Westfield Mutual Holding Company or a director or officer of Westfield Financial at any time after the date on which the Board of Directors of Westfield Bank and the Board of Directors of Westfield Mutual Holding Company adopted the plan of reorganization), and their associates during the three-year period following completion of the reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Division. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding common stock, or purchases of common stock made and held by any tax-qualified or non-tax-qualified employee plan of Westfield Bank or Westfield Financial. In addition, for a period of three years following the completion of the reorganization, no officer, director, trustee or corporator of Westfield Bank, Westfield Mutual Holding Company, Westfield Financial or any of their associates may, without prior written approval from the Division, purchase capital stock of Westfield Financial.

Interpretation, Amendment and Termination

         All interpretations of the plan of reorganization and minority stock issuance by the Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Bank will be final, subject to the authority of the Division and Federal Reserve Board. The plan of reorganization and minority stock issuance provides that, if deemed necessary or desirable by the Board of Trustees of Westfield Mutual Holding Company, the plan of reorganization and minority stock issuance may be substantively amended by a majority vote of the Boards as a result of comments from regulatory authorities or otherwise, at any time prior to the date material is sent to the corporators for approval of the plan. Amendment of the plan of reorganization and minority stock issuance thereafter requires a majority vote of the Boards and the approval of the Division. The plan of reorganization shall be terminated if the reorganization and stock offering is not completed within 24 months from the date on which the Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Bank approved the plan. The plan of reorganization and minority stock issuance may be terminated by a majority vote of the Board of Trustees of Westfield Mutual Holding Company at any time prior to the date of the special meeting of corporators called to consider this plan, and thereafter by such a vote with the approval of the Division.

Possible Conversion of Westfield Mutual Holding Company to Stock Form

         Federal and state regulations permit Westfield Mutual Holding Company to convert from mutual to stock form. Such a transaction is commonly known as a "second-step conversion." There can be no assurance when, if ever, a second-step conversion will occur, and the Board of Trustees has no current intention or plan to undertake a second-step conversion. If a second-step


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conversion does not occur, Westfield Mutual Holding Company will always own a majority of the common stock of Westfield Financial. The Board of Trustees of Westfield Mutual Holding Company and the Board of Directors of Westfield Financial will not undertake a second-step conversion for three years following the stock offering, unless compelling and valid business reasons exist to do so.

         In a second-step conversion, Westfield Mutual Holding Company would merge with and into Westfield Bank or Westfield Financial, with Westfield Bank or Westfield Financial as the resulting entity. Certain depositors of Westfield Bank would receive the right to subscribe for additional shares of Westfield Financial. The additional shares of common stock of the holding company issued in the second-step conversion would be sold at their aggregate pro forma market value.

         In a second-step conversion, each share of common stock outstanding immediately prior to the completion of the second-step conversion held by persons other than Westfield Mutual Holding Company would be automatically converted into and become the right to receive a number of shares of common stock of Westfield Financial determined pursuant to an exchange ratio. This exchange ratio would ensure that after the second-step conversion, subject to the adjustments described below (if required by the applicable banking regulators) and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be-outstanding shares of the resulting entity issued to stockholders other than Westfield Mutual Holding Company in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by public stockholders immediately prior to the second-step conversion.

         The percentage of the to-be-outstanding shares of the resulting entity issued in exchange for public shares would be adjusted to reflect the aggregate amount of dividends waived by Westfield Mutual Holding Company, if any, and the market value of the assets Westfield Mutual Holding Company, other than common stock of Westfield Financial. Pursuant to this adjustment, the percentage of the to-be-outstanding shares of the resulting entity issued to public stockholders in exchange for their minority shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the outstanding shares of common stock held by public stockholders multiplied by the dividend waiver fraction. The dividend waiver fraction is equal to the product of:

         (1) a fraction, of which the numerator is equal to Westfield Financial's stockholders' equity at the time of the second-step conversion less the aggregate amount of dividends waived by Westfield Mutual Holding Company, and the denominator is equal to Westfield Financial's stockholders' equity at the time of the second-step conversion, and

         (2) a fraction, of which the numerator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion minus the value of Westfield Mutual Holding Company assets other than common stock and the denominator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion.

         Under this calculation, the percentage of common stock of the resulting entity issued to public stockholders will decrease each time, if ever, Westfield Mutual Holding Company waives the receipt of dividends declared by Westfield Financial. If Westfield Mutual Holding Company waives the receipt of dividends over a period of time, the aggregate amount of waived dividends will increase in the aggregate. However, the extent to which such waived dividends reduce the ownership interest of public stockholders in the event of any future second-step conversion will depend on many factors, including Westfield Financial's dividend policy, the amount of dividends paid, whether Westfield Mutual Holding Company waives the receipt of dividends, and the results of operations of Westfield Bank during this period.

               Restrictions on Acquisition of Westfield Financial
                               and Westfield Bank

General

         The plan of reorganization and minority stock issuance provides for Westfield Mutual Holding Company to organize Westfield Financial, a stock holding company that will own 100% of the stock of Westfield Bank. See "The Reorganization and the Stock Offering - General." Provisions in Westfield Financial's Articles of Organization and Bylaws and in its benefit plans and agreements entered into in connection with the reorganization, together with provisions of the Massachusetts General Laws and governing regulatory restrictions, may have anti-takeover effects.

Westfield Financial's Articles of Organization and Bylaws

         Westfield Financial's Articles of Organization and Bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Westfield Financial more difficult.

--------------------------------------------------------------------------------
The following description is a summary of the provisions of the Articles of Organization and Bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

--------------------------------------------------------------------------------

         Directors. Certain provisions of Westfield Financial's Articles of Organization and Bylaws will impede changes in control of the Board of Directors. Westfield Financial's Articles of Organization provide that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of Westfield Financial's Board. Westfield Financial's Articles of Organization provide that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The Articles of Organization also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Articles of Organization and Bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The Articles of Organization provide that a director may only be removed for cause by the affirmative vote of either two-thirds of the authorized Board of Directors of Westfield Financial, or 80% of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of the shares of Westfield Financial could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

         Restrictions on Call of Special Meetings. The Articles of Organization provide that a special meeting of stockholders may be called by a majority of the authorized Board of Directors of Westfield Financial or the affirmative vote of a majority of the disinterested directors then in office, or, upon written application, by stockholders holding at least 80% of the capital stock entitled to vote at the meeting.

         Votes of Stockholders. The Articles of Organization prohibit cumulative voting for the election of directors. No cumulative voting means that the directors, officers and employees of Westfield Bank and the former trustees, officers and employees of Westfield Mutual Holding Company may have the power to elect all directors of Westfield Financial to be elected at that meeting. This could prevent public stockholder representation on Westfield Financial's Board of Directors. In addition, the Articles of Organization also provides that any action required or permitted to be taken by the stockholders of Westfield Financial may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Authorization of Preferred Stock. The Articles of Organization authorize 5,000,000 shares of serial preferred stock, par value $0.01 per share. Westfield Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Westfield Financial that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Westfield Financial. The Board of Directors has no present plan or understanding to issue any preferred stock.

         Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Organization requires the approval of the holders of at least 80% of Westfield Financial's outstanding shares of voting stock to approve certain "Business Combinations" and related transactions.

         The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except in cases where the proposed transaction has been approved in advance by a majority of those members of Westfield Financial's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder. However, if the proposed transaction meets the conditions set forth in the Articles of Organization designed to afford the stockholders a fair price in consideration for their shares, approval of only two-thirds of the outstanding shares of voting stock would be sufficient.

         The term "Interested Stockholder" is defined to include, among others, any individual, corporation, partnership or other entity (other than Westfield Bank, Westfield Financial or its subsidiary or any employee benefit plan maintained by Westfield Financial or its subsidiary) which owns beneficially or controls, directly or indirectly, more than 5% of the outstanding shares of voting stock of Westfield Financial.

         A "Business Combination" means:

         (1) any merger or consolidation of Westfield Financial or any of its subsidiaries with or into any Interested Stockholder or its affiliate;

         (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 25% or more of the assets of Westfield Financial or combined assets of Westfield Financial and its subsidiary;

         (3) the issuance or transfer to any Interested Stockholder or its affiliate by Westfield Financial (or any subsidiary) of any securities of Westfield Financial in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Westfield Financial and its subsidiaries, except for any issuance or transfer under an employee benefit plan of Westfield Financial or any subsidiary;

         (4) the adoption of any plan for the liquidation or dissolution of Westfield Financial proposed by or on behalf of any Interested Stockholder or its affiliate; and

         (5) any reclassification of securities, recapitalization, merger or consolidation of Westfield Financial which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Westfield Financial owned directly or indirectly by an Interested Stockholder or its affiliate.

         Evaluation of Offers. The Articles of Organization further provides that the Board of Directors of Westfield Financial shall when evaluating any offer to Westfield Financial from another party to:

         o make a tender offer or exchange offer for any outstanding equity security of Westfield Financial;

         o merge or consolidate Westfield Financial with another corporation or entity; or

         o purchase or otherwise acquire all or substantially all of the properties and assets of Westfield Financial;

in connection with the exercise of its judgment in determining what is in the best interest of Westfield Financial and its stockholders, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, Westfield Financial's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long- and short-term interests of Westfield Financial and its stockholders, including the possibility that these interests will be best served by the continued independence of Westfield Financial.

         By having these standards in the Articles of Organization of Westfield Financial, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of Westfield Financial, even if the price offered is significantly greater than the then market price of any equity security of Westfield Financial.

         Amendment to Articles of Organization and Bylaws. The Articles of Organization may be amended by the affirmative vote of 80% of the total votes eligible to be cast by stockholders, voting together as a single class; provided, however, that if at least two-thirds of the Directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to cast by stockholder, voting together as a single class.

         The Bylaws may be amended by the affirmative vote of two-thirds of the Board of Directors of Westfield Financial or the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders, voting together as a single class. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

Anti-Takeover Effects of Westfield Financial's Articles of Organization, Bylaws and Benefit Plans Adopted in the Reorganization

         The provisions described above are intended to reduce Westfield Financial's vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Westfield Bank and Westfield Financial in the event of a takeover. See "Management - Employment Agreements," and "- Benefits."

         Westfield Financial's Board of Directors believes that the provisions of the Articles of Organization, Bylaws and benefit plans to be established are in the best interests of Westfield Financial and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Westfield Financial and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Westfield Financial and that otherwise is in the best interests of all stockholders.

Regulatory Restrictions

         Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "company" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) Westfield Financial's shares are registered under
Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The Federal Reserve Board is authorized by the change in bank control act and its own regulations to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the Federal Reserve Bank would be required before any person could acquire 10% or more of the Common Stock of Westfield Financial.

         Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Under federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

         An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Westfield Financial and (b) before any other company could acquire 25% or more of the common stock of Westfield Financial.

         The Federal Reserve may prohibit an acquisition of control if:

         (1) it would result in a monopoly or substantially lessen competition;

         (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         Massachusetts Banking Law. Massachusetts banking law also prohibits any "company," defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25% or more of the voting stock of two or more banking institutions without the prior approval of the Board of Bank Incorporation. Additionally, an out-of-state company which already directly or indirectly controls voting power of 25% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation.

         Finally, for a period of three years following completion of the reorganization, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a Westfield Financial without prior written approval of the Division.

                         Description of Capital Stock of
                               Westfield Financial

General

         Westfield Financial is authorized to issue 25 million (25,000,000) shares of common stock having a par value of $.01 per share and 5 million (5,000,000) shares of preferred stock having a par value of $.01 per share. Westfield Financial currently expects to sell 4,324,000 shares of common stock (or 4,972,600 shares of common stock in the event of an increase of 15% in the Estimated Valuation Range) to purchasers of common stock in the stock offering. Westfield Financial will not issue any shares of preferred stock in the stock offering. Except as discussed above in "Restrictions on Acquisition of Westfield Financial and Westfield Bank," each share of Westfield Financial's common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock sold in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid and non-assessable.

         The shares of common stock:

         o        are not deposit accounts and are subject to investment risk;

         o are not insured or guaranteed by the FDIC, the Depositors Insurance Fund or any other government agency; and

         o        are not guaranteed by Westfield Financial or Westfield Bank.



Common Stock

         Dividends. Westfield Financial can pay dividends from net profits if, as and when declared by its Board of Directors. The payment of dividends by Westfield Financial is subject to limitations, which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of Westfield Bank and Westfield Financial" The owners of common stock of Westfield Financial will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefore. If Westfield Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon the effective date of the reorganization, the holders of common stock of Westfield Financial will possess exclusive voting rights in Westfield Financial They will elect Westfield Financial's Board of Directors and act on such other matters as are required to be presented to them under law or Westfield Financial's Articles of Organization or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under some circumstances, shares in excess of 10% of Westfield Financial's common stock may be considered "Excess Shares" and may therefore not be entitled to vote. See "Restrictions on Acquisition of Westfield Financial and Westfield Bank." If Westfield Financial issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Articles of Organization or Bylaws, generally requires an 80% stockholder vote. See "Restrictions on Acquisition of Westfield Financial and Westfield Bank."

         Liquidation. In the event of any liquidation, dissolution or winding up of Westfield Bank, Westfield Financial, as owner of Westfield Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Westfield Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and the supplemental eligible account holders (see "The Reorganization and The Stock Offering - Effects of the Reorganization - Liquidation Rights"), all assets of Westfield Bank available for distribution. In the event of liquidation, dissolution or winding up of Westfield Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Westfield Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

         Preemptive Rights; Redemption. Holders of the common stock of Westfield Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

         Westfield Financial will not issue any shares of its authorized preferred stock in the reorganization and stock offering. We may issue with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and reorganization rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                             Legal and Tax Opinions

         Thacher Proffitt & Wood, Washington, D.C. will issue its opinion to us of the legality of the issuance of the common stock being offered and certain matters relating to the reorganization and stock issuance and federal taxation. Certain matters relating to state taxation will be passed upon for us by Deloitte & Touche, Hartford, Connecticut. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Muldoon Murphy & Faucette LLP.

                                     Experts

         The consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         RP Financial has consented to the publication in this document of a summary of its letter to Westfield Mutual Holding Company setting forth its opinion as to the estimated pro forma market value of Westfield Bank after the reorganization and stock issuance and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            Registration Requirements

         Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act). We are subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.

                    Where You Can Find Additional Information

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Westfield Financial, that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

         This document contains a description of the material features of certain exhibits to the Form S-1. The statements as to the contents of such exhibits, however, are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.


         A copy of Westfield Financial's Articles of Organization and Bylaws, are available for review at any of our offices. A copy of the plan of reorganization and minority stock issuance is available from offices of Westfield Bank without charge. You may also call the Stock Information Center at
(413) 562-6153, Monday through Friday, 9 a.m. to 4 p.m., to request a copy of the plan. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Westfield Bank.

         Westfield Mutual Holding Company has filed an application for the establishment of a stock holding company and associated stock issuance with the Division of Banks of the Commonwealth of Massachusetts. Westfield Financial has filed an application with the Federal Reserve Bank of Boston to become a bank holding company. This prospectus omits some information contained in those applications.

                          INDEX TO FINANCIAL STATEMENTS

                WESTFIELD MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                                                                                             Page
                                                                                             ----
Independent Auditors' Report ............................................................    F-1

Consolidated Balance Sheets June 30, 2001 (Unaudited) December 31, 2000
          and 1999 ......................................................................    F-2

Consolidated Statements of Income for the Six Months Ended June 30, 2001 and
         2000 (Unaudited) and for each of the Years in the Three Year Period
         Ended December 31, 2000 ........................................................    F-3

Consolidated Statements of Changes in Equity for the Six Months Ended June 30,
         2001 (Unaudited) and for each of the Years in the Three Year Period
         Ended December 31, 2000 ........................................................    F-4

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2001 and
         2000 (Unaudited) and for each of the Years in the Three Year Period
         Ended December 31, 2000 ........................................................    F-5

Notes to Consolidated Financial Statements ..............................................    F-6

Board of Trustees
Westfield Mutual Holding Company

We have audited the accompanying consolidated balance sheets of Westfield Mutual Holding Company and subsidiaries (the "Company") as of December 31, 2000 and 1999 and the related statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Hartford, Connecticut
January 29, 2001

                WESTFIELD MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                                           June 30,          December 31,
                                                                             2001          2000        1999
                                                                             ----          ----        ----
ASSETS                                                                    (Unaudited)
CASH AND DUE FROM BANKS                                                    $ 15,369     $ 17,733     $ 19,727

FEDERAL FUNDS SOLD                                                                5       10,020        2,601

INTEREST-BEARING DEPOSITS                                                     5,159        4,976        3,165
                                                                           --------     --------     --------

           Cash and cash equivalents                                         20,533       32,729       25,493
                                                                           --------     --------     --------

SECURITIES (Note 2):
    Available for sale - at estimated fair value                             69,414       75,709       53,164
    Held to maturity - at amortized cost (estimated fair value of $31,139 (unaudited), $39,739 and $43,897 at June 30, 2001,
      December 31, 2000 and 1999, respectively)                              30,656       39,461       44,239

MORTGAGE BACKED SECURITIES (Note 3):
    Available for sale - at estimated fair value                             98,969       52,580       23,568
    Held to maturity - at amortized cost (estimated fair value of $38,823 (unaudited), $6,864 and $4,425 at June 30, 2001,
      December 31, 2000 and 1999, respectively)                              38,571        6,806        4,507
                                                                           --------     --------     --------
           Total securities                                                 237,610      174,556      125,478
                                                                           --------     --------     --------

FEDERAL HOME LOAN BANK
      OF BOSTON AND OTHER STOCK                                               3,634        3,446        3,356

LOANS - Net of allowance for loan losses of $3,570 (unaudited),
   $3,434, and $3,118 at June 30, 2001, December 31, 2000
   and 1999 (Notes 4, 5 and 16)                                             421,781      464,531      467,444

PREMISES AND EQUIPMENT (Note 6)                                              13,384       11,744        8,589

ACCRUED INTEREST AND DIVIDENDS                                                4,170        4,172        3,607

DEFERRED INCOME TAX ASSET - Net (Note 13)                                     1,071        1,326        1,452

OTHER ASSETS (Note 7)                                                         3,250        2,287        3,144
                                                                           --------     --------     --------

TOTAL ASSETS                                                               $705,433     $694,791     $638,563
                                                                           ========     ========     ========

LIABILITIES AND EQUITY
LIABILITIES:
DEPOSITS (Note 8):
    Noninterest bearing                                                    $ 45,599     $ 38,500     $ 29,592
    Interest bearing                                                        566,563      563,396      521,432
                                                                           --------     --------     --------
           Total deposits                                                   612,162      601,896      551,024

CUSTOMER REPURCHASE AGREEMENTS (Note 9)                                       4,986        7,686        3,274

FEDERAL HOME LOAN BANK OF BOSTON
   ADVANCES                                                                    --           --          5,000

OTHER LIABILITIES                                                             7,431        7,454        8,020
                                                                           --------     --------     --------

           Total liabilities                                                624,579      617,036      567,318
                                                                           --------     --------     --------

COMMITMENTS AND CONTINGENCIES (Note 15)

EQUITY (Note 12):
  Retained earnings                                                          79,163       76,791       70,711
  Accumulated other comprehensive income                                      1,691          964          534
                                                                           --------     --------     --------

          Total equity                                                       80,854       77,755       71,245
                                                                           --------     --------     --------

TOTAL LIABILITIES AND EQUITY                                               $705,433     $694,791     $638,563
                                                                           ========     ========     ========

See notes to consolidated financial statements.

                WESTFIELD MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in Thousands)

                                                          Six Months                   Years Ended
                                                         Ended June 30,                December 31,
                                                      -------------------     -------------------------------
                                                        2001        2000        2000        1999        1998
                                                        ----        ----        ----        ----        ----
                                                          (Unaudited)
INTEREST AND DIVIDEND INCOME:
  Residential and commercial real estate loans        $13,207     $13,065     $26,523     $25,891     $26,861
  Securities and mortgage backed securities             5,611       4,072       9,216       6,909       6,930
  Consumer loans                                        2,920       3,226       6,306       5,493       3,162
  Commercial and industrial loans                       1,732       1,549       3,255       2,520       2,320
  Federal funds sold                                      288         331         663         361         648
  Stocks                                                  201         169         386         289         608
  Interest-bearing deposits                               318         132         369         387         255
                                                      -------     -------     -------     -------     -------

           Total interest and dividend income          24,277      22,544      46,718      41,850      40,784
                                                      -------     -------     -------     -------     -------

INTEREST EXPENSE:
  Deposits (Note 8)                                    13,273      11,212      24,087      21,060      21,288
  Customer repurchase agreements                          151         132         320          41           -
  Other borrowings                                          -         111         128          50           -
                                                      -------     -------     -------     -------     -------

           Total interest expense                      13,424      11,455      24,535      21,151      21,288
                                                      -------     -------     -------     -------     -------

           Net interest and dividend income            10,853      11,089      22,183      20,699      19,496

PROVISION FOR LOAN LOSSES (Note 5)                        600         750       1,089         843         293
                                                      -------     -------     -------     -------     -------

           Net interest and dividend income after
            provision for loan losses                  10,253      10,339      21,094      19,856      19,203
                                                      -------     -------     -------     -------     -------

NONINTEREST INCOME:
  Service charges and fees                                669         644       1,320       1,040         934
  Gain on sales of securities, net (Notes 2 and 3)        170         680       1,535         515         269
                                                      -------     -------     -------     -------     -------

            Total noninterest income                      839       1,324       2,855       1,555       1,203
                                                      -------     -------     -------     -------     -------

NONINTEREST EXPENSE:
  Salaries and employee benefits                        3,772       3,443       7,871       6,994       6,476
  Occupancy                                               811         709       1,422       1,198       1,481
  Computer operations                                     751         601       1,185         988         801
  Stationery, supplies and postage                        305         240         502         628         552
  Other                                                 1,859       1,617       3,704       3,178       2,922
                                                      -------     -------     -------     -------     -------

           Total noninterest expense                    7,498       6,610      14,684      12,986      12,232
                                                      -------     -------     -------     -------     -------

INCOME BEFORE INCOME TAXES                              3,594       5,053       9,265       8,425       8,174

INCOME TAXES (Note 13)                                  1,222       1,747       3,185       2,898       3,062
                                                      -------     -------     -------     -------     -------

NET INCOME                                            $ 2,372     $ 3,306     $ 6,080     $ 5,527     $ 5,112
                                                      =======     =======     =======     =======     =======

See notes to consolidated financial statements.

                WESTFIELD MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                             (Dollars in Thousands)

                                                                                                   Accumulated
                                                                                                     Other
                                                                                     Retained     Comprehensive
                                                                                     Earnings        Income        Total
BALANCE, JANUARY 1, 1998                                                             $ 60,072      $    396      $ 60,468

Comprehensive income:
  Net income                                                                            5,112            --         5,112
  Unrealized net gains on securities and mortgage backed securities
     arising during the year, net of taxes of $747                                         --         1,175         1,175
  Reclassification for gains included in net income, net of taxes of $53                   --           (83)          (83)
                                                                                                                 --------

Comprehensive income                                                                       --            --         6,204
                                                                                     --------      --------      --------

BALANCE, DECEMBER 31, 1998                                                             65,184         1,488        66,672
                                                                                     --------      --------      --------

Comprehensive income:
  Net income                                                                            5,527            --         5,527
  Unrealized net losses on securities and mortgage backed securities
     arising during the year, net of tax benefit of $298                                   --          (570)         (570)
  Reclassification for gains included in net income, net of taxes of $201                              (384)         (384)
                                                                                                                 --------

Comprehensive income                                                                       --            --         4,573
                                                                                     --------      --------      --------

BALANCE, DECEMBER 31, 1999                                                             70,711           534        71,245
                                                                                     --------      --------      --------

Comprehensive income:
  Net income                                                                            6,080            --         6,080
  Unrealized net losses on securities and mortgage backed securities
     arising during the year, net of tax benefit of $507                                   --          (968)         (968)
  Reclassification for losses included in net income, net of tax benefit of $734           --         1,398         1,398
                                                                                                                 --------

Comprehensive income                                                                       --            --         6,510
                                                                                     --------      --------      --------

BALANCE, DECEMBER 31, 2000                                                             76,791           964        77,755
                                                                                     --------      --------      --------

Comprehensive income (unaudited):
  Net income                                                                            2,372            --         2,372
  Unrealized net gains on securities and mortgage backed securities
     arising during the year, net of taxes of $450                                         --           873           873
  Reclassification for gains included in net income, net of taxes of $76                   --          (146)         (146)
                                                                                                                 --------

Comprehensive income (unaudited)                                                           --            --         3,099
                                                                                     --------      --------      --------

BALANCE, JUNE 30, 2001 (Unaudited)                                                   $ 79,163      $  1,691      $ 80,854
                                                                                     ========      ========      ========

See notes to consolidated financial statements.

                WESTFIELD MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                              Six Months Ended June 30,        Years Ended December 31,
                                                              -------------------------        ------------------------
                                                                 2001          2000          2000        1999         1998
                                                                 ----          ----          ----        ----         ----
                                                                   (Unaudited)
OPERATING ACTIVITIES:
  Net income                                                  $  2,372      $  3,306      $  6,080    $  5,527      $  5,112
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for loan losses                                      600           750         1,089         843           293
    Valuation adjustment of other real estate owned                 --            --            --          21            87
    Other than temporary write-down of securities                   --            --            --          83            --
    Depreciation of premises and equipment                         449           360           731         604           925
    Net amortization of premiums and discounts on
       securities, mortgage backed securities and
       mortgage loans                                               77           121           (26)        230           201
    Loss (gain) on sale of other real estate owned                 (17)          (24)            7          (8)          (46)
    Gain on sales of mortgage loans                                 --            --            --          --          (129)
    Gain on sales of securities- net                              (170)         (680)       (1,535)       (515)         (269)
    Deferred income tax provision (benefit)                        (86)         (116)          (61)       (349)          234
    Changes in assets and liabilities:
      Accrued interest and dividends                                 2          (410)         (565)       (188)          (73)
      Other assets                                              (1,176)          759           912        (216)       (1,040)
      Other liabilities                                             (5)         (438)         (566)        245         1,595
                                                              --------      --------      --------    --------      --------

           Net cash provided by operating activities             2,046         3,628         6,066       6,277         6,890
                                                              --------      --------      --------    --------      --------

INVESTING ACTIVITIES:
  Securities, held to maturity:
    Purchases                                                   (6,099)      (12,397)      (15,288)    (24,502)      (38,000)
    Proceeds from maturities and principal collections          15,019        10,028        20,052      20,899        37,688
  Securities, available for sale:
    Purchases                                                  (13,257)      (22,026)      (33,737)    (21,415)      (15,147)
    Proceeds from sales                                          4,325         3,131         4,799       4,528         2,153
    Proceeds from maturities and principal collections          15,162         4,500         7,584      15,589        20,763
  Mortgage backed securities, held to maturity:
    Purchases                                                  (37,740)       (4,671)       (4,671)         --        (1,004)
    Principal collections                                        5,948           679         2,384       2,192         2,940
  Mortgage backed securities, available for sale:
    Purchases                                                  (11,383)       (8,037)      (40,476)    (13,035)      (10,092)
    Proceeds from sales                                         14,776            --         6,668       2,446            --
    Principal collections                                       10,893         1,637         5,828       6,262         6,403
  Purchase of Federal Home Loan Bank of Boston
    and other stock                                               (188)          (90)          (90)       (190)         (708)
  Loans:
    Purchases                                                       --            --            --      (6,772)           --
    Originated, net of principal collected                     (17,258)         (561)        1,546     (46,232)      (40,989)
    Proceeds from sales                                             --            --            --          --        10,237
  Proceeds from sale of other real estate owned                     89          (204)          173         344         1,412
  Net purchases of premises and equipment                       (2,095)         (924)       (3,886)     (2,607)       (1,320)
                                                              --------      --------      --------    --------      --------

           Net cash used in investing activities               (21,808)      (28,935)      (49,114)    (62,493)      (25,664)
                                                              --------      --------      --------    --------      --------

FINANCING ACTIVITIES:
  Increase in deposits                                          10,266        17,322        50,872      42,711        25,344
  Increase (decrease) in customer repurchase agreements         (2,700)        2,994         4,412       3,274            --
  Federal Home Loan Bank of Boston advances, net                    --        (2,000)       (5,000)      5,000            --
                                                              --------      --------      --------    --------      --------

           Net cash provided by financing activities             7,566        18,316        50,284      50,985        25,344
                                                              --------      --------      --------    --------      --------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                             (12,196)       (6,991)        7,236      (5,231)        6,570

CASH AND CASH EQUIVALENTS:
  Beginning of year                                             32,729        25,493        25,493      30,724        24,154
                                                              --------      --------      --------    --------      --------
  End of year                                                 $ 20,533      $ 18,502      $ 32,729    $ 25,493      $ 30,724
                                                              ========      ========      ========    ========      ========

See notes to consolidated financial statements.

               WESTFIELD MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
            (Information with Respect to the Six-Month Periods Ended
                      June 30, 2001 and 2000 is Unaudited)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation - Westfield Mutual Holding Company (the "Company") is a Massachusetts security corporation. The Company has a state chartered stock savings bank subsidiary called Westfield Bank (the "Bank"). The Bank's deposits are insured to the limits specified by the Federal Deposit Insurance Corporation ("FDIC") and the Deposit Insurance Fund ("DIF"), a corporation formed by the Massachusetts' legislature. The Bank operates seven branches in Western Massachusetts. The Bank's primary source of revenue is earned by providing loans to small and middle-market businesses and to residential property homeowners.

     The Bank has formed Westfield Elm Associates, Inc., ("Westfield Elm"), a wholly owned subsidiary. In addition, Westfield Elm has formed two subsidiaries, Elm Street Real Estate Investments Inc., (the "REIT") and Elm Street Business Trust (the "MBT"). The REIT is 99.9% owned by Westfield Elm with the remaining .1% owned by other shareholders. The MBT was 100% wholly owned by Westfield Elm. During 2000, the Company eliminated Westfield Elm and the MBT to streamline the overall bank structure.

     Unaudited Financial Information - Information as of June 30, 2001 and for the six month periods ended June 30, 2001 and 2000 is unaudited. The unaudited information furnished reflects all adjustments, which consist solely of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position at June 30, 2001 and the results of operations and cash flows for the six-month periods ended June 30, 2001 and 2000. The results of the six-month periods are not necessarily indicative of the results of the Company which may be expected for the entire year.

     Principles of Consolidation - The consolidated financial statements include the accounts of the Company, the Bank, and the REIT. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

     Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses for each. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near-term relate to the determination of the fair value of financial instruments and the allowance for loan losses.

     Cash and Cash Equivalents - The Company defines cash on hand, cash due from banks, federal funds sold and interest bearing deposits having an original maturity of 90 days or less as cash and cash equivalents. Cash and due from banks at June 30, 2001, December 31, 2000 and 1999 is partially restricted by approximately $2,426,000, $2,176,000, and $2,190,000 respectively, for Federal Reserve Bank of Boston cash reserve requirements.

     Securities and Mortgage Backed Securities - Securities, including mortgage backed securities, which management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at amortized cost. Securities, including mortgage backed securities, which have been identified as assets for which there is not a positive intent to hold to maturity are classified as available for sale and are carried at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of equity. The Company does not acquire securities and mortgage backed securities for purposes of engaging in trading activities.

     Realized gains and losses on sales of securities and mortgage backed securities are computed using the specific identification method and are included in noninterest income. Securities and mortgage backed securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down included in expense as a realized loss. The amortization of premiums and accretion of discounts is determined by using the level yield method to the earlier of the call or maturity date.


     Loans - Loans are recorded at the principal amount outstanding. Interest on loans is calculated using the effective yield method on daily balances of the principal amount outstanding and is credited to income on the accrual basis to the extent it is deemed collectible. The Company's general policy is to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, or earlier if the loan is considered impaired. Any unpaid amounts previously accrued on these loans are reversed from income. Subsequent cash receipts are applied to the outstanding principal balance or to interest income if, in the judgment of management, collection of the principal balance is not in question. Loans are returned to accrual status when they become current as to both principal and interest and when subsequent performance reduces the concern as to the collectibility of principal and interest. Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income over the estimated average lives of the related loans. Compensation to an auto dealer is normally based upon a spread that a dealer adds on the loan base rate set by the Company. The compensation is paid to an automobile dealer shortly after the loan is originated. The Company records the amount as a deferred cost that is amortized over the life of the loans in relation to the interest paid by the customer.


     Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged to expense. Loans are charged off against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance.

     The Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio based on ongoing quarterly assessments of the estimated losses. The Bank's methodology for assessing the appropriateness of the allowance consists of two key components, which are a specific allowance for identified problem loans and a formula allowance for the remainder of the portfolio. The specific allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. The formula allowance is calculated by applying loss factors to outstanding loans by type, excluding loans for which a specific allowance has been determined. Loss factors are based on historical loss experience.

     A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan's contractual terms. A loan is not deemed to be impaired if there is a short delay in receipt of payment or if, during a longer period of delay, the Company expects to collect all amounts due including interest accrued at the contractual rate during the period of delay. Measurement of impairment can be based on present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. If the fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established within the allowance for loan or a writedown is charged against the allowance for loan losses if the impairment is considered to be permanent. Measurement of impairment does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment such as the Company's portfolios of home equity loans, real estate mortgages, installment and other loans.

     The appropriateness of the allowance is also reviewed by management based upon its evaluation of then existing economic and business conditions affecting the key lending areas of The Company and other conditions, such as new loan products, credit quality, trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of loan portfolio. There may be other factors that may warrant the Company's consideration in maintaining the allowance at a level sufficient to cover probable losses. Although management believes it has established and maintained the allowance for loan losses at adequate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the FDIC and the Massachusetts Division of Banks, may require adjustment to the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting results of operations.

     Management believes that the allowance for loan losses accurately reflects estimated credit losses for specifically identified loans, as well as probable credit losses inherent in the remainder of the portfolio as of the end of the periods presented.

     Transfers and Servicing of Financial Assets - The Company follows the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 provides consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

     Premises and Equipment - Land is carried at cost. Buildings and equipment are stated at cost, less accumulated depreciation, computed on either the straight-line or accelerated methods over the estimated useful lives of the assets, or lease term, if shorter, as follows:


                                      Years
                                      -----

         Buildings                     39
         Leasehold Improvements        20
         Furniture and Equipment       3-7



     It is general practice to charge the cost of maintenance and repairs to expense when incurred; major expenditures for betterments are capitalized and depreciated.

     Other Real Estate Owned - Other real estate owned represents property acquired through foreclosure or deeded to the Company in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the related loan, or the estimated fair value of the real estate acquired, net of estimated selling costs. Initial write-downs are charged to the allowance for loan losses at the time the loan is transferred to other real estate owned. Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value. Operating costs associated with other real estate owned are expensed as incurred.

     Retirement Plans and Employee Benefits - The Company provides a defined benefit pension plan for eligible employees through membership in the Savings Banks Employees Retirement Association ("SBERA"). The Company's policy is to fund pension cost as accrued. Employees are also eligible to participate in a 401(k) plan through SBERA. Beginning in 2000, the Company began making matching contributions to this plan at 50% of up to 6% of the employees' eligible compensation.

     The Company currently offers postretirement life insurance benefits to retired employees. Such postretirement benefits represent a form of deferred compensation which requires that the cost and obligations of such benefits are recognized in the period in which services are rendered.

     Income Taxes - The Company uses the asset and liability method for income tax accounting, whereby, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     New Accounting Standards - In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

     In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets", which is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization, the reclassification of certain existing recognized intangibles as goodwill, the reassessment of the useful lives of existing recognized intangibles and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires a transitional goodwill impairment test six months from the date of adoption.

     Management does not believe the adoption of these standards will have a material effect on its consolidated financial statements.

     In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities- Deferral of Effective Date of FASB Statement No. 133, which establishes accounting and reporting standards for derivatives, derivative instruments embedded in other contracts and for hedging activities. In 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for certain derivatives, derivative instruments embedded in other contracts and for certain hedging activities. These statements became effective for the Company on January 1, 2001. The adoption of these statements had no effect on the Company's consolidated financial statements.

2.   SECURITIES

     Securities at June 30, 2001 are summarized as follows:


                                                       June 30, 2001
                                        ---------------------------------------------
                                                      Gross       Gross     Estimated
                                        Amortized   Unrealized  Unrealized     Fair
                                           Cost       Gains       Losses      Value
                                        ---------------------------------------------
                                                         (In Thousands)
     Held to maturity:
       Federal agency obligations       $ 14,006    $    138    $      1    $ 14,143
       Corporate debt securities          16,511         358          12      16,857
       Other securities                      139           -           -         139
                                        --------    --------    --------    --------

     Total held to maturity               30,656         496          13      31,139
                                        --------    --------    --------    --------

     Available for sale:
       Corporate debt securities          31,278         544           7      31,815
       Equity securities                  12,178       1,512         843      12,847
       Federal agency obligations         21,653         225          18      21,860
       Other securities                    2,878          14        --         2,892
                                        --------    --------    --------    --------

     Total available for sale             67,987       2,295         868      69,414
                                        --------    --------    --------    --------

     Total Securities                   $ 98,643    $  2,791    $    881    $100,553
                                        ========    ========    ========    ========


     Securities at December 31, 2000 are summarized as follows:

                                                      December 31, 2000
                                        ---------------------------------------------
                                                      Gross       Gross     Estimated
                                        Amortized   Unrealized  Unrealized     Fair
                                           Cost       Gains       Losses      Value
                                        ---------------------------------------------
                                                         (In Thousands)
     Held to maturity:

       Federal agency obligations       $ 23,890    $    162    $     20    $ 24,032
       Corporate debt securities          15,409         148           9      15,548
       Other securities                      162           -           3         159
                                        --------    --------    --------    --------

     Total held to maturity               39,461         310          32      39,739
                                        --------    --------    --------    --------

     Available for sale:
       Corporate debt securities          40,693         232         614      40,311
       Equity securities                   8,063       2,095         414       9,744
       Federal agency obligations         19,298         320          72      19,546
       Other securities                    6,088          22           2       6,108
                                        --------    --------    --------    --------

     Total available for sale             74,142       2,669       1,102      75,709
                                        --------    --------    --------    --------

     Total Securities                   $113,603    $  2,979    $  1,134    $115,448
                                        ========    ========    ========    ========

     Securities at December 31, 1999 are summarized as follows:

                                                          December 31, 1999
                                      ----------------------------------------------------
                                                      Gross         Gross        Estimated
                                      Amortized     Unrealized    Unrealized       Fair
                                        Cost          Gains         Losses         Value
                                      ----------------------------------------------------
                                                            (In Thousands)
     Held to maturity:
       Federal agency obligations     $26,917       $     -       $   267        $ 26,650
       Corporate debt securities       14,111             -            76          14,035
       U.S. Government obligations      2,997             8             -           3,005
       Other securities                   214             -             7             207
                                      -------       -------       -------        --------

     Total held to maturity            44,239             8           350          43,897
                                      -------       -------       -------        --------

     Available for sale:
       Corporate debt securities       34,397             3           660          33,740
       U.S. Government obligations      2,000             2             -           2,002
       Equity securities                6,303         3,078           187           9,194
       Federal agency obligations       8,509             -           281           8,228
                                      -------       -------       -------        --------

     Total available for sale          51,209         3,083         1,128          53,164
                                      -------       -------       -------        --------

     Total Securities                 $95,448       $ 3,091       $ 1,478         $97,061
                                      =======       =======       =======         =======

     The amortized cost and fair value of debt securities at June 30, 2001 and December 31, 2000, by maturity, are shown below. Actual maturities may differ from contractual maturities because certain issues have the right to call or repay obligations.


                                                             June 30, 2001                December 31, 2000
                                                     -----------------------------   -----------------------------
                                                       Amortized     Estimated          Amortized     Estimated
                                                          Cost       Fair Value           Cost        Fair Value
                                                     -----------------------------   -----------------------------
                                                                            (In Thousands)
     Held to maturity:
       Due in one year or less                             $13,041         $13,176         $ 8,011         $ 8,004
       Due after one year through five years                17,476          17,824          31,288          31,576
       Due after five years through ten years                  139             139             162             159
                                                           -------         -------         -------         -------
     Total held to maturity                                $30,656         $31,139         $39,461         $39,739
                                                           =======         =======         =======         =======

     Available for sale:
       Due in one year or less                             $ 8,490         $ 8,631         $ 9,014         $ 9,015
       Due after one year through five years                36,829          37,411          51,253          51,130
       Due after five years through ten years                2,546           2,563           2,832           2,833
       Due after ten years                                   7,944           7,962           2,980           2,987
                                                           -------         -------         -------         -------

     Total available for sale                              $55,809         $56,567         $66,079         $65,965
                                                           =======         =======         =======         =======



     Gross gains of $364,049, $689,085, $1,878,716, $1,065,279 and $667,557 and
     gross losses of $212,875, $9,234, $328,395, $457,110, and $398,924 were recorded on securities during the six months ended June 30, 2001 and 2000 and years ended December 31, 2000, 1999, and 1998, respectively. During 1999, the Company realized a loss of $83,000 for an other than temporary impairment in value.

     Securities with a par value of $12,000,000, $13,000,000 and $11,000,000 were pledged as collateral to the Federal Reserve Bank of Boston at June 30, 2001 and December 31, 2000 and 1999, respectively.

3.   MORTGAGE BACKED SECURITIES

     Mortgage backed securities at June 30, 2001 are summarized as follows:


                                                                      June 30, 2001
                                                 -----------------------------------------------------
                                                                  Gross          Gross       Estimated
                                                  Amortized     Unrealized    Unrealized        Fair
                                                    Cost          Gains         Losses         Value
                                                 -----------------------------------------------------
                                                                    (In Thousands)
     Held to maturity:
       Fannie Mae                                $  8,220       $    141      $     16       $  8,345
       Freddie Mac                                 13,124            145             -         13,269
       Ginnie Mae                                   6,705             22            27          6,700
       Collateralized Mortgage Obligations         10,522             40            53         10,509
                                                 --------       --------      --------       --------

     Total held to maturity                        38,571            348            96         38,823
                                                 --------       --------      --------       --------

     Available for sale:
       Fannie Mae                                  74,924          1,007           254         75,677
       Freddie Mac                                  4,587            148             -          4,735
       Ginnie Mae                                   9,447            126            10          9,563
       Collateralized Mortgage Obligations          8,838            156             -          8,994
                                                 --------       --------      --------       --------

     Total available for sale                      97,796          1,437           264         98,969
                                                 --------       --------      --------       --------

     Total Mortgage Backed Securities            $136,367       $  1,785      $    360       $137,792
                                                 ========       ========      ========       ========



     Mortgage backed securities at December 31, 2000 are summarized as follows:

                                                                    December 31, 2000
                                                 --------------------------------------------------------
                                                                   Gross         Gross      Estimated
                                                   Amortized     Unrealized   Unrealized       Fair
                                                      Cost         Gains        Losses        Value
                                                 --------------------------------------------------------
                                                                     (In Thousands)
     Held to maturity:
       Fannie Mae                                $ 4,555         $   123      $    27       $ 4,651
       Freddie Mac                                   957               1            8           950
       Ginnie Mae                                  1,294               2           33         1,263
                                                 -------         -------      -------       -------

     Total held to maturity                        6,806             126           68         6,864
                                                 -------         -------      -------       -------

     Available for sale:
       Fannie Mae                                 29,174              80          321        28,933
       Freddie Mac                                 4,728              45            3         4,770
       Ginnie Mae                                  8,610              65           31         8,644
       Collateralized Mortgage Obligations        10,016             217            -        10,233
                                                 -------         -------      -------       -------

     Total available for sale                     52,528             407          355        52,580
                                                 -------         -------      -------       -------

     Total Mortgage Backed Securities            $59,334         $   533      $   423       $59,444
                                                 =======         =======      =======       =======

     Mortgage backed securities at December 31, 1999 are summarized as follows:

                                                        December 31, 1999
                                        -------------------------------------------------
                                                        Gross       Gross       Estimated
                                        Amortized    Unrealized   Unrealized      Fair
                                          Cost          Gains       Losses        Value
                                        -------------------------------------------------
                                                            (In Thousands)
     Held to maturity:
       Fannie Mae                       $ 2,079      $     -      $    53       $ 2,026
       Freddie Mae                        1,551            8            -         1,559
       Ginnie Mae                           877            2           39           840
                                        -------      -------      -------       -------

     Total held to maturity               4,507           10           92         4,425
                                        -------      -------      -------       -------
     Available for sale:
       Fannie Mae                        20,790           11          912        19,889
       Freddie Mae                        2,099           12           12         2,099
       Ginnie Mae                         1,634            3           57         1,580
                                        -------      -------      -------       -------

     Total available for sale            24,523           26          981        23,568
                                        -------      -------      -------       -------

     Total Mortgage Backed Securities   $29,030      $    36      $ 1,073       $27,993
                                        =======      =======      =======       =======

     Collateralized Mortgage Obligations ("CMOs") - CMOs include traunches of AAA investment grade and consist of high quality mortgage obligations.

     Gross gains of $159,541, $0, $15,781, $11,485 and $0 and gross losses of $140,894, $0, $31,365, $21,352 and $0 were recorded on mortgage backed securities during the six months ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998, respectively.

4.   LOANS

     Loans consisted of the following amounts as of:


                                                 June 30,        December 31,
                                                   2001        2000        1999
                                                   ----        ----        ----
                                                           (In Thousands)
     Residential real estate                    $ 215,697    $ 264,162    $ 264,883
     Commercial and industrial                     48,696       37,510       32,673
     Commercial real estate                        93,726       92,826       89,333
     Consumer                                      67,020       73,339       83,442
                                                ---------    ---------    ---------

                                                  425,139      467,837      470,331

     Unearned premiums and deferred loan fees
       and costs, net                                 212          128          231
     Allowance for loan losses                     (3,570)      (3,434)      (3,118)
                                                ---------    ---------    ---------

                                                $ 421,781    $ 464,531    $ 467,444
                                                =========    =========    =========


     The following table summarizes information regarding impaired loans:


                                                                             Six Months Ended        Years Ended
                                                                                 June 30,            December 31,
                                                                             ----------------   ---------------------
                                                                                  2001             2000         1999
                                                                                  ----             ----         ----
                                                                                        (Dollars In Thousands)
     Recorded investment in impaired loans, period end                           $1,099          $1,440       $1,956
     Average recorded investment in impaired loans                                1,270           1,394        1,408
     Allowance for impaired loans                                                    85              77          136
     Income recorded during the period for impaired loans                            43              97          168
     Income recorded on cash basis during the period for impaired loans              43              92          136


     Restructured loans totaled $335,383 at December 31, 2000 and 1999. All such loans were included in impaired loans. No restructured loans existed at June 30, 2001.

     Nonaccrual loans at June 30, 2001, December 31, 2000 and 1999 and related interest income are summarized as follows:


                                         Six Months Ended         Years Ended
                                              June 30,            December 31,
                                       ----------------------------------------------
                                                2001           2000          1999
                                                ----           ----          ----
                                                         (In Thousands)
     Amount                                  $2,328            $2,308        $2,751
     Interest income that would
        have been recorded under
        the original contract terms             238               191           131


     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid balances of these loans totaled $106,435,205, $50,683,129 and $54,602,377 at June 30, 2001, December 31,
     2000 and 1999, respectively. Service fee income of $44,983, $81,106, $119,927, $134,762, and $125,860 was recorded for the six months ended June 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998, respectively.

     Loan Securitization - On June 1, 2001, the Company securitized residential real estate mortgage with a recorded value of approximately $60 million. The Company retained servicing responsibilities and all beneficial interests in the resulting mortgage backed securities. The Company has not committed to sell any of the retained mortgage backed securities before or during the securitization process. The resulting mortgage backed securities in the amount of $59.5 million are included in Mortgage Backed Securities-Available for Sale as of June 30, 2001 in accordance with the provisions of SFAS 115.

     The Company's servicing assets are recorded at fair value at the time the asset is acquired. The fair value is based upon the net present value of future cash flows of the net servicing revenue. Assumptions used in determining fair value include service fee revenue, escrow revenue, servicing expense, and estmated life of the underlying loans the servicing asset is amortized in proportion to the estimated net servicing revenue of the loans. The carrying value of the servicing assets as of June 30, 2001 was $683,054.

     The fair value of the assets is recalculated quarterly to determine possible impairment. The fair value of the servicing assets as of June 30, 2001 was $696,765.

5.   ALLOWANCE FOR LOAN LOSSES

     An analysis of changes in the allowance for loan losses is as follows:


                                        Six Month Ended
                                            June 30,                Years Ended December 31,
                                        2001       2000           2000        1999        1998
                                        ----       ----           ----        ----        ----
                                         (In Thousands)                   (In Thousands)
     Balance, beginning of year       $ 3,434     $ 3,118        $ 3,118     $ 2,632     $ 2,791
     Provision                            600         750          1,089         843         293
     Loans charged off                   (717)       (507)        (1,059)       (545)       (750)
     Recoveries                           253          61            286         188         298
                                      -------     -------        -------     -------     -------

     Balance, end of year             $ 3,570     $ 3,422        $ 3,434     $ 3,118     $ 2,632
                                      =======     =======        =======     =======     =======



6.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:


                                                   June 30,           December 31,
                                                     2001          2000          1999
                                                     ----          ----          ----
                                                               (In Thousands)
     Land                                          $  2,288      $  1,835      $  1,835
     Buildings                                       11,054        10,399         6,863
     Leasehold improvements                             742           742           742
     Furniture and equipment                          5,413         4,431         4,081
                                                   --------      --------      --------
     Total                                           19,497        17,407        13,521
     Accumulated depreciation and amortization       (6,113)       (5,663)       (4,932)
                                                   --------      --------      --------
     Premises and equipment, net                   $ 13,384      $ 11,744      $  8,589
                                                   ========      ========      ========




7.   OTHER REAL ESTATE OWNED

     Other real estate owned of $112,046 and $55,132 was included in Other Assets at June 30, 2001 and December 31, 2000. No other real estate owned existed at December 31, 1999. During the six months ended June 30, 2001 and 2000, and the years ended December 31, 2000, 1999, and 1998, the Company transferred loans, at fair value less costs to dispose, to other real estate owned of $140,546, $180,037, and $235,170, $0 and $1,078,183. No
     loans to facilitate the sale of other real estate owned were made during the six months ended June 30, 2001 and 2000, or the years ended December 31, 2000 and 1999. Loans to facilitate the sale of other real estate owned were made totaling $118,045 during the year ended December 31, 1998.

8.   DEPOSITS

     Deposit accounts by type and weighted average rates are summarized as follows:



                                      June 30,     Rate     December 31,   Rate    December 31,    Rate
                                        2001                    2000                    1999
                                        ----                    ----                    ----
                                                           (Dollars In Thousands)
     Demand and Now:
       Now accounts                    $ 37,097     2.41%     $ 34,519     2.37%     $  34,029     2.21%
     Demand accounts                     45,599        -        38,500        -         29,591        -

     Savings:
       Regular accounts                  42,797     1.05        42,348     1.07         50,285     1.06
       Money market accounts            121,957     3.17       113,787     3.74        113,561     3.34

     Time certificates of deposit       364,712     5.33       372,742     5.79        323,558     5.13
                                       --------               --------               ---------

     Total deposits                    $612,162               $601,896               $ 551,024
                                       ========               ========               =========



     Time deposits of $100,000 or more totaled approximately $71,652,000, $70,832,000 and $49,369,000 at June 30, 2001, December 31, 2000 and 1999,
     respectively. Interest expense on such deposits totaled $2,140,199, $3,481,955, $2,248,906 and $1,892,488 for the six months ended June 30,
     2001 and for the years ended December 31, 2000, 1999 and 1998 respectively. Cash paid for interest was:


                                           June 30,            December 31,
                                     ------------------------------------------
                                       2001     2000       1999       1998
                                       ----     ----       ----       ----
                                                   (In Thousands)

Deposits                             $13,247     $24,122    $21,053    $21,278
Customer Repurchase Agreements           151         320         41         -
Federal Home Loan Advances                 -         128         50         -
                                     -------     -------    -------    -------
Total                                $13,398     $24,570    $21,144    $21,278
                                     =======     =======    =======    =======


     At June 30, 2001, the scheduled maturities of time certificates of deposits are as follows:

                                                    Amount            Rate
                                                    (Dollars in Thousands)

     Within 1 year                               $   264,142          5.26%
     Over 1 year to 3 years                           98,234          5.52
     Over 3 years to 5 years                           2,336          5.17
                                                 -----------
     Total certificates of deposits              $   364,712          5.33%
                                                 ===========

     At December 31, 2000, the scheduled maturities of time certificates of deposits are as follows:

                                                      Amount         Rate
                                                    (Dollars in Thousands)

     Within 1 year                                   $281,491        5.76%
     Over 1 year to 3 years                            90,710        5.94
     Over 3 years to 5 years                              541        5.58
                                                     --------
     Total certificates of deposits                  $372,742        5.79%
                                                     ========


9.   CUSTOMER REPURCHASE AGREEMENTS

     The following table summarizes information regarding repurchase agreements:



                                                                     Six Months Ended          Years Ended
                                                                         June 30,              December 31,
                                                                     ----------------        -----------------
                                                                            2001             2000         1999
                                                                            ----             ----         ----
                                                                                  (Dollars In Thousands)

     Balance outstanding, end of year                                    $  4,986          $  7,686     $  3,274
     Average amount outstanding at any month end during period              8,222             8,440        3,634
     Average amount outstanding during period                               6,982             6,001        1,025
     Weighted average interest rate                                          4.32%             5.34%        4.00%
     Book value of collateral pledged
        end of period                                                      11,006            12,017       10,038
     Fair value of collateral pledged
       end of period                                                       11,103            12,006        9,925




     There were no customer repurchase agreements outstanding for the year ended December 31, 1998.

10.   LINE OF CREDIT

      The Company has a line of credit with the Federal Reserve Bank of Boston, enabling it to borrow up to 4% of deposits, to be collateralized by marketable securities. Additionally, the Company has an "Ideal Way" line of credit with the Federal Home Loan Bank for $9,541,000 at June 30, 2001 and December 31, 2000. No amounts were outstanding under these lines at June 30, 2001 and December 31, 2000. At December 31, 1999, the Company had $5,000,000 outstanding under the "Ideal Way" line of credit that were repaid in 2000.

11.   RETIREMENT PLANS AND EMPLOYEE BENEFITS

      Pension Plan - The Company provides basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association Pension Plan (the "Plan"). Employees must work a minimum of 1,000 hours per year to be eligible for the Plan. Eligible employees become vested in the Plan after five years of service.

      The following table provides information for the Plan at December 31:

                                                 2000       1999       1998
                                                 ----       ----       ----
                                                   (Dollars in Thousands)

Change in benefit obligation:
Benefit obligation, beginning of year          $ 4,673    $ 4,402    $ 3,807
Service cost                                       364        342        301
Interest                                           362        297        276
Actuarial (gain) loss                             (399)      (282)       140
Benefits paid                                      (80)       (86)      (122)
                                               -------    -------    -------
Benefit obligation, end of year                $ 4,920    $ 4,673    $ 4,402
                                               =======    =======    =======


Change in plan assets:
Fair value of plan assets, beginning of year   $ 4,563    $ 3,573    $ 3,256
Actual return on plan assets                       666        710        266
Employer contribution                              371        366        173
Benefits paid                                      (80)       (86)      (122)
                                               -------    -------    -------
Fair value of plan assets, end of year         $ 5,520    $ 4,563    $ 3,573
                                               =======    =======    =======


Funded status (fair value of plan assets
  less benefit obligation)                     $  (600)   $   110    $   829
Unrecognized net actuarial gain                  2,137      1,497        823
Transition liability                               162        173        185
                                               -------    -------    -------
Accrued benefit cost                           $ 1,699    $ 1,780    $ 1,837
                                               =======    =======    =======

      Net pension cost includes the following components for the years ended December 31:

                                            2000     1999     1998
                                            ----     ----     ----
                                            (Dollars in Thousands)

Service cost                               $ 364    $ 342    $ 301
Interest cost                                362      297      276
Expected return on assets                   (365)    (286)    (260)
Actuarial loss                               (59)     (31)     (38)
Transition obligation                        (12)     (12)     (12)
                                           -----    -----    -----
Net periodic pension cost                  $ 290    $ 310    $ 267
                                           =====    =====    =====



     The following actuarial assumptions were used for the years ended December 31:

                                            2000       1999      1998
                                            ----       ----      ----
      Weighted-average assumptions:
        Discount rate                       7.75%      7.75%     7.25%
        Expected return on plan assets      8.00%      8.00%     8.00%
        Rate of compensation increase       5.50%      5.50%     6.00%


     Postretirement Benefits - The Company provides postretirement life insurance benefits to employees based on the employee's salary at time of retirement. The accrual of postretirement benefits other than pension expense is made during the years an employee provides service. The following sets forth the funded status:


                                                  June 30,       December 31,
                                                    2001        2000      1999
                                                -----------     ----      ----
                                                     (Dollars in Thousands)

      Benefits obligation                          $ 444       $ 440     $ 401
      Fair value of plan assets                       --          --        --
                                                   -----       -----     -----
      Funded status                                $(444)      $(440)    $(401)
                                                   =====       =====     =====

      Accrued benefit costs                        $(327)      $(270)    $(214)
                                                   =====       =====     =====


      Weighted-average assumptions:
        Discount rate                                7.0%        7.0%      7.0%
        Expected return on plan assets               8.0%        8.0%      8.0%
        Rate of compensation increase                6.0%        6.0%      6.0%



      Benefit cost                                 $  50       $  49     $  44
      Benefit paid                                    11          38        38


     Supplemental Retirement Benefits - The Company provides supplemental retirement benefits to certain key officers. At June 30, 2001, and December 31, 2000 and 1999, the Company had accrued $1,672,213, $1,596,731 and
     $1,435,767, respectively, relating to these benefits. Amounts charged to expense were $90,000, $190,000, $155,000 and $136,000 for the six months ended June 30, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively.

     401(k) - Employees are eligible to participate in a 401(k) plan through SBERA. During 2000, the Company began making a matching contribution of 50% with respect to the first 6% of each participant's annual earnings contributed to the plan. The Company's contribution to the plan was $102,933, for the year ended December 31, 2000. There were no matching contributions during the six months ended June 30, 2001.

12.  REGULATORY CAPITAL

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2001 and December 31, 2000 and 1999, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of June 30, 2001 and December 31, 2000 the most recent notification from The Federal Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the following. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital ratios as of June 30, 2001, December 31, 2000 and 1999 are also presented in the table.

                                                                                                     Minimum
                                                                                                   To Be Well
                                                                               Minimum            Capitalized
                                                                             For Capital          Under Prompt
                                                                               Adequacy            Corrective
                                                           Actual              Purposes         Action Provisions
                                                     Amount       Ratio    Amount   Ratio     Amount        Ratio
                                                                     (Dollars in Thousands)
     June 30, 2001
       Total Capital (to Risk Weighted Assets):
         Consolidated                               $83,139      18.23%    $36,484   8.00%       N/A           -
         Bank                                        49,303      11.43      34,508   8.00    $43,135       10.00%
       Tier I Capital (to Risk Weighted Assets):
         Consolidated                                79,258      17.38      18,241   4.00        N/A           -
         Bank                                        45,310      10.50      17,261   4.00     25,891        6.00
       Tier I Capital (to Average Assets):
         Consolidated                                79,258      11.21      28,281   4.00        N/A           -
         Bank                                        45,310       6.73      26,930   4.00     33,663        5.00



                                                                                                    Minimum
                                                                                                   To Be Well
                                                                               Minimum            Capitalized
                                                                             For Capital          Under Prompt
                                                                               Adequacy            Corrective
                                                           Actual             Purposes         Action Provisions
                                                     Amount       Ratio    Amount   Ratio     Amount        Ratio
                                                                       (Dollars in Thousands)
     December 31, 2000
       Total Capital (to Risk Weighted Assets):
         Consolidated                               $81,066      17.24%    $37,618   8.00%       N/A           -
         Bank                                        47,873      10.78      35,527   8.00    $44,409       10.00%
       Tier I Capital (to Risk Weighted
     Assets):
         Consolidated                                76,768      16.33      18,804   4.00        N/A           -
         Bank                                        43,575       9.81      17,768   4.00     26,651        6.00
       Tier I Capital (to Average Assets):
         Consolidated                                76,768      11.51      26,679   4.00        N/A           -
         Bank                                        43,575       6.72      25,937   4.00     32,422        5.00

                                                                                                    Minimum
                                                                                                  To Be Well
                                                                               Minimum            Capitalized
                                                                             For Capital         Under Prompt
                                                                               Adequacy           Corrective
                                                           Actual              Purposes       Action Provisions
                                                     Amount      Ratio     Amount    Ratio    Amount      Ratio
                                                                     (Dollars in Thousands)
     December 31, 1999:
       Total Capital (to Risk Weighted Assets):
        Consolidated                                $75,224      17.32%   $34,745     8.0%       N/A         -
        Bank                                         43,269      10.56     32,780     8.0    $40,974      10.0%
       Tier I Capital (to Risk Weighted Assets):
        Consolidated                                 70,692      16.28     17,369     4.0        N/A         -
        Bank                                         38,737       9.45     16,397     4.0     24,595       6.0
       Tier I Capital (to Average Assets):
        Consolidated                                 70,692      11.11     25,452     4.0        N/A         -
        Bank                                         38,737       6.41     24,173     4.0     30,216       5.0

13.  INCOME TAXES

     Income taxes (benefit) consist of the following:


                                Six Months               Years Ended
                              Ended June 30,             December 31,
                         ---------------------  -------------------------------
                            2001       2000        2000      1999       1998
                            ----       ----        ----      ----       ----
                                              (In Thousands)
     Federal:
        Current           $ 1,308    $ 1,863     $ 3,246    $ 3,247    $ 2,822
        Deferred              (86)      (116)        (61)      (349)      (259)
                          -------    -------     -------    -------    -------
        Total               1,222      1,747       3,185      2,898      2,563
                          -------    -------     -------    -------    -------

     State:
        Current                 -          -           -          -          6
        Deferred                -          -           -          -        493
                          -------    -------     -------    -------    -------
        Total                   -          -           -          -        499
                          -------    -------     -------    -------    -------

     Total:
      Current               1,308      1,863       3,246      3,247      2,828
      Deferred                (86)      (116)        (61)      (349)       234
                          -------    -------     -------    -------    -------
      Total               $ 1,222    $ 1,747     $ 3,185    $ 2,898    $ 3,062
                          =======    =======     =======    =======    =======


     Cash paid for income taxes for the six months ended June 30, 2001 and June 30, 2000 and for the years ended December 31, 2000, 1999 and 1998 was $0, $1,630,000, $3,333,000, $3,041,000 and $3,146,000, respectively.

     The reconciliation between the provision for income taxes and the provision for income taxes at the federal statutory rate is as follows:

                                             June 30,                December 31,
                                     --------------------    ------------------------------
                                       2001        2000         2000       1999        1998
                                       ----        ----         ----       ----        ----
                                                (In Thousands, except percentages)
     Income before income taxes      $ 3,594     $ 5,053     $ 9,265     $ 8,425     $ 8,174
     Federal statutory rate               34%         34%         34%         34%         34%
     Provision for income taxes at
        Federal statutory rate       $ 1,222     $ 1,718     $ 3,150     $ 2,865     $ 2,779
     State income taxes                    -           -           -           -         231
     Officers life insurance               1          (4)         (7)         (7)         (9)
     Tax exempt interest                  (5)         (4)        (10)         (2)          3
     Dividends received deduction         (9)         (9)        (18)
     Other                                13          46          70          42          58
                                     -------     -------     -------     -------     -------
     Total                           $ 1,222     $ 1,747     $ 3,185     $ 2,898     $ 3,062
                                     =======     =======     =======     =======     =======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                             June 30,            December 31,
                                                               2001           2000          1999
                                                           -----------        ----          ----
                                                                       (In Thousands)
     Deferred tax assets:
       Accrued pension                                         $ 1,199     $ 1,137       $ 1,087
       Allowance for loan losses                                 1,172       1,126           965
       Nonaccrual interest                                         201         203           220
       Depreciation expense                                          -           -            40
       Other                                                        84          81           120
                                                               -------     -------       -------

     Deferred tax assets                                         2,656       2,547         2,432
                                                               -------     -------       -------

     Deferred tax liabilities:
       Depreciation expense                                        (89)       (116)            -
       Loan origination fees                                      (320)       (234)         (223)
       Unrealized gain on available for sale securities           (910)       (654)         (466)
       Other                                                      (266)       (217)         (291)
                                                               -------     -------       -------

     Deferred tax liabilities                                   (1,585)     (1,221)         (980)
                                                               -------     -------       -------
     Net deferred tax asset                                    $ 1,071     $ 1,326       $ 1,452
                                                               =======     =======       =======


     Retained earnings includes accumulated bad debt deductions for tax purposes of approximately $5,832,000 on which no federal income tax has been paid. If this amount, or any portion thereof, is used for purposes other than to absorb the losses for which it was established, the amount so used must be included in gross income for federal income tax purposes for the fiscal year in which used. Because management does not anticipate that this will occur, no such income taxes have been provided.

14.  TRANSACTIONS WITH DIRECTORS AND TRUSTEES

     The Company has had, and expects to have in the future, loans with its directors, trustees, and executive officers. Such loans, in the opinion of management do not include more than the normal risk of collectibility or other unfavorable features. Following is a summary of activity for such loans:

                                                  Years Ended
                                                 December 31,
                                    -------------------------------------
                                       2000         1999        1998
                                       ----         ----        ----
                                               (In Thousands)

     Balance, beginning of year      $ 3,589      $ 4,411      $ 3,694
     New loans granted                   414          642          754
     Repayments of principal            (356)      (1,464)         (37)
                                     -------      -------      -------

     Balance, end of year            $ 3,647      $ 3,589      $ 4,411
                                     =======      =======      =======

15.   COMMITMENTS AND CONTINGENCIES

      In the normal course of business, various commitments and contingent liabilities are outstanding, such as standby letters of credit and commitments to extend credit with off-balance-sheet risk that are not reflected in the financial statements. Financial instruments with off-balance-sheet risk involve elements of credit, interest rate, liquidity and market risk.

      Management does not anticipate any significant losses as a result of these transactions. The following summarizes these financial instruments and other commitments and contingent liabilities at their contract amounts:



                                       June 30,        December 31,
                                         2001        2000        1999
                                     -----------     ----        ----
                                                (In Thousands)

     Commitments to extend credit:
       Unused lines of credit          $42,058     $39,611     $31,269
       Mortgage commitments             18,393      22,654      12,937
       Existing loan agreements          7,473       7,658       5,515
       Standby letters of credit         1,457       1,457       1,022


     The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     In the ordinary course of business, the Company is party to various legal proceedings, none of which, in the opinion of management, will have a material effect on the Company's consolidated financial position or results of operations.

     The Company leases facilities and certain equipment under cancelable and noncancelable leases expiring in various years through the year 2007. Certain of the leases provide for renewal periods for up to fifteen years at the discretion of the Company. Rent expense under operating leases was $165,620, $135,447, and $127,624, for the years ended December 31, 2000,
     1999, and 1998, respectively.

     Aggregate future minimum rental payments under the terms of the operating leases at December 31, 2000, are as follows:

                                                (In Thousands)

     2001                                            $ 173
     2002                                              168
     2003                                              149
     2004                                               84
     2005                                               88
     Thereafter                                         96
                                                     -----
                                                     $ 758
                                                     =====

16.  CONCENTRATIONS OF CREDIT RISK

     Most of the Company's loans consist of residential and commercial real estate loans located in Western Massachusetts. As of June 30, 2001, December 31, 2000 and 1999, the Company's residential and commercial related real estate loans represented 73%, 76% and 75% of total loans, respectively. The Company's policy for collateral requires that the amount of the loan may not exceed 95% and 80% of the appraised value of the property for residential and commercial real estate, respectively; at the date the loan is granted. For residential loans, in cases where the loan exceeds the percentage, private mortgage insurance is typically obtained for that portion of the loan in excess of 80% of the appraised value of the property.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Methods and assumptions for valuing the Company's financial instruments are set forth below for financial instruments that have fair values different than their carrying values. Fair values are calculated based on the value without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transaction costs.

     Cash and Cash Equivalents and Accrued Interest and Dividends - The carrying amounts of these items are considered to be a reasonable estimate of fair value due to their short-term nature.

     Securities and Mortgage Backed Securities - The estimated fair values for securities and mortgage backed securities, except certain state and municipal securities, are based on quoted market prices or dealer quotations. The fair value of certain state and municipal securities, not readily available through market sources other than dealer quotations, are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

     Federal Home Loan Bank and Other Stock - These investments are carried at cost which approximates fair value.

     Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, net of the applicable portion of the allowance for loan losses, such as commercial and industrial, commercial real estate, residential mortgage, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

     Fair value for impaired loans is based on recent external appraisals if the loan is collateral dependent. Assumptions regarding credit risk cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

     Management has made estimates of fair value discount rates that it believes to be reasonable.

     Deposits - The fair value of deposits with no stated maturity, such as noninterest-bearing demands deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     Customer Repurchase Agreements and Federal Home Loan Bank Advances - The fair value of these agreements and advances is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered.

     Commitments to Extend Credit - The stated value of commitments to extend credit approximates fair value as the current interest rates for similar commitments do not differ significantly. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Such differences are not considered significant.

     The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                        2000                        1999
                                             ------------------------------------------------------
                                              Carrying      Estimated     Carrying      Estimated
                                                Value      Fair Value       Value      Fair Value
                                             -------------------------   --------------------------
                                                                 (In Thousands)
     ASSETS:
       Cash and cash equivalents              $ 32,729      $ 32,729      $ 25,493      $ 25,493
       Securities:
         Available for sale                     75,709        75,709        53,164        53,164
         Held to maturity                       39,461        39,739        44,239        43,897
       Mortgage backed securities:
           Available for sale                   52,580        52,580        23,568        23,568
           Held to maturity                      6,806         6,864         4,507         4,425

       Federal Home Loan Bank and
         other stock                             3,446         3,446         3,356         3,356

       Loans - net                             464,531       465,435       467,444       459,869

       Accrued interest and dividends            4,172         4,172         3,607         3,607

     LIABILITIES:
         Deposits                              601,896       604,523       551,024       551,496
         Customer repurchase agreements          7,686         7,686         3,274         3,273
         Federal Home Loan Bank advances             -             -         5,000         4,999

     Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect the estimates.

18.  SEGMENT INFORMATION

     The Company has one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

     The Company operates only in the U.S. domestic market, primarily in Western Massachusetts. For the six months ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998, there is no customer that accounted for more than 10% of the Company's revenue.

19.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

     The balance sheets of the Company are as follows:


                                                                June 30,       December 31,
                                                                  2001      2000         1999
                                                             ------------- -------------------
                                                                         (In Thousands)
ASSETS:
   Cash and due from banks                                     $ 2,114     $   671     $   137
   Securities:
        Available for sale - at estimated fair value            20,738      26,369      24,887
        Held to maturity - at amortized cost                     4,575       4,472       3,992
   Mortage backed securities:
        Available for sale - at estimated fair value               699       1,120       1,775
        Held to maturity - at amortized cost                     5,730          --          --
   Investment in subsidiary                                     46,935      44,704      39,873
   Other assets                                                    566         616         686
                                                               -------     -------     -------
        TOTAL ASSETS                                           $81,357     $77,952     $71,350
                                                               =======     =======     =======

LIABILITIES AND EQUITY:
   Other liabilities                                           $   503     $   197     $   105
   Equity                                                       80,854      77,755      71,245
                                                               -------     -------     -------
        TOTAL LIABILITIES AND EQUITY                           $81,357     $77,952     $71,350
                                                               =======     =======     =======



      The statements of income for the Company are as follows:


                                                           Six Months                   Years Ended
                                                         Ended June 30,                 December 31,
                                                       ------------------    -------------------------------
                                                         2001      2000        2000        1999       1998
                                                         ----      ----        ----        ----       ----
                                                                         (In Thousands)
INTEREST AND DIVIDEND INCOME
   Interest on securities                              $ 1,012   $   977     $ 1,998     $ 1,870    $ 1,757
   Other                                                    28         2           2          (4)        --
                                                       -------   -------     -------     -------    -------
   Total interest and dividend income                    1,040       979       2,000       1,866      1,757
                                                       -------   -------     -------     -------    -------

NONINTEREST EXPENSES                                        33        27          60          52         44
                                                       -------   -------     -------     -------    -------

   Income before provision for income taxes
   and equity in undistributed net income
   of subsidiary                                         1,007       952       1,940       1,814      1,713
                                                       -------   -------     -------     -------    -------

PROVISION FOR INCOME TAX                                   363       344         703         638        601
                                                       -------   -------     -------     -------    -------

   Income before equity in undistributed
   net income of subsidiary                                644       608       1,237       1,176      1,112

UNDISTRIBUTED INCOME
   OF SUBSIDIARIES                                       1,728     2,698       4,843       4,351      4,000
                                                       -------   -------     -------     -------    -------

NET INCOME                                             $ 2,372   $ 3,306     $ 6,080     $ 5,527    $ 5,112
                                                       =======   =======     =======     =======    =======


The statements of cash flows of the Company are as follows:


                                                                      Six Months                  Years Ended
                                                                    Ended June 30,                December 31,
                                                                 -------------------   -------------------------------
                                                                   2001       2000       2000        1999       1998
                                                                   ----       ----       ----        ----       ----

                                                                                      (In Thousands)
OPERATING ACTIVITIES:

   Net income                                                    $ 2,372    $ 3,306    $ 6,080    $ 5,527    $ 5,112

   Net amortization of premiums on securities
      and mortgage backed securities                                  (1)         2         (4)         7         19
   Net realized securities gains                                     (28)        (1)        (1)         -          -
   Equity in undistributed earnings of subsidary                  (1,728)    (2,698)    (4,843)    (4,351)    (4,000)
   Changes in assets and liabilities
      Other assets                                                    50         (7)       (17)     1,785        138
      Other liabilities                                              186          3         80        100      2,007
                                                                 -------    -------    -------    -------    -------

   Net cash provided by operating activities                         851        605      1,295      3,068      3,276
                                                                 -------    -------    -------    -------    -------

INVESTING ACTIVITIES:

   Securities, held to maturity
        Purchases                                                 (2,104)      (975)      (975)    (3,491)    (3,762)
        Proceeds from maturities and principal collections         2,001        500        500      2,759      3,251
   Securities, available for sale
        Purchases                                                      -     (3,913)    (3,402)    (9,446)    (7,095)
        Proceeds from sales                                            -      1,997        999          -          -
        Proceeds from maturities and principal collections         5,998      1,500      1,500      3,000      6,000

   Mortgage backed securities, held to maturity
        Purchases                                                 (5,882)         -          -          -          -
        Proceeds from maturities and principal collections           150          -          -         40        315
   Mortgage backed securities, available for sale

        Purchases                                                      -          -          -     (1,014)         -
        Proceeds from maturities and principal collections           429        244        617      1,237        985
                                                                 -------    -------    -------    -------    -------

   Net cash provided by (used in) investing activities               592       (647)      (761)    (6,915)      (306)
                                                                 -------    -------    -------    -------    -------

   NET INCREASE/(DECREASE) IN CASH                                 1,443        (42)       534     (3,847)     2,970

   CASH BEGINNING YEAR                                               671        137        137      3,984      1,014
                                                                 -------    -------    -------    -------    -------

   CASH END OF YEAR                                              $ 2,114    $    95    $   671    $   137    $ 3,984
                                                                 =======    =======    =======    =======    =======


20.  OTHER NONINTEREST EXPENSE

     Indirect auto lending processing charges, as a component of other noninterest expense, exceed 1% of the aggregate of total interest income and noninterest income, and are not shown separately on the consolidated statements of income. Indirect auto lending processing charges of approximately $458,000, $379,000, $746,000, $1,005,000 and $515,000 were recorded during the six months ended June 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998, respectively.

21.  SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                       2001
                                        -----------------------------------
                                         First Quarter     Second Quarter
                                        ---------------   -----------------
                                                  (In Thousands)


     Interest and dividend income             $12,260            $12,016
     Interest expense                           6,842              6,582
                                              -------            -------
     Net interest and dividend income           5,418              5,434
                                              -------            -------

     Provision for loan losses                    328                272

     Noninterest income                           385                455

     Noninterest expense                        3,563              3,935
                                              -------            -------

     Income before income taxes                 1,912              1,682

     Income taxes                                 650                572
                                              -------            -------

     Net income                               $ 1,262            $ 1,110
                                              =======            =======

                                                                              2000
                                               ----------------------------------------------------------------
                                               First Quarter    Second Quarter   Third Quarter   Fourth Quarter
                                               -------------    --------------   -------------   --------------
                                                                        (In Thousands)
     Interest and dividend income                 $11,014         $11,530          $11,922          $12,253
     Interest expense                               5,568           5,887            6,337            6,743
                                                  -------         -------          -------          -------
     Net interest and dividend income               5,446           5,643            5,585            5,510
                                                  -------         -------          -------          -------

     Provision for loan losses                        525             225              150              189
     Noninterest income                               851             473              395            1,136
     Noninterest expense                            3,258           3,354            3,847            4,226
                                                  -------         -------          -------          -------
     Income before income taxes                     2,514           2,537            1,983            2,231

     Income taxes                                     870             877              677              761
                                                  -------         -------          -------          -------

     Net income                                   $ 1,644         $ 1,660          $ 1,306          $ 1,470
                                                  =======         =======          =======          =======

                                                                              1999
                                               ----------------------------------------------------------------
                                               First Quarter    Second Quarter   Third Quarter   Fourth Quarter
                                               -------------    --------------   -------------   --------------
                                                                        (In Thousands)
     Interest and dividend income                 $10,012         $10,195          $10,611          $11,030
     Interest expense                               4,997           5,122            5,459            5,573
                                                  -------         -------          -------          -------
     Net interest income                            5,015           5,073            5,152            5,457
                                                  -------         -------          -------          -------

     Provision for loan losses                        300             200              100              243
     Noninterest income                               305             240              300              712
     Noninterest expense                            3,025           3,025            3,299            3,637
                                                  -------         -------          -------          -------

     Income before income taxes                     1,995           2,088            2,053            2,289

     Income taxes                                     658             715              697              828
                                                  -------         -------          -------          -------

     Net income                                   $ 1,337         $ 1,373          $ 1,356          $ 1,461
                                                  =======         =======          =======          =======

22.  SUBSEQUENT EVENTS (UNAUDITED)


     Plan of Reorganization and Stock Offering - On June 19, 2001, the Board of Trustees of the Company and the Board of Directors of Westfield Bank approved a plan of reorganization (the "Plan") whereby the Company will form a mid-tier stock holding company ("Westfield Financial, Inc.") and exchange 100% of the common stock of the Bank for a majority interest in Westfield Financial, Inc. Pursuant to the Plan, shares of Westfield Financial, Inc. are expected to be offered initially for subscription by depositors with eligible accounts at the Bank as of specified dates and if available, the tax qualified employee benefit plans of Westfield Bank, which will provide retirement benefits to the Company's employees. The common stock will be offered at $10.00 per share. The Company will offer between 3,196,000 and 4,324,000 shares. At least the minimum number of shares offered in the reorganization must be sold. Any stock not purchased in the subscription offering will be sold in a community offering to be commenced simultaneously with the subscription offering.

     The Plan provides that when the reorganization is complete, a "Liquidation Account" will be established in an amount equal to the net worth of the Company set forth in its latest statement of financial condition. The function of the Liquidation Account is to establish a priority on liquidation to the assets of the Company to Eligible Account Holders (as defined in the Plan) who continue to maintain deposits in the Bank after the reorganization. In the unlikely event of a complete liquidation of the Company, and only in such event, each Eligible Account Holder would receive from the Liquidation Account a liquidation distribution based on the their proportionate share of the then remaining qualifying deposits.

     Current regulations allow the Bank to pay dividends on its stock after the reorganization if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned Liquidation Account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions and repurchases and other transactions charged to the capital accounts based on their capital level and supervisory condition. Federal regulations also limit any repurchase of the stock for the Bank of its holding company for three years after reorganization except for repurchases pursuant to an open-market stock repurchase program with certain regulatory criteria and approval of the FDIC.

     Reorganization costs will be deferred and reduce the proceeds from the shares sold in the reorganization. If the reorganization is not completed, all costs will be charged as an expense. As of August 24, 2001, reorganization costs of approximately $300,000 had been incurred.

     Employee Stock Ownership Plan - In connection with the Plan, Westfield Financial, Inc. intends to establish an Employee Stock Ownership Plan ("ESOP")for eligible employees. Employees employed with the Company, Westfield Financial, Inc. or the Bank who have completed one year of service and have attained age 21 are eligible to participate.

     To fund the purchase of 8% of the shares of common stock issued in the reorganization, the ESOP Trust will borrow funds from the Company. The loan to the ESOP Trust will be repaid principally from the Bank's contributions to the ESOP Trust over a period of 10 years and the collateral for the loan will be the common stock purchased by the ESOP Trust.

     Shares purchased by the ESOP will be held by a trustee for allocations among participants as the loan is repaid.

--------------------------------------------------------------------------------
        You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Westfield Bank or Westfield Financial may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                            Westfield Financial, Inc.

               (Proposed Stock Holding Company for Westfield Bank)



                     Up to 4,972,600 Shares of Common Stock


                                   Prospectus


                          Keefe, Bruyette & Woods, Inc.

                               _____________, 2001

         Until the later of _________, 2002 or 25 days after commencement of the stock offering, all dealers effecting transactions in these securities, whether or not participating in this stock offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.(1)
  Massachusetts Commissioner of Banks registration fee(2) .........  $    5,000
  SEC registration fee(2) .........................................      12,432
  AMEX Listing Fee(2) .............................................      33,500
  NASD Filing Fee .................................................  $    5,473
  Printing, postage and mailing ...................................     200,000
  Legal fees and expenses .........................................     350,000
  Accounting fees and expenses ....................................     125,000
  Appraiser's fees and expenses (including business plan) .........      72,500
  Marketing fees, selling commissions, and
   underwriter's expenses (including counsel fees) (3) ............     500,000
  Conversion agent fees and expenses ..............................      50,000
  Certificate printing ............................................      10,000
  Blue Sky fees and expenses (including fees of counsel) ..........      20,000
  Miscellaneous ...................................................      19,750
  TOTAL ...........................................................  $1,403,655
                                                                     ==========


  ________________
  (1)    All expenses are estimated except where otherwise indicated.
  (2)    Based upon the issuance of 4,972,000 shares at $10.00 per share.
  (3) Assumes 1.5% commission paid and excludes Employee Stock Ownership Plan shares and shares purchased by corporators, trustees, directors, officers and employees of Westfield Mutual Holding Company and Westfield Bank.

Item 14.  Indemnification of Directors and Officers.

         Section 67 of the Massachusetts Business Corporation Law ("MBCL") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Section 67 of the MBCL provides as follows:

         "Indemnification of Directors, Officers, Employees, etc."--Indemnification of directors, officers, employee and other agents of a corporation and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or
         (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

         No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

         The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

         A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         The Company's Articles of Organization provide for the indemnification of directors, officers, employees and other agents of the Company. Under Article VI "Other Lawful Provisions," Section 6.7 entitled "Indemnification" states the following policies and procedures of the Company on indemnification:

         The Company will indemnify and hold harmless, to the fullest extent authorized by the Massachusetts Business Corporation Law, anyone involved or threatened to be made a party in an action, suit or proceeding by reason of his or her service for the Company or at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; against all expense, liability and loss, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, reasonably incurred or suffered by him or her in connection with such action, suit or proceeding; provided, however that such action, suit or proceeding was authorized by the Board of Directors of the Company (except for proceedings to enforce rights to indemnification).

         The right to indemnification includes the advancement of expenses incurred in defending any such action, suit or proceeding, for any director or officer at the level of Vice President or above, and in the discretion of the Board of Directors for any other officer or employee.

         The Company may, to the extent authorized by the Board of Directors, grant rights to indemnification and the advancement of expenses to any employee of agent of the

         Company; the Company may also enter into specific agreements, commitments or arrangements for indemnification on any terms not prohibited by law which it deems to be appropriate.

         The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Articles, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15.       Recent Sales of Unregistered Securities.

               Not Applicable.

Item 16.       Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:


         (a)   List of Exhibits.  (Filed herewith unless otherwise noted)

         1.1 Engagement Letter dated June 15, 2001, between Westfield Bank and Keefe, Bruyette & Woods*

         1.2 Form of Agency Agreement, between Westfield Mutual Holding Company and Keefe, Bruyette & Woods

         2.1 Plan of Reorganization and Minority Stock Issuance of Westfield Mutual Holding Company**


         3.1   Articles of Organization of Westfield Financial, Inc.**
         3.2   Bylaws of Westfield Financial, Inc.*
         3.3   Amended and Restated Charter of Westfield Mutual Holding Company*
         3.4   Amended and Restated Bylaws of Westfield Mutual Holding Company*

         4.1   Articles of Organization of Westfield Financial, Inc.
               (See Exhibit 3.1)**
         4.2   Bylaws of Westfield Financial, Inc. (See Exhibit 3.2)*
         4.3   Form of Stock Certificate of Westfield Financial, Inc.*
         5.1 Form of Opinion of Thacher Proffitt & Wood regarding legality of securities to be registered*

         8.1 Form of Opinion of Thacher Proffitt & Wood regarding federal tax matters**
         8.2 Opinion of Deloitte & Touche LLP regarding state and local tax matters
         8.3   Letter from RP Financial, LC. regarding subscription rights*
         10.1  Form of Employee Stock Ownership Plan of Westfield Financial,
               Inc.*
         10.2  Form of the Benefit Restoration Plan of Westfield Financial,
               Inc.*
         10.3 Form of Employment Agreement, between Donald A. Williams and Westfield Financial, Inc.*
         10.4 Form of Employment Agreement, between Victor J. Carra and Westfield Financial, Inc.*

         10.5 Form of Employment Agreement, between Michael J. Janosco, Jr. and Westfield Financial, Inc.*
         10.6 Form of One Year Change in Control Agreement by and among certain officers and Westfield Financial, Inc. and Westfield Bank*
         10.7     Form of Directors' Deferred Compensation Plan*

         21.1     Subsidiaries of the Registrant
         23.1 Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this Registration Statement)**

         23.2     Consent of Deloitte & Touche LLP

         23.3     Consent of RP Financial, LC.

         23.4 Consent of Deloitte & Touche LLP Re: State Tax Matters (included in Exhibit 8.2)

         24.1 Powers of Attorney (included in Signature Page of this Registration Statement)*

         99.1 Appraisal Report of RP Financial, LC. (filed in paper format only)

         99.2 Form of marketing materials to be used in connection with the offering

         99.3 Appraisal Report of RP Financial, LC (filed in paper format only)



        _____

      * Previously filed with the initial filing of the Registration Statement on Form S-1 on August 28, 2001.

      ** Previously filed with Amendment No. 1 to the Registration Statement on S-1 Form on October 12, 2001.


         (b)      Financial Statement Schedules.

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

                   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        To include any Prospectus required by Section 10
                        (a)(3) of the Securities Act of 1933;

                        To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

          The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Reorganization and Minority Stock Issuance.

          Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, Commonwealth of Massachusetts on October 31, 2001.


                                      Westfield Financial, Inc.

                                      /s/ Donald A. Williams
                                      __________________________________________
                                      By: Donald A. Williams
                                      President and Chief Executive Officer
                                      (Duly Authorized Representative)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald A. Williams, as their true and lawful attorney-in-fact in any and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

               Name                      Title                     Date
               ----                      -----                     ----

*                                                              October 31
_____________________________   President, Chief Executive     __________, 2001
Donald A. Williams                 Officer and Director

*                                                              October 31
_____________________________   Executive Vice President and   __________, 2001
Victor J. Carra                           Director

*                                                              October 31
_____________________________   Chief Financial Officer and    __________, 2001
Michael J. Janosco, Jr.                  Treasurer

           Name                         Title            Date
           ----                         -----


*                                                        October 31
______________________________         Director          __________, 2001
David C. Colton, Jr.

*                                                        October 31
______________________________         Director          ___________, 2001
Robert T. Crowley, Jr.

*                                                        October 31
______________________________         Director          ___________, 2001
Thomas J. Howard

*                                                        October 31
______________________________         Director          ___________, 2001
Harry C. Lane

*                                                        October 31
______________________________         Director          ___________, 2001
William H. McClure

*                                                        October 31
______________________________         Director          ___________, 2001
Mary C. O'Neil

*                                                        October 31
______________________________         Director          ___________, 2001
Richard C. Placek


______________________________         Director          ___________, 2001
Paul R. Pohl

*                                                        October 31
______________________________         Director          ___________, 2001
Charles E. Sullivan

*                                                        October 31
______________________________         Director          ___________, 2001
Thomas C. Sullivan



* /s/ Donald A. Williams as
attorney-in-fact by power of attorney
dated August 11, 2001, as filed on
August 28, 2001.